As filed with the Securities and Exchange Commission on April 30, 1997
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                               Forms S-4 and F-4*
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                  GOLDEN STATE PETROLEUM TRANSPORT CORPORATION
                        GOLDEN STATE PETRO (IOM I-A) PLC
                        GOLDEN STATE PETRO (IOM I-B) PLC

           (Exact Names of Registrants as Specified in Their Charters)

          DELAWARE                        9999                   N/A
        ISLE OF MAN                       8611                   N/A
        ISLE OF MAN                       8611                   N/A
(State or Other Jurisdiction        (Primary Standard      (I.R.S. Employer
   of Incorporation or          Industrial Classification  Identification  Nos.)
       Organization)                  Code Number)



          C/O CAMBRIDGE FUND                     C/O 15-19 ATHOL STREET
            MANAGEMENT LLC                    DOUGLAS, ISLE OF MAN IM1 1LB
           PARK AVENUE TOWER                      011-44-1-62-4628575
          65 EAST 55TH STREET              (Address, including zip code, and
       NEW YORK, NEW YORK 10022          telephone number, including area code,
             212-508-6500                  of principal executive offices of
   (Address, including zip code, and        Golden State Petro (IOM I-A) PLC
telephone number, including area code,    and Golden State Petro (IOM I-B) PLC
   of principal executive offices of
   Golden State Petroleum Transport
             Corporation)



                              CT Corporation System
                                  1623 Broadway
                            New York, New York 10019
                                  212-246-5070
                     (Name, address, including zip code, and
                     telephone number, including area code,
                 of agent for service of Golden State Petroleum
               Transport Corporation, Golden State Petro (IOM I-A)
                           PLC and Golden State Petro
                                 (IOM I-B) PLC)


                               ------------------

                                   Copies to:

    LAURIS G. L. RALL                                   BJORN AASEROD
   CHARLES A. DIETZGEN                          CAMBRIDGE FUND MANAGEMENT LLC
 THACHER PROFFITT & WOOD                              PARK AVENUE TOWER
  TWO WORLD TRADE CENTER                             65 EAST 55TH STREET
 NEW YORK, NEW YORK 10048                          NEW YORK, NEW YORK 10022
       212-912-7400                                      212-508-6500


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON as practicable after this Registration Statement becomes effective

                               ------------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                Proposed          Proposed
                                                                                maximum            maximum
                  Title of each class of                     Amount to       offering price       aggregate          Amount of
               securities to be registered                 be registered      per unit(1)     offering price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
8.04% First Preferred Exchange Mortgage Notes Due 2019...  $127,100,000           100%          $127,100,000         $39,718.75
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                               ------------------

    The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                               ------------------

* This Registration Statement constitutes a filing on Form S-4 by Golden State Petroleum Transport Corporation and a filing on Form F-4 by Golden State Petro (IOM I-A) PLC and Golden State Petro (IOM I-B) PLC.
================================================================================

             CROSS REFERENCE SHEET FURNISHED PURSUANT TO RULE 404(a)


    ITEMS AND CAPTIONS IN FORM S-4 AND F-4           LOCATION IN PROSPECTUSES

1.  Forepart of Registration Statement and
    Outside Front Cover Page of
    Prospectus.................................    Forepart of Registration
                                                   Statement and Outside Front
                                                   Cover Page of Prospectus*

2.  Inside Front and Outside Back Cover Pages
    of Prospectus..............................    Inside Front Cover Page of
                                                   Prospectus and Outside Back
                                                   Cover Page of Prospectus*

3.  Risk Factors, Ratio of Earnings to Fixed
    Charges, and Other
    Information................................    Prospectus Summary; Risk
                                                   Factors

4.  Terms of the Transaction...................    Prospectus Summary;
                                                   Description of the Exchange
                                                   Notes

5.  Pro Forma Financial Information............    Capitalization of the Owners,
                                                   Management;'s Division and
                                                   Analysis of Final
                                                   Contribution and Rents of
                                                   operations.

6.  Material Contacts with Company Being
    Acquired...................................    *

7.  Additional Information Required for
    Reoffering by Persons and Parties Deemed
    to be Underwriters.........................    Prospectus Summary; the
                                                   Exchange offer; Plan of
                                                   Distribution

8.  Interests of Named Experts and
    Counsel....................................    *

9.  Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities................................    See page II-2

10. Information with Respect to S-3
    Registrants................................    *

11. Incorporation of Certain Information by
    Reference..................................    *

12. Information With Respect to S-2 or S-3
    Registrants................................    *

13. Incorporation of Certain Information by
    Reference..................................    *

14. Information With Respect to Registrants
    Other than S-3 or S-2 Registrants

    (a)  Description of Business...............    Prospectus Summary,
                                                   Investment Considerations,
                                                   Golden State Petroleum and
                                                   the Owners, Management's
                                                   Discussion and Analysis of
                                                   Financial Condition

    (b)  Description of Property...............    Golden State Petroleum and
                                                   the Owners

    (c)  Legal Proceedings.....................    *

    (d)  Market Price of and Dividends on the
         Registrants' Common Equity and Related
         Stockholder Matters...................    *

    (e)  Financial Information.................    *

    (f)  Selected Financial Data...............    +

    (g)  Supplementary Financial Information...    +

    (h)  Management's Discussion and Analysis of
         Financial Condition and Results of
         Operations............................    Management's Discussion and
                                                   Analysis of Financial
                                                   Condition and Results of
                                                   Operations

    (i)  Change in and Disagreements With
         Accountants on Accounting and
         Financial Disclosures.................    *

    (j)  Quantitative and Qualitative
         Disclosures About Market
         Desk..................................    *

15. Information With Respect to S-3
    Companies..................................    *

16. Information With Respect to S-2 or S-3
    Companies..................................    *

17. Information if Proxies, Consents or
    Authorizations are to be
    Solicited..................................    *

18. Information if Proxies, Consents or
    Authorizations Are Not to be Solicited,
    or in an Exchange Offer....................    Summary of Prospectus; The
                                                   Exchange Offer; Description
                                                   of the Exchange Notes


-------------------
         * Answer negative or item inapplicable.

         +To be filed.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                   SUBJECT TO COMPLETION, DATED ________, 1997



PROSPECTUS
_________ __, 1997
                            OFFER FOR ALL OUTSTANDING
                  8.04% FIRST PREFERRED MORTGAGE NOTES DUE 2019
                   ($127,100,000 PRINCIPAL AMOUNT OUTSTANDING)
                                 IN EXCHANGE FOR
             8.04% FIRST PREFERRED EXCHANGE MORTGAGE NOTES DUE 2019
                                       OF
                  GOLDEN STATE PETROLEUM TRANSPORT CORPORATION

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON          , 1997, UNLESS EXTENDED.

    Golden State Transport Corporation, a Delaware corporation ("Golden State Petroleum"), as agent for each of Golden State Petro (IOM I-A) PLC and Golden State Petro (IOM I-B) PLC (each, an "Owner"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Prospectus constitute the "Exchange Offer"), to exchange up to $127,100,000 in aggregate principal amount of its registered 8.04% First Preferred Exchange Mortgage Notes Due 2019 (the "Exchange Notes"), for a like principal amount of its unregistered 8.04% First Preferred Mortgage Notes Due 2019 (the "Existing Notes"), of which an aggregate principal amount of $127,100,000 is outstanding. The form and terms of the Exchange Notes are identical to the form and terms of the Existing Notes except that (i) the offer of the Exchange Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore the Exchange Notes will not be subject to certain transfer restrictions, and (ii) Holders of Exchange Notes will not be entitled to certain rights of Holders of Existing Notes under the Registration Rights Agreement relating to the Existing Notes. The Exchange Offer is being made in order to satisfy certain contractual undertakings of Golden State Petroleum and the Owners (collectively, the "Companies"). See "The Exchange Offer" and "Description of the Exchange Notes." Concurrently with the issuance of the Existing Notes, Serial First Preferred Mortgage Notes Due February 1, 2000 to 2006 in the aggregate principal amount of $51,700,000 (collectively, the "Serial Notes" and, collectively with the Exchange Notes and the Existing Notes, the "Notes") were issued by Golden State Petroleum, as agent for the Owners, pursuant to a separate offering memorandum.

    The Exchange Notes mature on February 1, 2019. Interest on the Exchange Notes will be deemed to accrue from December 24, 1996 or from the date of the last periodic payment of interest on the Existing Notes, whichever is later, at a rate of 8.04% per annum, except that from June 23, 1997 until consummation of the Exchange Offer interest will be deemed to accrue at a rate of 8.29% per annum to reflect Special Interest (as hereinafter defined). Interest on the Exchange Notes is payable on February 1 and August 1 of each year, commencing August 1, 1997 (each, a "Payment Date"). The Exchange Notes will be subject to redemption through operation of a mandatory sinking fund at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest on each Payment Date, commencing on August 1, 2007, to and including August 1, 2018, according to the applicable schedule of sinking fund payments set forth herein. Final Payment on the Exchange Notes is due February 1, 2019 (the "Maturity Date").

    The Exchange Notes will be secured senior obligations of the Owners. See "Description of the Exchange Notes."

    The Companies will accept for exchange any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 1997, unless extended (as so extended, the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer".

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Companies believe that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by a Holder who is not an "affiliate" of the Companies (within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter addressed to the Companies, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in its prior interpretations. Persons who desire to exchange Existing Notes in the Exchange Offer must represent to the Companies, among other things, that such conditions have been met.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Companies have agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, they will make this Prospectus, as supplemented or amended, available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

                               ------------------


         SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS IN EXCHANGE NOTES SHOULD CONSIDER.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is                  , 1997

         No public market has existed for the Exchange Notes before the Exchange Offer. The Companies currently do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Notes is currently anticipated. There will be no proceeds to the Owners from this Exchange Offer. The Manager will pay all expenses incident to the Exchange Offer.

         The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

         The Existing Notes were sold by Golden State Petroleum, as agent on behalf of the Owners, on December 24, 1996, in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Existing Notes were subsequently placed with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available.

         Any Existing Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Existing Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Existing Notes could be adversely affected. Following consummation of the Exchange Offer, the Holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and the Companies generally will have no further obligations to such Holders to provide for the registration under the Securities Act of the Existing Notes held by them. See "The Exchange Offer--Consequences of Failure to Exchange."

         The Exchange Notes issued pursuant to this Exchange Offer initially will be issued in the form of a global Exchange Note, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the global Exchange Note, Exchange Notes in certificated form may be issued in exchange for the global Exchange Note on the terms set forth in the Indenture. See "Description of the Exchange Notes--Book-Entry Registration."

         THE EXCHANGE OFFER DESCRIBED IN THIS PROSPECTUS (THE "PROSPECTUS") IS NOT DIRECTED TO, NOR WILL THE COMPANIES ACCEPT ANY TENDER FOR EXCHANGE FROM, ANY PERSON IN ANY JURISDICTION IN WHICH PARTICIPATION IN SUCH EXCHANGE OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY EXCHANGE MADE PURSUANT HERETO SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANIES OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

         A copy of this document, together with certain other documents, has been delivered to the Registrar of Companies in the Isle of Man for registration as a prospectus in accordance with Section 38 of the Isle of Man Companies Act 1931.

                               ------------------

         None of Golden State Petroleum, the Owners or any of their respective representatives is making any representation to any offeree of the Exchange Notes offered hereby regarding the legality of an investment by such offeree or purchaser under appropriate legal investment or similar laws. Each investor should consult with its own advisors as to legal, tax, business, financial and related aspects of participation in the Exchange Offer.

                               ------------------

                                      (ii)

         The principal executive offices of Golden State Petroleum are located at c/o Cambridge Fund Management LLC, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, and the telephone number at the address is 212-508-6500. The principal executive offices of the Owners are located at c/o 15-19 Anthol Street, Douglas, Isle of Man, IM1 1LB, and the telephone number at that address is 011-44-1-62-4628575.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Each of Golden State Petro (IOM I-A) PLC and Golden State Petro (IOM I-B) PLC is organized under the laws of the Isle of Man. A substantial portion of the assets of each Owner is or may be located outside the United States. As a result, it may be difficult for investors to enforce outside the United States judgments against either of the Owners obtained in the United States in any actions, including actions predicated on the civil liability provisions of the federal securities laws of the United States. Certain directors of each Owner are residents of jurisdictions other than the United States, and all or a significant portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is currently no treaty between the United States and the Isle of Man providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, and therefore a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be automatically enforceable in the Isle of Man. The Owners have been advised by their Isle of Man counsel, Cains, that there is doubt as to the enforceability, in original actions in Isle of Man courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Isle of Man courts of judgments of United States courts predicated upon the civil liability provisions of the U.S. federal securities laws. Each Owner has irrevocably submitted to the non-exclusive jurisdiction of the federal and state courts in The City of New York for the purpose of any legal suit, action or proceeding against such Owner in connection with the offering and sale of the Notes.

         The foregoing discussion is based on the advice of Cains, counsel to the Owners with respect to matters of Isle of Man law.

                              AVAILABLE INFORMATION

                  Golden State Petroleum and the Owners are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Each of the Owners has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes and Additional Notes remain outstanding, it will furnish to the Indenture Trustee and the Holders of the Notes and Additional Notes and file with the Commission, or cause to be so filed as part of the financial statements of the Owners (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Owners were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Owners were required to file such reports.

         Copies of the Indenture, the Registration Rights Agreement, the Chevron Registration Rights Agreement, the Chevron Guarantees, the Initial Charters, the Security Documents and any other document referred to herein can be obtained without charge by any recipient of this Prospectus by contacting Golden State Petroleum Transport Corporation c/o Cambridge Fund Management, LLC, Park Avenue Tower, 65 East 55th Street, Suite 3300, New York, New York 10022.

                        AVAILABLE INFORMATION RELATING TO
                        CHEVRON AND THE INITIAL CHARTERER

         The Exchange Notes are not obligations of, and are not guaranteed by, Chevron Transport Corporation (the "Initial Charterer") or Chevron Corporation ("Chevron"). Neither the Initial Charterer nor Chevron is responsible for the statements made in this Prospectus.

         Chevron is subject to the informational requirements of the Exchange Act and is required to file reports and other information with the Commission. Copies of such reports and other information may be inspected and copied at certain offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10015; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014. Chevron is not required to, and will not, provide annual reports to holders of the Notes.

                                      (iii)

         Summarized financial information concerning the Initial Charterer is currently included in the footnotes to Chevron's consolidated financial statements. Chevron has no obligation to the holders of the Notes to continue to provide such summarized financial information regarding the Initial Charterer.

         THIS PROSPECTUS RELATES ONLY TO THE EXCHANGE NOTES OFFERED HEREBY AND DOES NOT RELATE TO ANY SECURITIES OF CHEVRON OR OF THE INITIAL CHARTERER. ALL DISCLOSURES CONTAINED IN THIS PROSPECTUS REGARDING CHEVRON AND THE INITIAL CHARTERER ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPHS. NONE OF GOLDEN STATE PETROLEUM OR EITHER OWNER HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS NOR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE INFORMATION PROVIDED THEREIN. NONE OF GOLDEN STATE PETROLEUM OR EITHER OWNER MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING CHEVRON OR THE INITIAL CHARTERER ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPHS) THAT WOULD AFFECT THE CREDIT RATING OF CHEVRON OR THE INITIAL CHARTERER HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING CHEVRON OR THE INITIAL CHARTERER COULD AFFECT THE TRADING PRICES, IF ANY, OF THE EXCHANGE NOTES.

         NONE OF GOLDEN STATE PETROLEUM OR EITHER OWNER MAKES ANY REPRESENTATION TO ANY HOLDER OF EXCHANGE NOTES AS TO THE PERFORMANCE OF CHEVRON UNDER THE CHEVRON GUARANTEES OR OF THE INITIAL CHARTERER UNDER THE INITIAL CHARTERS.

                                  DEFINED TERMS

         All capitalized terms used in this Prospectus and not otherwise defined have the meanings assigned in Appendix A hereto, beginning on page A-1 of this Prospectus.


                                      (iv)

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. In addition, the following summary and the Prospectus generally contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are qualified by reference to the cautionary statements with respect thereto contained elsewhere herein. See the second paragraph under "Risk Factors." Unless otherwise indicated, all currency amounts set forth in this Prospectus are stated in United States dollars. Reference is made to the Glossary of Certain Terms in Appendix A for definitions of certain terms used in this Prospectus.


                                    Overview

         Golden State Petroleum, a recently formed special purpose Delaware corporation, issued the Existing Notes as agent on behalf of the Owners. The proceeds from the offering and sale of the Existing Notes, together with the proceeds of the sale of the Serial Notes, will be used by the Owners to fund the construction of two very large crude carriers (each, a "Vessel") to be constructed by Samsung Corporation ("Samsung") and Samsung Heavy Industries ("SHI" and, together with Samsung, the "Builders") under the technical supervision of Chevron Shipping Company (the "Technical Advisor"), as agent for the Initial Charterer as well as to pay capitalized interest on the Exchange Notes, the untendered Existing Notes, if any, and the Serial Notes through the delivery date for each Vessel (each, a "Delivery Date"). The Vessels, upon their acceptance by the Owners under the ship building contracts (each, a "Building Contract"), will be chartered to the Initial Charterer pursuant to two separate initial charters (each, an "Initial Charter"), each of which is first terminable by the Initial Charterer on the eighth anniversary of the Delivery Date for the related Vessel. The Initial Charterer's obligations under each Initial Charter will be guaranteed by Chevron under two separate Chevron guarantees (each, a "Chevron Guarantee"). The Initial Charterer is an indirect, wholly-owned subsidiary of Chevron.

         The Exchange Notes and the Existing Notes are issuable pursuant to the Indenture. The obligations of the Owners under the Exchange Notes and Existing Notes (and the Additional Notes, if any) are secured by a statutory first mortgage on each Vessel, an assignment of the Charters and certain other assignments to the Indenture Trustee in trust for the benefit of the Holders of the Notes. In accordance with the Indenture, the Indenture Trustee will exercise remedies with respect to such collateral. See "--Summary of Terms of the Exchange Notes--Security," "Description of the Exchange Notes--Security" and "The Mortgages."

         The Exchange Notes are not obligations of, and are not guaranteed by, the Initial Charterer or Chevron. Neither the Initial Charterer nor Chevron is responsible for the statements made in this Prospectus.

The Owners and the Manager

         Each Owner was formed as an Isle of Man public limited company for the purpose of acquiring and chartering one of the Vessels. The Owners and Golden State Petroleum are wholly-owned subsidiaries of Golden State Holdings I, Ltd., an Isle of Man holding company (the "Ship Holding Company"), that is a wholly-owned subsidiary of Cambridge Petroleum Transport Corporation, a closely held Cayman Islands corporation ("CPTC"). Under a management agreement (a "Management Agreement") with each Owner, Cambridge Fund Management L.L.C., a Delaware limited liability company (the "Manager") and an affiliate of CPTC, will provide administrative, ship management and advisory services to the Owners. The Manager was established in 1995, and arranges and manages investment banking opportunities primarily in the international shipping industry, including the financing of existing and newly built vessels. Each of the Manager, CPTC and the Ship Holding Company is an Affiliate of Cambridge Partners, L.L.C.

The Vessels

         Each Vessel to be acquired by the respective Owner listed below is a very large crude carrier ("VLCC"). VLCCs are large-sized vessels ranging from approximately 200,000 to 320,000 deadweight tonnes ("dwt"). Each Vessel will be constructed pursuant to a Building Contract entered into by each Owner and the Builders. Pursuant to an agreement (each, a "Technical Supervision Agreement"), the Vessels' construction will be supervised by and will meet the technical specifications of the Technical Supervisor. Those specifications have been designed to enhance safety and reduce operating and maintenance costs, including such features as high performance rudders, extra steel (minimal use of high tensile steels), additional fire safety equipment, redundant power generation equipment, extra coating and electrolytic corrosion monitoring and protection systems and additional crew quarters to facilitate added manning and to comply with all material existing and currently proposed regulatory requirements affecting the Vessels and their operations such as the United States Oil Pollution Act of 1990 ("OPA"). The delivered cost and expenses of issuance with respect to each Owner's Allocated Principal Amount of the Mortgage Notes is approximately $93.9 million for Vessel A and approximately $95.8 million for Vessel B. If the Technical Supervisor or the Initial Charterer wish to alter the specifications of a Vessel after the date of the issuance of the Existing Notes (the "Original Closing Date") and prior to the date such Vessel is to be delivered to the related Owner, and such alteration results in an increase in the construction costs of such Vessel, additional notes (the "Additional Notes") may be issued by the Owners to finance such increased costs, which shall not exceed $250,000 per Vessel without the consent of the related Owner. In the event the Builders fail to deliver a Vessel on or before 180 days from the Contractual Delivery Date for such Vessel and the Contractual Delivery Date is not extended as provided in the Building Contract, then the Builders are required to refund to the related Owner an amount equal to the installments made by such Owner, together with certain other amounts described herein. The obligations of the Builders to refund these amounts are guaranteed by The Korea Development Bank, Seoul, South Korea, pursuant to an Irrevocable Installment Payment Letter of Guarantee (each, a "Building Contract Guarantee").

                                       VESSEL OWNER, SIZE AND DELIVERY DATE

                                                       APPROXIMATE
                                                       DEADWEIGHT                                      CONTRACTUAL
                               OWNER                   TONNES                  CONSTRUCTION            DELIVERY DATE

Vessel A                       Golden State            308,500                 Double Hull             February 1, 1999
                               Petro (IOM
                               I-A) PLC

Vessel B                       Golden State            308,500                 Double Hull             July 1, 1999
                               Petro (IOM I-B)
                               PLC


                                           VESSEL TECHNICAL INFORMATION
                                           (All figures are approximate)
                                                  LENGTH           BREADTH             DRAFT
                      REGISTRATION                (METERS)         (METERS)            (METERS)

Vessel A              Liberia                      333.0              58.0              21.4
Vessel B              Liberia                      333.0              58.0              21.4


THE BUILDERS

         Samsung Corporation is one of the major affiliated companies of the Samsung Group, which is the world's 14th largest conglomerate (Fortune 1994 global list). Samsung Corporation's main businesses are represented by general trade, construction & engineering, motor sales & marketing, and fashion & retails with total revenues of $24.8 billion in 1995 with 115 offices and facilities throughout 60 countries.

         Samsung Heavy Industries Co., Ltd. ("SHI") is also an affiliated company of the Samsung Group, which manufactures a wide range of products, including industrial plant, ships, offshore structures, construction equipment and commercial vehicles. As of 1995, SHI had 13,400 employees and annual sales in excess of $3.8 billion. SHI shipbuilding capacity was increased to 1.8 million gross tons in 1995, making SHI one of the world's leading shipbuilders. SHI operates four technologically advanced research and development centers and one integrated engineering center where highly economical, next-generation ships like high-speed cargo and passenger ships, and offshore-related ships, such as the drillship and Floating Production Storage Offtake (FPSO) vessels, are developed.

THE BUILDING CONTRACT GUARANTOR

         The Korea Development Bank ("KDB") was established as a government financial institution pursuant to The Korea Development Bank Act (the "KDB Act"). All of KDB's paid-in capital is owned by the government of the Republic of Korea pursuant to the KDB Act.

CHEVRON AND THE INITIAL CHARTERER

         Chevron, a Delaware corporation, a major international oil company, will guarantee the payment and performance obligations of the Initial Charterer under each Initial Charter. According to publicly available information, Chevron provides administrative, financial and management support for, and manages its investments in, U.S. and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations and coal mining. Chevron operates in the United States and approximately 90 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; transporting crude oil, natural gas and petroleum products by pipelines, marine vessels and motor equipment; refining crude oil into finished petroleum products; and marketing crude oil, natural gas and the many products derived from petroleum. Chemical operations include the manufacture and marketing of a wide range of chemicals for industrial uses.

         According to publicly available information, the Initial Charterer is engaged in the marine transportation of oil and refined petroleum products. At any given time, the Initial Charterer operates between 25 and 35 internationally flagged vessels which it owns or bareboat charters. The Initial Charterer's primary transportation routes are from the Middle East, Indonesia, Mexico, West Africa and the North Sea to ports in the United States, Europe, the United Kingdom and Asia. Refined petroleum products are transported worldwide. The Initial Charterer, a Liberian corporation, is an indirect, wholly-owned subsidiary of Chevron. See "Chevron and the Initial Charterer."

         The Exchange Notes are not obligations of, and are not guaranteed by, the Initial Charterer or Chevron. Neither the Initial Charterer nor Chevron is responsible for the statements made in this Prospectus.

THE INITIAL CHARTERS

         Pursuant to the Initial Charters, the Initial Charterer has agreed to charter each Vessel commencing on its respective Delivery Date and ending, in each case, on the eighteenth anniversary of such Delivery Date. Pursuant to the Initial Charters, the Initial Charterer has the right to terminate each Initial Charter on five dates (each, an "Optional Termination Date") beginning on the expiration of the period commencing on the Delivery Date for such Vessel and terminating on the eighth anniversary thereof (each, a "Fixed Period") and on each of the four subsequent two-year anniversaries thereof. During the Fixed Period, the charter hire shall be $27,199 per day for Vessel A and $27,199 per day for Vessel B. If Additional Notes are issued due to the incurrence of additional construction costs for a Vessel ("Additional Construction Costs"), Additional Charter Hire will become payable during the Fixed Period under the related Initial Charter in an amount that, together with investment income thereon, will be sufficient to cover the debt service on the Additional Notes. If there is a Net Reduction in Construction Costs for a Vessel resulting in a mandatory redemption of the Notes in an amount equal to the Net Reduction in Construction Costs, the Charter Hire will be reduced by an amount necessary to reflect the amortization of the Net Reduction in Construction Costs over the term of the Exchange Notes. Charter Hire after the Fixed Period will be $28,500. See "The Initial Charters--Charter Hire." During the term of the Initial Charters, the Owners are not liable for any expense in operating, registering, documenting, insuring, repairing or maintaining the Vessels and are not required to supply a vessel or any part thereof if a Vessel or any part thereof is lost, damaged, rendered unfit for use, confiscated, seized, requisitioned, restrained or appropriated. The Charter Hire payable in respect of each Vessel shall continue to be payable notwithstanding loss or damage (not amounting to a Total
Loss) to such Vessel or any part thereof and notwithstanding that such Vessel or any part thereof is rendered unfit for use or is requisitioned for hire.

SECURITY

         Prior to the Delivery Date of each Vessel, the Exchange Notes and the untendered Existing Notes, if any, will (subject to the priority of payment described herein) be secured, equally and ratably with the Serial Notes and the Additional Notes, if any, by (i) amounts held in the Pre-Funding Account, (ii) an assignment of the Building Contracts and the Technical Supervision Agreement and (iii) an assignment of the Building Contract Guarantees. See "Description of the Exchange Notes--Trust Accounts" and "--Application of Proceeds." After the Delivery Date of each Vessel and assuming both Vessels have been accepted by the related Owner thereof, the Exchange Notes will (subject as aforesaid) be secured, equally and ratably with the Serial Notes and the Additional Notes, if any, by (i) a Mortgage on each Vessel granted by the related Owner to the Indenture Trustee (as described herein), (ii) an assignment of the Initial Charters, (iii) an assignment of the Charter Supplements, if any, (iv) an assignment of the Chevron Guarantees, (v) the Debt Service Reserve Fund and (vi) other collateral described herein. See "Description of the Exchange Notes--Security."

                               THE EXCHANGE OFFER


                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

The Exchange Offer.....................     Up to $127,100,000 aggregate
                                            principal amount of 8.04% First
                                            Preferred Exchange Mortgage Notes
                                            Due 2019 (the "Exchange Notes") will
                                            be issued in minimum denominations
                                            of $100,000 and integral multiples
                                            of $1,000 in excess thereof. Subject
                                            to such minimum denominations,
                                            $1,000 principal amount of Exchange
                                            Notes is offered in exchange for
                                            each $1,000 principal amount of
                                            Existing Notes. As of the date
                                            hereof, Existing Notes representing
                                            $127,100,000 aggregate principal
                                            amount are outstanding. The form and
                                            terms of the Exchange Notes and the
                                            Existing Notes are identical, except
                                            that (i) the offer of the Exchange
                                            Notes will be registered under the
                                            Securities Act and therefore the
                                            Exchange Notes will not be subject
                                            to certain transfer restrictions and
                                            (ii) Holders of Exchange Notes will
                                            not be entitled to certain rights of
                                            Holders of the Existing Notes under
                                            the Registration Rights Agreement.

                                            Based on interpretations by the
                                            Commission's staff set forth in no-
                                            action letters issued to third
                                            parties unrelated to the Companies,
                                            the Companies believe that the
                                            Exchange Notes issued pursuant to
                                            the Exchange Offer in exchange for
                                            the Existing Notes may be offered
                                            for resale, resold or otherwise
                                            transferred by any Holder (other
                                            than any such Holder or such other
                                            person (i) that is an "affiliate" of
                                            the Companies within the meaning of
                                            Rule 405 under the Securities Act or
                                            (ii) that is a broker-dealer who
                                            acquired such Existing Notes
                                            directly from the Companies (or any
                                            affiliate thereof)), without
                                            compliance with the registration and
                                            prospectus delivery provisions of
                                            the Securities Act, provided that
                                            (i) the Exchange Notes are acquired
                                            in the ordinary course of business
                                            of the Holder and (ii) the Holder is
                                            not engaged in and does not intend
                                            to engage in a distribution of the
                                            Exchange Notes and has no
                                            arrangement or understanding with
                                            any person to participate in the
                                            distribution of the Exchange Notes.
                                            The Commission, however, has not
                                            considered the Exchange Offer in the
                                            context of a no-action letter, and
                                            there can be no assurance that the
                                            staff of the Commission would make a
                                            similar determination with respect
                                            to the Exchange Offer as in such
                                            other circumstances. See "The
                                            Exchange Offer--Purpose and Effect
                                            of the Exchange Offer." Each
                                            broker-dealer that receives Exchange
                                            Notes for its own account in
                                            exchange for Existing Notes, where
                                            those Existing Notes were acquired
                                            by the broker-dealer as a result of
                                            its market-making activities or
                                            other trading activities, must
                                            acknowledge that it will deliver a
                                            prospectus in connection with any
                                            resale of those Exchange Notes. See
                                            "Plan of Distribution."

Registration Rights Agreement..........     The Existing Notes were sold by the
                                            Owners in December 1996 in a private
                                            placement. In connection with the
                                            sale of the Existing Notes, the
                                            Companies entered into a
                                            Registration Rights Agreement for
                                            the benefit of the purchasers
                                            thereof (the "Registration Rights

                                            Agreement"), under which the
                                            Companies agreed to use their
                                            respective reasonable best efforts
                                            to effect the Exchange Offer. See
                                            "The Exchange Offer-- Purpose and
                                            Effect of the Exchange Offer" and
                                            "Description of the Exchange
                                            Notes--Registration Rights."
                                            Pursuant to the Registration Rights
                                            Agreement, the Companies are
                                            required to file a registration
                                            statement for a continuous offering
                                            pursuant to Rule 415 under the
                                            Securities Act in respect of the
                                            Existing Notes under certain
                                            circumstances, including if existing
                                            Commission interpretations are
                                            changed such that the Exchange Notes
                                            received by Holders in the Exchange
                                            Offer are not or would not be, upon
                                            receipt, transferable by each such
                                            Holder (other than an affiliate of
                                            the Companies) without restriction
                                            under the Securities Act. See "The
                                            Exchange Offer--Purpose and Effect
                                            of the Exchange Offer" and
                                            "Description of the Exchange
                                            Notes--Registration Rights."

Expiration Date........................     The Exchange Offer will expire at
                                            5:00 p.m., New York City time, on  ,
                                            1997, or such later date and time to
                                            which it is extended. Any Existing
                                            Notes not accepted for exchange for
                                            any reason will be returned without
                                            expense to the tendering Holder
                                            thereof as promptly as practicable
                                            after the expiration or termination
                                            of the Exchange Offer.

Withdrawal.............................     The tender of Existing Notes
                                            pursuant to the Exchange Offer may
                                            be withdrawn at any time prior to
                                            5:00 p.m., New York City time, on
                                            the Expiration Date.

Interest on the Exchange Notes.........     Interest on each Exchange Note will
                                            be deemed to accrue from December
                                            24, 1996 (the date of issuance of
                                            the Existing Notes) or from the date
                                            of the last periodic payment of
                                            interest on the Existing Notes,
                                            whichever is later.

Special Interest on the Existing
  Notes................................     Pursuant to the terms of the
                                            Registration Rights Agreement,
                                            additional special interest
                                            ("Special Interest") on the Existing
                                            Notes will accrue from June 23, 1997
                                            (180 days after the date of issuance
                                            of the Existing Notes) to the date
                                            the Exchange Offer is consummated.
                                            Special Interest will accrue at a
                                            rate of 0.25% of the outstanding
                                            principal amount of the Existing
                                            Notes per annum and is payable
                                            semiannually, commencing on August
                                            1, 1997. See "Description of the
                                            Exchange Notes--Maturity, Interest
                                            and Principal" and "--Registration
                                            Rights."

Conditions to the Exchange Offer.......     The Exchange Offer is subject to
                                            certain customary conditions,
                                            certain of which may be waived by
                                            the Companies. See "The Exchange
                                            Offer--Conditions." The Exchange
                                            Offer is not conditioned upon any
                                            minimum aggregate principal amount
                                            of Existing Notes being tendered for
                                            exchange.

Procedures for Tendering Existing
  Notes................................     Each Holder of Existing Notes who
                                            desires to accept the Exchange Offer
                                            must complete, sign and date the
                                            Letter of Transmittal, or a copy
                                            thereof, in accordance with the
                                            instructions contained herein and
                                            therein, and mail or otherwise
                                            deliver the Letter of Transmittal or
                                            the copy, together with the Existing
                                            Notes and any other
                                            required documentation, to the
                                            Exchange Agent at the address set
                                            forth herein. Persons holding
                                            Existing Notes through DTC and
                                            wishing to accept the Exchange Offer
                                            must do so pursuant to DTC's
                                            Automated Tender Offer Program
                                            ("ATOP"), by which each tendering
                                            participant will agree to be bound
                                            by the Letter of Transmittal. By
                                            executing or agreeing to be bound by
                                            the Letter of Transmittal, each
                                            Holder will represent to the
                                            Companies that, among other things,
                                            (i) the Exchange Notes acquired
                                            pursuant to the Exchange Offer are
                                            being obtained in the ordinary
                                            course of business of the Holder of
                                            the Existing Notes, (ii) the Holder
                                            is not engaging in and does not
                                            intend to engage in a distribution
                                            of such Exchange Notes, (iii) the
                                            Holder has no arrangement or
                                            understanding with any person to
                                            participate in the distribution of
                                            such Exchange Notes, (iv) the Holder
                                            is not an "affiliate," as defined
                                            under Rule 405 promulgated under the
                                            Securities Act, of any of the
                                            Companies and (v) if such Holder is
                                            a broker-dealer, that it acquired
                                            the Existing Notes as a result of
                                            market making activities or other
                                            trading activities.

Acceptance of Existing Notes and
   Delivery of Exchange Notes..........     The Companies will accept for
                                            exchange any and all Existing Notes
                                            which are properly tendered in the
                                            Exchange Offer prior to 5:00 p.m.,
                                            New York City time, on the
                                            Expiration Date. The Exchange Notes
                                            issued pursuant to the Exchange
                                            Offer will be delivered promptly
                                            following the Expiration Date. See
                                            "The Exchange Offer--Terms of the
                                            Exchange Offer."

Exchange Agent.........................     United States Trust Company of New
                                            York is serving as Exchange Agent in
                                            connection with the Exchange Offer.

U.S. Tax Considerations................     The exchange pursuant to the
                                            Exchange Offer will not be a taxable
                                            event for U.S. federal income tax
                                            purposes. See "Material United
                                            States Federal Income Tax
                                            Consequences."

Effect of Not Tendering................     Existing Notes that are not tendered
                                            or that are not properly tendered
                                            will, following the completion of
                                            the Exchange Offer, continue to be
                                            subject to the existing restrictions
                                            upon transfer thereof. Upon
                                            completion of the Exchange Offer,
                                            the Companies generally will have no
                                            further obligation to provide for
                                            the registration under the
                                            Securities Act of such Existing
                                            Notes.



                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Securities Offered...........................    $127,100,000 aggregate
                                                 principal amount of 8.04% First
                                                 Preferred Exchange Mortgage
                                                 Notes Due 2019 (the "Exchange
                                                 Notes").

Owners.......................................    Golden State Petro (IOM I-A)
                                                 PLC and Golden State Petro (IOM
                                                 I-B) PLC, each an Isle of Man
                                                 public limited company.

Issuers......................................    Golden State Petroleum
                                                 Transport Corporation, a
                                                 Delaware corporation, as agent
                                                 for the Owners, and each of the
                                                 Owners.

Indenture Trustee............................    United States Trust Company of
                                                 New York.

Maturity Date.........................      February 1, 2019.

Denominations.........................      The Exchange Notes will be
                                            issued in minimum denominations of
                                            $100,000 and multiples of $1,000 in
                                            excess thereof.

Interest Payment Dates................      February 1 and August 1,
                                            commencing August 1, 1997.

Mandatory Sinking Fund Payments........     The Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            are subject to redemption through
                                            operation of the mandatory sinking
                                            fund on February 1 and August 1 of
                                            each year, commencing on August 1,
                                            2007, to and including August 1,
                                            2018, according to the applicable
                                            schedule of sinking fund payments
                                            set forth herein. The sinking fund
                                            redemption price is 100% of the
                                            principal amount of the Exchange
                                            Notes and the untendered Existing
                                            Notes, if any, being redeemed,
                                            together with accrued and unpaid
                                            interest to the date fixed for
                                            redemption.

                                            The amortization schedule will
                                            approximate level debt service with
                                            an additional principal payment on
                                            the Maturity Date of $10,995,000 per
                                            Vessel. The table below provides the
                                            scheduled sinking fund redemption
                                            amounts and final principal payment
                                            on the Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            (assuming both Vessels are accepted
                                            by the Owners under the Building
                                            Contracts) allocated to each Vessel.

                                     Sinking Fund Redemption Amounts
                                       and Final Principal Payment
                                         (Dollars in Thousands)
                                         ----------------------
                           Scheduled
                          Payment Date                           Amount
                          ------------                           ------

                          August 1, 2007                     $  1,340.0
                          February 1, 2008                      2,825.0
                          August 1, 2008                        2,940.0
                          February 1, 2009                      3,060.0
                          August 1, 2009                        3,180.0
                          February 1, 2010                      3,310.0
                          August 1, 2010                        3,445.0
                          February 1, 2011                      3,580.0
                          August 1, 2011                        3,725.0
                          February 1, 2012                      3,870.0
                          August 1, 2012                        4,030.0
                          February 1, 2013                      4,195.0
                          August 1, 2013                        4,360.0
                          February 1, 2014                      4,535.0
                          August 1, 2014                        4,720.0
                          February 1, 2015                      4,905.0
                          August 1, 2015                        5,105.0
                          February 1, 2016                      5,310.0
                          August 1, 2016                        5,525.0
                          February 1, 2017                      5,745.0
                          August 1, 2017                        5,975.0
                          February 1, 2018                      6,220.0
                          August 1, 2018                        6,465.0
                          February 1, 2019                     28,735.0
                                                               --------
                                                             $127,100.0
                                                             ==========

Mandatory Redemption..................      If (a) a Vessel is not accepted by
                                            the related Owner on or before 180
                                            days from the Contractual Delivery
                                            Date for such Vessel and the
                                            Contractual Delivery Date is not
                                            extended as provided in the Building
                                            Contract or (b) a casualty or
                                            certain other events occur with
                                            respect to a Vessel as a result of
                                            which the Vessel is a Total Loss,
                                            then the Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            will be subject to mandatory
                                            redemption in part, equally and
                                            ratably with the Serial Notes and
                                            the Additional Notes, in an
                                            aggregate principal amount equal to
                                            the Allocated Principal Amount of
                                            the Mortgage Notes for such Vessel,
                                            at a redemption price of 100% of the
                                            principal amount thereof plus
                                            accrued and unpaid interest through
                                            the date of redemption. Subject to
                                            certain exceptions, if the Initial
                                            Charterer exercises any of its
                                            termination options, an Acceptable
                                            Replacement Charter is not entered
                                            into and the Owner has not elected
                                            to redeem Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            in part in an aggregate principal
                                            amount equal to the Allocated
                                            Principal Amount of the Notes for
                                            the related Vessel, at 100% of the
                                            principal amount thereof plus
                                            accrued and unpaid interest to the
                                            date fixed for redemption, then, if
                                            all Holders of the Exchange Notes
                                            and the untendered Existing Notes,
                                            if any, have directed the Indenture
                                            Trustee to sell the related Vessel
                                            at the highest bid price received by
                                            the Indenture Trustee from the
                                            Manager, the Allocated Principal
                                            Amount of the Notes for the related
                                            Vessel will be subject to mandatory
                                            redemption at an aggregate
                                            redemption price equal to the net
                                            proceeds received from such sale,
                                            together with the Allocable Portion
                                            of the Debt Service Reserve Fund.
                                            There can be no assurance that such
                                            redemption price will not be less
                                            than 100% of the principal amount
                                            thereof plus accrued and unpaid
                                            interest through the date of
                                            redemption. In addition, the
                                            Exchange Notes and the untendered
                                            Existing Notes, if any, will be
                                            subject to mandatory redemption in
                                            part, equally and ratably with the
                                            Serial Notes, in an aggregate
                                            principal amount equal to the Net
                                            Reduction in Construction Costs if
                                            such a Net Reduction in Construction
                                            Costs occurs, at a redemption price
                                            of 100% of the principal amount
                                            thereof plus accrued and unpaid
                                            interest through the date of
                                            redemption. See "Description of the
                                            Exchange Notes--Mandatory
                                            Redemption."

Optional Redemption...................      The Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            may be redeemed in whole or in part,
                                            at the direction of the Owners on
                                            any Payment Date on or after the
                                            later of (a) August 1, 1999 and (b)
                                            the Delivery Date of the last Vessel
                                            to be delivered at a redemption
                                            price equal to 100% of the principal
                                            amount thereof plus accrued and
                                            unpaid interest to the date fixed
                                            for redemption, provided that if

                                            (i) such redemption occurs prior to
                                            February 1, 2018 and (ii) a Vessel
                                            is then subject to the related
                                            Initial Charter or to an Acceptable
                                            Replacement Charter pursuant to
                                            which the charterer thereunder is
                                            required to pay charter hire equal
                                            to or greater than the Charter Hire
                                            payable by the Initial Charterer
                                            during the Fixed Period, then the
                                            Make-Whole Premium shall be payable
                                            with respect to Mortgage Notes in an
                                            amount equal to Allocated Principal
                                            Amount of the Mortgage Notes for
                                            such Vessel. The Owners may not
                                            exercise such optional redemption if
                                            such optional redemption would
                                            adversely affect the then applicable
                                            ratings on the Serial Notes. See
                                            "Description of the Exchange
                                            Notes--Optional Redemption." In
                                            addition, Exchange Notes and
                                            untendered Existing Notes, if any,
                                            may be redeemed in part in an
                                            aggregate principal amount equal to
                                            the Allocated Principal Amount of
                                            the Notes for a Vessel if the
                                            Initial Charter for such Vessel is
                                            terminated and an Acceptable
                                            Replacement Charter is not entered
                                            into, at a redemption price equal to
                                            100% of the principal amount of the
                                            Exchange Notes and the untendered
                                            Existing Notes, if any, plus accrued
                                            and unpaid interest to the date
                                            fixed for redemption.

Purchase at the Option
of the Holder.........................      On August 1, 2014, if neither
                                            Initial Charter has been terminated
                                            by the Initial Charterer, the
                                            Holders of the Exchange Notes and
                                            the untendered Existing Notes, if
                                            any, will have a one-time option to
                                            cause the Owners to purchase the
                                            Exchange Notes and the untendered
                                            Existing Notes, if any, at a
                                            purchase price equal to 100% of the
                                            principal amount thereof plus
                                            accrued and unpaid interest through
                                            the date of purchase.

Construction of Vessels...............      The Vessels will be constructed
                                            pursuant to two separate Building
                                            Contracts. Under each Building
                                            Contract, the purchase price for the
                                            related Vessel is payable in
                                            installments.

                                            If a Vessel is not delivered on or
                                            before 180 days from the Contractual
                                            Delivery Date for such Vessel and
                                            the Contractual Delivery Date is not
                                            extended as provided in the Building
                                            Contract or if an Owner rejects or
                                            cancels the related Building
                                            Contract pursuant to the terms and
                                            conditions set forth therein, the
                                            Builders must reimburse to such
                                            Owner an amount that, together with
                                            the amounts held in the Pre-Funding
                                            Account (subject to the priority
                                            described herein) (see "Description
                                            of the Exchange Notes--Trust
                                            Accounts" and "--Application of
                                            Proceeds") with respect to such
                                            Vessel, shall be sufficient to
                                            redeem the Allocated Principal
                                            Amount of the Notes for the related
                                            Vessel in full in the event such
                                            Vessel is not delivered (the "Refund
                                            Amount"). See "Building Contracts."

The Building Contract Guarantees......      The Builders' obligation to pay the
                                            Refund Amount is guaranteed by The
                                            Korea Development Bank (the
                                            "Building Contract Guarantor")
                                            pursuant to the Building Contract
                                            Guarantee. See "Building Contract
                                            Guarantees."

The Initial Charters and Chevron
Guarantees............................      On the date an Owner accepts a
                                            Vessel under the related Building
                                            Contract, the Initial Charterer is
                                            required to accept such Vessel under
                                            the related Initial Charter. Each
                                            Initial Charter has a term
                                            commencing on the date the Vessel is
                                            accepted by the Initial Charterer
                                            under the related Initial Charter
                                            and terminating on the eighteenth
                                            anniversary of the related Delivery
                                            Date, subject to the Initial
                                            Charterer's right to terminate such
                                            Initial Charter on the eighth
                                            anniversary thereof and on each of
                                            the four subsequent two-year
                                            anniversaries thereof. The
                                            obligations of the Initial Charterer
                                            under each Initial Charter will be
                                            guaranteed by Chevron pursuant to
                                            the related Chevron Guarantee. The
                                            Initial Charterer is an indirect,
                                            wholly-owned subsidiary of Chevron.
                                            Termination Options Under the
                                            Initial
                                            Charters............................
                                            Pursuant to the Initial Charters,
                                            the Initial Charterer has the right
                                            to terminate each Initial Charter on
                                            five Optional Termination Dates
                                            beginning on the expiration of the
                                            Fixed Period and on each of the four
                                            subsequent two-year anniversaries
                                            thereof. The Initial Charterer is
                                            required to give the related Owner
                                            (i) non-binding notice of its intent
                                            to exercise such termination option,
                                            determined on a good faith basis, at
                                            least twelve months prior to the
                                            first Optional Termination Date or
                                            nine months prior to each successive
                                            Optional Termination Date and (ii)
                                            irrevocable notice of such exercise
                                            nine months prior to the first
                                            Optional Termination Date or six
                                            months prior to each successive
                                            Optional Termination Date. There can
                                            be no assurance that the Initial
                                            Charterer will not exercise such
                                            termination option on the first, or
                                            any subsequent, Optional Termination
                                            Date. Therefore, Holders of the
                                            Exchange Notes should assume that
                                            each Initial Charter will be
                                            terminated as of its first Optional
                                            Termination Date.

Security..............................      The obligations of the Owners under
                                            the Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            will (subject to the priority of
                                            payment described herein, see
                                            "Description of the Exchange
                                            Notes--Trust Accounts" and
                                            "--Application of Proceeds") be
                                            secured, equally and ratably with
                                            the Serial Notes and the Additional
                                            Notes, by the Pre-Funding Account,
                                            the assignment of the Building
                                            Contracts and the Technical
                                            Supervision Agreements and the
                                            assignment of the Building Contract
                                            Guarantees prior to the delivery of
                                            a Vessel and thereafter, by the Debt
                                            Service Reserve Fund, the first
                                            preferred ship mortgage on each
                                            Vessel, an assignment
                                            of any charters for the Vessels
                                            including an assignment of the
                                            Initial Charters and the Charter
                                            Supplements and an assignment of the
                                            related Chevron Guarantee, as well
                                            as certain other collateral,
                                            including an assignment of the
                                            earnings and insurance proceeds, an
                                            assignment of the Management
                                            Agreements relating to the Vessels
                                            and a pledge of all of the
                                            outstanding stock of the Owners
                                            (collectively, the "Collateral").

                                            In accordance with the Indenture,
                                            the Indenture Trustee will exercise
                                            remedies with respect to the
                                            Collateral, including the sale or
                                            other disposition of the Collateral,
                                            upon the occurrence of an event of
                                            default (an "Indenture Event of
                                            Default") under the Indenture. The
                                            right of the Indenture Trustee to
                                            enforce the Mortgages will be
                                            subject to the rights of the
                                            charterer under each charter
                                            (including the Initial Charterer
                                            under the Initial Charter) to the
                                            continued use and operation of the
                                            related Vessel under such charter,
                                            so long as no event of default has
                                            occurred and is continuing under
                                            such charter and so long as the
                                            charterer is performing its
                                            obligations thereunder. See
                                            "Description of the Exchange
                                            Notes--Security."

Enforcement of Obligations............      The Exchange Notes and the
                                            untendered Existing Notes, if any,
                                            will be full recourse obligations of
                                            the Owners, secured, equally and
                                            ratably with the Serial Notes and
                                            the Additional Notes, solely by the
                                            Collateral. The Exchange Notes and
                                            the untendered Existing Notes, if
                                            any, will not be obligations of, or
                                            guaranteed by, Golden State
                                            Petroleum, the Initial Charterer or
                                            Chevron. The Owners will not have
                                            any significant source of income
                                            other than investment income from
                                            the Trust Accounts and payments to
                                            them under the Initial Charters and
                                            Chevron Guarantees or under any
                                            Acceptable Replacement Charters or
                                            other charters. If the Owners
                                            default in their payment obligations
                                            under the Exchange Notes, the
                                            Indenture Trustee, at the direction
                                            of the holders of 25% in aggregate
                                            principal amount of the Exchange
                                            Notes, the untendered Existing
                                            Notes, if any, the Serial Notes and
                                            Additional Notes, if any, then
                                            outstanding (the "Required
                                            Noteholders"), may pursue any
                                            available remedy, including
                                            acceleration of the entire principal
                                            of and interest accrued on all of
                                            the Exchange Notes, the untendered
                                            Existing Notes, if any, the Serial
                                            Notes and the Additional Notes, if
                                            any, and taking any available action
                                            or proceeding to collect such
                                            amounts, and the Indenture Trustee
                                            will proceed to exercise remedies
                                            with respect to the Collateral,
                                            subject to the limitations described
                                            herein. See "Description of the
                                            Exchange Notes--Indenture Events of
                                            Default" and "--Indenture Remedies"
                                            for a discussion of the exercise of
                                            remedies by the Indenture Trustee.

Pre-Funding Account ..................      The Pre-Funding Account was
                                            established on the Original Closing
                                            Date. The proceeds from the sale of
                                            the Existing Notes and the Serial
                                            Notes, after the payment of certain
                                            fees and expenses, were deposited
                                            into the Pre-Funding Account. In
                                            addition, any proceeds from a
                                            Building Contract or a Building
                                            Contract Guarantee will be deposited
                                            therein. On each Payment Date, the
                                            Indenture Trustee will withdraw an
                                            amount equal to the interest payable
                                            on the Notes and deposit such amount
                                            into the Revenue Account for
                                            distribution to the Holders of the
                                            Exchange Notes, the Holders of the
                                            untendered Existing Notes, if any,
                                            and the holders of the Serial Notes.
                                            The Indenture Trustee shall also
                                            withdraw amounts from the
                                            Pre-Funding Account to pay the
                                            installments of the purchase price
                                            of each Vessel due under each
                                            Building Contract and to redeem the
                                            Notes in the event of a rejection of
                                            a Vessel.

Debt Service Reserve Fund.............      The Debt Service Reserve Fund was
                                            established on the Original Closing
                                            Date. Funds will be deposited into
                                            the Debt Service Reserve Fund on
                                            each Payment Date, to the extent of
                                            available funds, until the balance
                                            of the Debt Service Reserve Fund
                                            equals an amount, together with
                                            interest earned thereon, sufficient
                                            to provide for the payment of
                                            average annual sinking fund payments
                                            and interest on the Exchange Notes
                                            and the untendered Existing Notes,
                                            if any, for a period of 1.2 years
                                            (the "Debt Service Reserve
                                            Requirement"). In addition, on each
                                            Payment Date, all excess funds after
                                            the payment of all Recurring Fees,
                                            interest amounts, sinking fund
                                            redemption amounts and Indenture
                                            Trustee's and Manager's fees, will
                                            be deposited into the Debt Service
                                            Reserve Fund. See "Description of
                                            the Exchange Notes--Payment Dates."
                                            The Debt Service Reserve Fund will
                                            be held by the Indenture Trustee for
                                            the benefit of the holders of the
                                            Mortgage Notes.


Certain Covenants.....................      The Indenture will include certain
                                            covenants that, among other things,
                                            prohibit Golden State Petroleum and
                                            the Owners from (i) incurring any
                                            indebtedness other than the Exchange
                                            Notes, the Existing Notes, the
                                            Serial Notes and the Additional
                                            Notes (collectively, the "Mortgage
                                            Notes"), (ii) making any
                                            investments, loans or advances or
                                            (iii) creating any Liens other than
                                            their obligations under the Mortgage
                                            Notes, the Indenture and the
                                            Security Documents.

                                            Under each Mortgage, the related
                                            Owner is required to keep its Vessel
                                            free and clear of all Liens other
                                            than liens arising thereunder and
                                            under the Indenture and liens for
                                            crew's wages accrued for not more
                                            than three months, suppliers' or
                                            other similar liens arising in the
                                            ordinary course of its business and
                                            accrued for not more than three
                                            months, liens
                                            for collision or salvage, or liens
                                            for loss, damage or expense that are
                                            fully covered by insurance or
                                            bonded. Notwithstanding the
                                            preceding sentence, during the term
                                            of the related Initial Charter, any
                                            Lien permitted under the Initial
                                            Charter will be permitted under the
                                            related Mortgage. Under each Initial
                                            Charter, the Initial Charterer may
                                            not allow, or permit to be
                                            continued, any Lien incurred by it
                                            that might have priority over the
                                            title and interest of the Owner in
                                            the related Vessel. See "The Initial
                                            Charters--Covenants."

RestrictedPayments....................      So long as the Mortgage Notes remain
                                            outstanding, neither of the Owners
                                            may (i) declare or pay any dividend
                                            or other distribution on any shares
                                            of its capital stock, (ii) make any
                                            loans or advances to, or enter into
                                            any contract not described herein
                                            with, any affiliate of such Owner or
                                            (iii) purchase, redeem or otherwise
                                            acquire or retire for value any
                                            shares of its capital stock (each, a
                                            "Restricted Payment").

Certain Liabilities...................      Under each Initial Charter, the
                                            Initial Charterer will be liable for
                                            oil or other pollution damage
                                            resulting from its operation of the
                                            related Vessel under such Initial
                                            Charter and will indemnify and hold
                                            harmless the related Owner against
                                            any and all losses, damages and
                                            expenses incurred by such Owner as a
                                            result of any oil or other pollution
                                            damage resulting from the Initial
                                            Charterer's operation of such Vessel
                                            under such Initial Charter
                                            (including, without limitation, such
                                            Owner's liability under the United
                                            States Oil Pollution Act of 1990, as
                                            amended ("OPA 90"), or under the
                                            laws of any other jurisdiction
                                            relating to oil spills).

                                            After the termination, if any, of
                                            the Initial Charter relating to a
                                            Vessel, the related Owner will be
                                            required under the related Mortgage
                                            to insure or cause such Vessel to be
                                            insured against all protection and
                                            indemnity risks including
                                            liabilities to persons who have
                                            suffered any loss, damage or injury
                                            whatsoever in connection with
                                            anything done or not done by the
                                            Vessel, any charterer or the Owner
                                            in connection with the Vessel or the
                                            employment or use thereof (including
                                            in connection with any oil or other
                                            substance emanating from the Vessel
                                            or any other vessel with which the
                                            Vessel may be involved in collision)
                                            and against liability under laws
                                            (including environmental laws)
                                            applicable to the use of the Vessel.

Serial Notes..........................      Golden State Petroleum, as agent for
                                            the Owners has, pursuant to the
                                            Indenture, issued Serial Notes on
                                            the Original Closing Date in the
                                            principal amounts and maturities
                                            stated below:

                                            $5,200,000 principal amount of
                                            6.360% Serial First Preferred
                                            Mortgage Notes Due 2000.

                                            $6,800,000 principal amount of
                                            6.465% Serial First Preferred
                                            Mortgage Notes Due 2001.

                                            $7,300,000 principal amount of
                                            6.550% Serial First Preferred
                                            Mortgage Notes Due 2002.

                                            $7,800,000 principal amount of
                                            6.610% Serial First Preferred
                                            Mortgage Notes Due 2003.

                                            $8,300,000 principal amount of
                                            6.700% Serial First Preferred
                                            Mortgage Notes Due 2004.

                                            $8,800,000 principal amount of
                                            6.800% Serial First Preferred
                                            Mortgage Notes Due 2005.

                                            $7,500,000 principal amount of
                                            6.855% Serial First Preferred
                                            Mortgage Notes Due 2006.

                                            Interest will be due on the Serial
                                            Notes on each February 1 and August
                                            1, commencing August 1, 1997.
                                            Principal on the Serial Notes will
                                            be due on February 1 in the year of
                                            maturity.

Additional Notes......................      Golden State Petroleum, as agent for
                                            the Owners, shall be entitled to
                                            issue additional series of first
                                            preferred mortgage notes (each, a
                                            "Series of Additional Notes") on a
                                            Delivery Date for a Vessel pursuant
                                            to supplements (each, a
                                            "Supplemental Indenture") to the
                                            Indenture upon the satisfaction of
                                            certain terms and conditions set
                                            forth in the Indenture.

                                            Each Series of Additional Notes will
                                            mature no later than the expiration
                                            of the Fixed Period. The proceeds of
                                            each Series of Additional Notes,
                                            after the payment of the cost of
                                            issuance of such Series of
                                            Additional Notes, will be used by
                                            the related Owner to fund any
                                            Additional Construction Costs of a
                                            Vessel, which Additional
                                            Construction Costs shall not exceed
                                            $250,000 per Vessel without the
                                            consent of the related Owner. Each
                                            Series of Additional Notes will be
                                            secured by the Collateral equally
                                            and ratably with the Serial Notes,
                                            the Exchange Notes, the untendered
                                            Existing Notes, if any, and each
                                            other Series of Additional Notes.
                                            Each Series of Additional Notes will
                                            be subject to mandatory redemption
                                            by the Owners when, as and if the
                                            Exchange Notes, the untendered
                                            Existing Notes, if any, and the
                                            Serial Notes are subject to
                                            mandatory redemption. See
                                            "Additional Notes."

Material Federal Income Tax
Consequences..........................      In the opinion of Thacher Proffitt &
                                            Wood, counsel to the Owners, based
                                            on the application of existing law,
                                            and
                                            assuming compliance with all
                                            provisions of the Indenture, the
                                            Initial Charters and other relevant
                                            documents, and the facts set forth
                                            in this Prospectus, the Exchange
                                            Notes will be characterized as
                                            indebtedness of the Owners for
                                            federal income tax purposes.
                                            Consequently, Holders of the
                                            Exchange Notes will be required to
                                            include interest paid or accrued on
                                            the Exchange Notes in gross income
                                            in accordance with their method of
                                            accounting for federal income tax
                                            purposes. See "Material United
                                            States Federal Income Tax
                                            Consequences" regarding the
                                            foregoing and additional information
                                            concerning the application of
                                            federal income tax laws.

Use of Proceeds.......................      See "Prospectus Summary--Sources and
                                            Uses of Funds Through the Delivery
                                            Dates" for a discussion of the
                                            application of the net proceeds of
                                            the offering of the Existing Notes
                                            to the cost of acquiring the
                                            Vessels.

Ratings...............................     The Exchange Notes have been
                                            prospectively rated "Baa2", by
                                            Moody's Investors Service, Inc.
                                            ("Moody's"), "BBB" by Standard &
                                            Poor's Rating Group, a division of
                                            McGraw-Hill Co., Inc. ("Standard &
                                            Poor's") and "BBB" by Duff & Phelps
                                            Credit Rating Co. ("Duff & Phelps")
                                            at their initial issuance. A
                                            security rating is not a
                                            recommendation to buy, sell or hold
                                            securities and may be subject to
                                            revision or withdrawal at any time.
                                            The ratings do not address the
                                            possibility that Holders of the
                                            Exchange Notes may suffer a lower
                                            than anticipated yield.

Risk Factors..........................      Prospective Holders of the Exchange
                                            Notes should carefully consider the
                                            matters set forth in this Prospectus
                                            under the caption "Risk Factors."

                            Sources and Uses of Funds
                          Through the Delivery Dates(1)

Sources of Funds:
         Proceeds from Serial Notes............................... $ 51,700,000
         Proceeds from Existing Notes.............................  127,100,000
         Contribution of Broker's Commissions(3)..................    4,835,208
         Contribution of Services by Technical Supervisor(4)......    2,000,000
         Contribution of Owners' Items(4).........................    4,000,000
                                                                    -----------
                  Total Sources................................... $189,635,208
                                                                   ============

Use of Funds:
         Delivered Cost for the Vessels(2)(3)(4)(5)............... $184,916,785
         Initial Purchaser's Discounts and Commissions and
                  Financial Advisory Fees.........................    2,563,925
                                                                        886,000
Legal, Printing, Rating and Other Fees(6).........................
         Initial Debt Service Reserve Fund Amounts(7).............    1,268,498
                                                                    -----------
                  Total Uses...................................... $189,635,208
                                                                   ============


---------------------

(1) See "Capitalization of the Owners." Amounts shown are net of pre-issuance accrued interest on Existing Notes subject to delayed delivery. See "Plan of Distribution."

(2) Delivered Costs include contracted purchase price, capitalized interest (net of interest earned on the Pre-Funding Account) on the Notes prior to the Delivery Dates, technical supervision services, and other items (the "Owners' Items") and Recurring Fees payable prior to the Delivery Dates.

(3) The Builders have agreed to pay CPTC a brokerage commission of approximately $2.4 million per Vessel based on the contracted purchase price of the Vessels, payable in installments proportionate with payments made to the Builders by the Owners. CPTC has agreed to contribute all brokerage fees to the Owners and such fees will be deposited as they are received into the Pre-Funding Account.

(4) Pursuant to the Technical Supervision Agreement, the Technical Supervisor will contribute technical supervision services and the Owners' Items which are reflected at their fair market value.

(5) Capitalized interest on the Notes includes, through the Delivery Date for Vessel A, $3,473,889 and $10,743,975 to be paid on the Allocated Principal Amount of Notes with respect to the Serial Notes and Existing Notes, respectively, and includes, through the Delivery Date for Vessel B, $4,486,242 and $12,872,900 to be paid on the Allocated Principal Amount of Notes with respect to the Serial Notes and Existing Notes, respectively.

(6) Includes estimated costs payable by the Companies in connection with the Exchange Offer Registration Statement and/or the Shelf Registration Statement, as the case may be.

(7) Initial Debt Service Reserve Fund Amounts includes $274,430 to be transferred to the Debt Service Reserve Fund in respect of Vessel A and $302,069 to be transferred to the Debt Service Reserve Fund in respect of Vessel B, on the Delivery Date of the last Vessel. Also includes pre-funded Special Interest of $692,000.

         Certain statistical and graphical information set forth in this Prospectus has been supplied by R.S. Platou Economic Research a.s. ("Platou") and McQuilling Brokerage Partners, Inc. ("McQuilling"). Each of Platou and McQuilling has advised Golden State Petroleum and the Owners that (i) some of the information provided is based on estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in their databases, (iii) while each has taken reasonable care in the compilation of such statistical information and believes it to be correct, data collection is subject to limited audit and validation procedures and (iv) the provision of such information does not obviate the need to make further appropriate inquiries.

                                  RISK FACTORS

         Prospective investors should carefully consider the risk factors described below, in addition to the other information set forth in this Prospectus, in connection with an investment in the Exchange Notes.

         This Prospectus includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that a party expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures and investments in multi-client data (including the amount and nature thereof), backlog, repayment of debt, expansion and other development trends of the petroleum industry, business strategies, expansion and growth of operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by such party in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by such party, changes in laws or regulations and other factors, many of which are beyond the control of such party. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

LIMITED PURPOSE NATURE OF THE OWNERS

         The Exchange Notes and the untendered Existing Notes, if any, represent obligations of the Owners secured, equally and ratably with the Serial Notes and the Additional Notes, if any, by the Collateral. See "Description of the Exchange Notes--Security." The Exchange Notes and the untendered Existing Notes, if any, do not represent obligations of Golden State Petroleum, the Initial Charterer, Chevron or any person other than the Owners. The activity of the Owners is limited to issuing the Mortgage Notes, contracting for the construction of the Vessels with the Builders, acquiring the Vessels and chartering the Vessels initially to the Initial Charterer and thereafter to other charterers pursuant to Acceptable Replacement Charters or other charters. Upon the delivery of each Vessel to the related Owner, holders must rely for repayment upon charter hire payments from the charter of the Vessels or the proceeds, if any, from any sale of the Vessels. Neither of the Owners has any operating history or financial statements for any period prior to the current period. See "Description of the Exchange Notes--Certain Covenants."

NON-PERFORMANCE BY BUILDERS

         Pursuant to the Vessel A Building Contract, the Contractual Delivery Date for Vessel A is February 1, 1999 and pursuant to the Vessel B Building Contract, the Contractual Delivery Date for Vessel B is July 1, 1999. If the delivery of a Vessel is or will be delayed for any reason for more than 180 days after the Contractual Delivery Date therefor, the related Owner may either cancel the related Building Contract and receive the Refund Amount (as described herein) or may extend the Contractual Delivery Date and reserve the right to liquidated damages in an amount equal to $24,200 per day; provided, however, that such extension does not adversely affect the then current rating of the Notes. See "Building Contracts." In the event the Owner elects to cancel a Building Contract and receives the Refund Amount either from the Builders or under the related Building Contract Guarantee, the Allocated Principal Amount of the Notes for the related Vessel will be subject to mandatory redemption. Amounts held in the Pre-Funding Account, together with proceeds of the related Building Contract or Building Contract Guarantee, will be used to redeem Serial Notes comprising a portion of such Notes and then the Exchange Notes and the untendered Existing Notes, if any, comprising the remainder of such Notes.

TERMINATION OPTIONS UNDER THE INITIAL CHARTERS

         Each Initial Charter has a fixed term of eighteen years. After the Fixed Period, the Initial Charterer has the right to terminate such Initial Charter on five Optional Termination Dates, beginning on the expiration of the Fixed Period and on each of the four subsequent two-year anniversaries thereof.
 See "The Initial Charters--Term of the Initial Charters."

         The exercise of such termination options under each Initial Charter is completely within the Initial Charterer's discretion. The Initial Charterer and Chevron will not owe any fiduciary or other duty to the Holders and accordingly, in making a decision whether to terminate an Initial Charter with respect to any or all subsequent periods thereunder (each, an "Optional Period"), the Initial Charterer will consider its own interests and not how its decision will affect the Holders. Prospective Holders of the Exchange Notes should not base their investment decision solely on the Initial Charters or the related Chevron Guarantees because each Initial Charter is first terminable by the Initial Charterer more than 11 years in advance of the Maturity Date for the Exchange Notes and there can be no assurance that the Initial Charterer will not elect to terminate either or both Initial Charters on the first, or any subsequent, Optional Termination Date.

         In the event that the Initial Charters are terminated, Holders of the Exchange Notes must rely for sinking fund and interest payments and the final principal payment on a combination of charter hire payments, if any, from the recharter of the Vessels, the proceeds, if any, from any sale of the Vessels, and amounts held in the Debt Service Reserve Fund. Assuming no withdrawals from the Debt Service Reserve Fund, the amount on deposit in the Debt Service Reserve Fund on August 1, 2007 will be no less than the Debt Service Reserve Requirement.

         The Owners cannot predict the factors that the Initial Charterer will consider in deciding whether to exercise any of its termination options under any Initial Charter. It is likely, however, that the Initial Charterer would consider a variety of factors, which may include the following:

                  (i) Whether or not the related Vessel is surplus to the Initial Charterer's requirements. This in turn will depend on factors such as the general state of Chevron's business, including its refining and marketing businesses, the locations of crude oil sources necessary to meet Chevron's requirements at the time such termination option becomes exercisable and the tanker market and the market for petroleum products. See "Business--The International Tanker Market." If the Initial Charterer is faced with the need to reduce the size of its tanker fleet, terminating an Initial Charter may be an economically attractive option for the Initial Charterer.

                  (ii) Whether or not the related Vessel is suitable for the Initial Charterer's requirements at the time such termination option becomes exercisable. Although the Vessels have been designed to meet the Initial Charterer's specifications, there can be no assurance that the Initial Charterer's requirements will not change over time, or that developments in the tanker industry or other developments such as new environmental and safety regulations will not render the Vessels obsolete. If the Initial Charterer decides to modernize or otherwise upgrade its tanker fleet or if market conditions favor the use of tankers that are larger or smaller than the related Vessel, terminating the related Initial Charter may be an economically attractive option for the Initial Charterer.

                  (iii) Whether or not competitive charter hire rates are available for the Initial Charterer in the open market. Charter hire rates are very volatile. If, at the time a termination option becomes exercisable, oil tankers similar to, or better than, the related Vessel are available to the Initial Charterer on the open market at charter hire rates which are lower than or competitive with those provided for under the Initial Charters, terminating the related Initial Charter may be an economically attractive option for the Initial Charterer. See "Business--The International Tanker Market" for a discussion of the factors affecting charter hire rates.

CERTAIN RISKS NOT RELATED TO THE INITIAL CHARTERER

         The Indenture Events of Default specified in the Indenture include, in addition to a default by the Initial Charterer under any Initial Charter or the termination of the related Chevron Guarantee other than pursuant to its terms, certain other events which do not depend on the Initial Charterer's compliance with the Initial Charters or the effectiveness of the related Chevron Guarantee. Such Indenture Events of Default include (i) the occurrence and continuance of a Mortgage Event of Default (not involving a Charter Event of Default), (ii) a breach of any representation, warranty or covenant of Golden State Petroleum or the Owners in the Indenture, the Mortgage Notes or any Security Document which continues uncured for a specified period, (iii) the occurrence of specified events of bankruptcy with respect to Golden State Petroleum or the Owners and
(iv) the termination of any of the Security Documents other than pursuant to their terms. See "Description of the Exchange Notes--Indenture Events of Default." The activities of the Owners have been limited as described under "The Owners," and each Owner will covenant to engage in no activities other than those permitted. See "Description of the Exchange Notes--Certain Covenants" for a description of the applicable covenants.

         Any of the Indenture Events of Default discussed above could occur even if the Initial Charterer is in full compliance with the terms of the Initial Charters or any subsequent charterer is in full compliance under an Acceptable Replacement Charter. For example, after the Vessels are accepted by the Owners under the Building Contracts and at least until the first Optional Termination Date under the Initial Charters, the Owners will rely entirely on the Initial Charterer's charter hire payments under the Initial Charters and any earnings on Permitted Investments to pay their expenses and make scheduled payments of principal and interest on the Exchange Notes, the untendered Existing Notes, if any, the Serial Notes and the Additional Notes, if any, and interest on the Exchange Notes. Such expenses will include Recurring Fees and any other expenses for which the Initial Charterer is not responsible under the Initial Charters. Under each Initial Charter, the Initial Charterer will be responsible for, among other things, all costs and expenses of operating and maintaining the related Vessel and the costs and expenses of maintaining the documentation of the related Vessel under the laws of the Registration Jurisdiction. See "The Initial Charters--Flag and Name of Vessel" and "--Indemnity." While the Owners expect that such charter hire payments and earnings will be sufficient to meet their requirements, substantial unanticipated expenses or increases in expenses that are not payable by the Initial Charterer under the Initial Charters could result in the bankruptcy of an Owner, which would result in an Indenture Event of Default. Upon the occurrence and continuance of such an Indenture Event of Default, all principal and accrued interest on the Mortgage Notes would become immediately due and payable. Thereafter, any amounts received by the Indenture Trustee in the exercise of its remedies, including, for example, charter hire payments from the Initial Charterer or any substitute charterer or proceeds from the sale of the Vessels, would be subject to the claims of the holders of the Mortgage Notes, equally and ratably. There can be no assurance that amounts received by the Indenture Trustee following an Indenture Event of Default would be sufficient to pay the principal of and accrued interest on the outstanding Mortgage Notes.

SALE OR OPERATION OF VESSELS AFTER TERMINATION OF AN INITIAL CHARTER

         If the Initial Charterer decides to exercise a termination option with respect to either of the Initial Charters, the Initial Charterer is required to give the related Owner (i) non-binding notice of such intent, determined on a good faith basis, at least 12 months prior to the termination of the Fixed Period or nine months prior to the expiration of the prior Optional Period, as the case may be, and (ii) irrevocable notice of such exercise nine months prior to the termination of the Fixed Period or six months prior to the termination of the prior Optional Period, as the case may be. Upon such notice, the Manager, pursuant to the Management Agreement, will attempt to arrange for an Acceptable Replacement Charter. If an Acceptable Replacement Charter is commercially unavailable, the Owner shall have the option to redeem Exchange Notes and the untendered Existing Notes, if any, in an aggregate principal amount equal to the Allocated Principal Amount of the Notes for the Vessel or shall direct the Manager, pursuant to the

Management Agreement, to solicit bids for the sale of the Vessel in respect of which the Initial Charter is being terminated. If no bid provides net proceeds that, together with an amount equal to the Allocable Portion of the Debt Service Reserve Fund, at least equals the Allocated Principal Amount of the Notes for such Vessel, plus interest accrued but unpaid thereon, the Manager will forward to the Indenture Trustee copies of all bids for the sale of the Vessel. Unless instructed by all of the Holders of the Exchange Notes and the untendered Existing Notes, if any, to accept a sale bid that is below the required minimum bid, the Manager will attempt to recharter the Vessel on such terms as the Manager, in its discretion, deems appropriate, provided that (i) such charter shall be at arms length, (ii) such charter shall have a termination date no later than February 1, 2019 and (iii) the charter hire payable thereunder during the term thereof is an amount sufficient to (A) make the mandatory sinking fund payments, together with all interest payments on the Allocated Principal Amount of the Notes for such Vessel, (B) pay Recurring Fees for such Vessel and the cost of insurance not maintained by the charterer under such charter, (C) pay the Management Fees for such Vessel and (D) pay the amount of fees and expenses of the Indenture Trustee allocable to such Vessel. There can be no assurance that, upon termination of the Initial Charter relating to any Vessel, an Acceptable Replacement Charter for such Vessel will be available, that such Vessel can be sold for an amount that, together with the Allocable Portion of the Debt Service Reserve Fund, will be sufficient to redeem the Allocated Principal Amount of the Notes for such Vessel and accrued interest or that, after paying certain related operating expenses, sufficient revenues to make the remaining sinking fund and interest payments and the final principal payment on the Allocated Principal Amount of the Notes for such Vessel can be derived by rechartering such Vessel.

         For a discussion of some of the factors influencing the supply of and demand for oil tanker capacity, see "Business--The International Tanker Market" and "Cyclicality and Volatility of Tanker Industry; Dependence on Oil Market" below.

VOLATILITY OF VESSEL VALUES

         Upon the acceptance of the Vessels by the Owners under the Building Contracts, the Exchange Notes and the untendered Existing Notes, if any, will be secured, equally and ratably with the Serial Notes and the Additional Notes, if any, by a Mortgage on each Vessel granted by the related Owner to the Indenture Trustee. There can be no assurance that the value of each Vessel will at any time equal or exceed the Allocated Principal Amount of the Mortgage Notes for such Vessel. The fair market value of oil tankers, including the Vessels, can be expected to fluctuate, depending upon general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they may be expected to decline significantly in value. There can be no assurance that the proceeds from the sale of any Vessel in connection with the Indenture Trustee's exercise of remedies following an Indenture Event of Default would be sufficient to redeem the Allocated Principal Amount of the Mortgage Notes for such Vessel or that any buyers would be available under the circumstances in which such sale would occur.
See "Business--The International Tanker Market--Supply and Demand."

CYCLICALITY AND VOLATILITY OF TANKER INDUSTRY; DEPENDENCE ON OIL MARKET

         Historically, the overall oil tanker business has been highly cyclical, with attendant volatility in profitability and asset values resulting from changes in the supply of and demand for vessel capacity. The supply of vessel capacity is influenced by the number of new vessels built, the scrapping of older vessels, the efficiency of the world fleet and government and industry regulation of maritime transportation practices. The demand for vessel capacity is influenced by global and regional economic conditions, increases and decreases in industrial production and demand for crude oil and refined petroleum products, political changes and armed conflicts, developments in international trade and changes in seaborne and other transportation patterns. Consumption of crude oil and petroleum products is affected by, among other things, general economic conditions, oil prices, environmental concerns, weather patterns and competition from alternative energy sources. Because many of the factors influencing the supply of and demand for vessel capacity are unpredictable, the nature, timing and degree of changes in tanker industry conditions are also unpredictable. See "Business--The International Tanker Market." Whether or not the Initial Charterer exercises its right to terminate either Initial Charter and whether or not the Manager and the respective Owner will be able to find an Acceptable Replacement Charter will likely be influenced by some or all of the foregoing factors. See "Termination Options under the Initial Charters" above and "The Initial Charters--Term of the Initial Charters."

PREPAYMENT CONSIDERATIONS

         The Exchange Notes and the untendered Existing Notes, if any, are subject to optional redemption (a) in whole on any Payment Date on and after the later of August 1, 1999 or the Delivery Date of the last Vessel to be delivered at the redemption prices described herein and through operation of the mandatory sinking fund commencing August 1, 2007 and (b) in part if an Initial Charter is terminated for a Vessel and an Acceptable Replacement Charter is not entered into. See "Description of the Exchange Notes--Optional Redemption." The Notes are subject to mandatory redemption in part if a Vessel is not accepted by the related Owner on or before 180 days from the Contractual Delivery Date for such Vessel or if such Vessel suffers a casualty or certain other events resulting in a Total Loss. The Exchange Notes and the untendered Existing Notes, if any, are also subject to mandatory redemption in part under certain other circumstances following the termination of an Initial Charter and in the event of a Net Reduction in Construction Costs for a Vessel. See "Description of the Exchange Notes--Mandatory Redemption."

ENVIRONMENTAL AND OTHER REGULATIONS

         The Vessels and the operation of the Vessels must comply with extensive and changing environmental protection laws and regulations. Compliance with these laws and regulations may entail significant expenses, including expenses for ship modifications and changes in operating procedures. These laws and regulations could have a material adverse effect on the business and the operations of the Owners and any charterer of the Vessels. In particular, the United States Oil Pollution Act of 1990, as amended ("OPA 90"), provides for strict liability for owners, operators and demise charterers of any vessel for certain oil pollution incidents in the waters of the United States or adjoining shorelines or the exclusive economic zone. The United States Coast Guard has adopted a final rule (the "Final Rule") under OPA 90 published on March 7, 1996 which requires owners, operators and demise charterers of self-propelled tanker vessels operating in United States waters to meet the aggregate financial responsibility requirements required under OPA 90 as well as under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). The Initial Charterer has agreed, pursuant to the Initial Charters, to furnish evidence of financial responsibility with respect to the Vessels to the United States Coast Guard as required by the Final Rule.

         The Final Rule requires owners, operators and demise charterers to furnish the United States Coast Guard with evidence of financial responsibility in compliance with the limits specified by OPA 90 and CERCLA. Owners, operators and demise charterers can demonstrate their financial responsibility through types of self-insurance that require that tangible assets located within the United States be measured against worldwide liabilities, as well as through insurance, guaranties or surety bond guaranties. Insurance has been one of the principal methods used to satisfy financial responsibility. The Final Rule subjects insurers and other guarantors to direct actions and would require insurers and other guarantors to waive certain customary insurance policy defenses. In the event that the insurer, surety or other party is sued directly, it is limited to asserting the following defenses: (i) that the incident was caused by the willful misconduct of the responsible party; (ii) those available to the responsible party under OPA or CERCLA; (iii) that the claim exceeds the amount of the guarantee; (iv) that the claim exceeds the proper amount of the guarantee based on the gross tonnage of the vessel; and (v) that the claim is not one made under either OPA or CERCLA. Most of the protection and indemnity organizations ("P & I Clubs") that provide insurance to ship owners and operators have refused to furnish evidence of insurance to owners and operators of vessels entering United States ports under these terms. However, certain newly formed insurance companies, which have been deemed acceptable guarantors by the United States Coast Guard, have furnished the guaranties pursuant to the Final Rule. If any charterer of the Vessels is unable to comply with the Final Rule it would have a material adverse effect on the Owners and the Holders of the Exchange Notes. See "Business--Environmental Regulation."

         The International Maritime Organization, an agency of the United Nations (the "IMO"), recently adopted regulations designed to reduce oil pollution in international waters. In complying with OPA 90, the IMO regulations and other regulations that may be adopted, the Owners and any charterer of the Vessels may be forced to incur additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Certain states in the United States, the European Community and certain other countries have adopted or are also considering adopting stricter technical and operational requirements for tankers. Additional laws and regulations may be adopted which may have a material adverse effect on the business and the operations of the Owners and any charterer of the Vessels. See "Business--Environmental Regulation."

RISK OF LOSS AND LIABILITY; INSURANCE

         The operation of any ocean-going vessel carries an inherent risk of catastrophic marine disasters, environmental mishaps, cargo and property losses or damage and business interruptions caused by adverse weather and ocean conditions, mechanical failures, human error, political action in various countries, war, terrorism, piracy, labor strikes and other circumstances or events. Pursuant to the Initial Charters, the Vessels may be operated throughout the world in any lawful trade for which the Vessels are suitable, including carrying oil and its products. In the past, political conflicts in many regions, particularly in the Arabian Gulf, have included attacks on tankers, mining of waterways and other efforts to disrupt shipping in the area. Vessels trading in such regions have also been subject to acts of terrorism and piracy. In addition, the carriage of petroleum products is subject to the risk of spillage and leakage. Any such event may result in increased costs or the loss of revenues or assets, including a Vessel.

         Under the Initial Charters, the Initial Charterer is entitled to self-insure against marine and war risks relating to the Vessels and against protection and indemnity risks relating to the Vessels during the term of the Initial Charters and, accordingly, purchasers of the Notes cannot rely on the existence of third-party insurance. See "The Initial Charters--Insurance" and "--Covenants." There can be no assurance that all risks will be adequately insured against, that any particular loss will be covered or that the Owners will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, stricter environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution. See "Environmental and Other Regulations" above.

         The Initial Charterer will, pursuant to the Initial Charters, indemnify each Owner from damages arising from a failure to maintain any financial responsibility requirements whether relating to oil or other pollution damage. The Initial Charterer will also indemnify the Owners to the extent losses, damages or expenses are incurred by the Owners relating to oil or other pollution damage as a result of the operation of the Vessels by the Initial Charterer.

         Under OPA 90, vessel owners, operators and demise charterers are "responsible parties" with strict liability on a joint and several basis (subject to certain exceptions and qualifications) for all oil spill containment and clean-up costs and other damages arising from actual or threatened oil spills pertaining to these vessels. Although OPA 90 does not by its terms impose liability on lenders or the holders of mortgages on vessels, there is no specific exclusion for such entities under OPA 90. In addition, if the Indenture Trustee or any holder exercises remedies and becomes an "owner" or "operator" or "demise charterer" of a Vessel following a Mortgage Event of Default, such person or entity may be subject to liability as responsible parties under OPA
90. OPA 90 limits the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker (subject to possible adjustment for inflation);

however, that limit would not apply if the incident were proximately caused by violation of applicable United States federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report an incident which the responsible party knows or has reason to know of, or to provide all reasonable cooperation and assistance requested by a responsible official in connection with oil removal activities. See "Business--Environmental Regulation."

ENFORCEMENT OF MORTGAGES

         Each of the Vessels will be registered under the laws of the Republic of Liberia. The Mortgages will be recorded pursuant to the laws of the Republic of Liberia and will create preferred mortgage liens under the maritime law thereof. In addition, in order to perfect the Mortgages granted by the Owners, the Mortgages will also be filed in the Isle of Man. Liberian law provides that the lien of a preferred mortgage may be enforced by the mortgagee by a suit in rem in admiralty in a proceeding against a vessel. Historically, Liberian ship mortgages have been enforced in major commercial ports throughout the world. However, the priority that such mortgages will have against the claims of other lien creditors in an enforcement proceeding is generally determined by, and will vary in accordance with, the laws of the country where a proceeding is brought. Generally, such a preferred mortgage lien will rank prior to all subsequent maritime liens other than certain other preferred maritime liens, including liens for damages arising out of tort (including claims for oil pollution), liens for crew's wages, liens for general average and salvage. Under Liberian law, a preferred mortgage will also rank after certain other maritime liens, including maritime liens for failure to pay tonnage taxes and annual fees. Under United States law, a foreign preferred ship mortgage will also rank after certain other maritime liens, including those for repairs, supplies, towage, use of drydock or marine railways or other necessaries, performed or supplied in the United States. Since each Vessel will trade throughout the world and since a mortgage generally will be enforceable against a Vessel only in the jurisdiction in which it is physically present, there can be no assurance that if enforcement proceedings are commenced against a Vessel, the Vessel will be located in a jurisdiction having the same mortgage enforcement procedures and lien priorities as, for example, Liberia or the United States. However, upon the occurrence of a Mortgage Event of Default relating to a Vessel, the Indenture Trustee may be able to effect control over the Vessel to direct it to a desirable jurisdiction to arrest the Vessel pursuant to judicial foreclosure proceedings. See "Description of the Exchange Notes--Indenture Remedies."

         Although each of the Vessels is owned by a separate Owner, under certain circumstances a parent company and all of the shipowning affiliates in a group under common control could be held liable for damages or debts owed by one of the affiliates, including liabilities for spills under OPA 90 or other environmental laws. Therefore, it is possible that all of the assets of an Owner could be subject to execution upon a judgment against such Owner and any other Owner, and that such judgment lien could rank ahead of the Mortgages. See "Risk of Loss and Liability; Insurance" above.

FRAUDULENT CONVEYANCE STATUTES

         The granting of the security interest in and to the Collateral could be subject to review under relevant fraudulent conveyance statutes and other applicable insolvency laws (the "Fraudulent Conveyance Laws") in a bankruptcy or other proceeding involving one or more of the Owners. Due to the nature of the business of the Owners and uncertainty as to where a bankruptcy, vessel foreclosure or other relevant proceeding might be commenced, it is not possible to predict where any such proceeding or attack might be brought or made or the law that the court might apply.

         Under the fraudulent conveyance law of the Isle of Man (the jurisdiction in which each of the Owners is incorporated), if a court were to find that, with respect to either Owner, at the time the interests in the Collateral were granted (the "Transfer"), it (a) made such Transfer with actual intent to prefer or defraud any present or future creditor or (b) received less than a reasonably equivalent value or fair consideration for the Transfer or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under the relevant Fraudulent Conveyance Laws), such court could avoid the Transfer in whole or in part. To the extent that a Transfer by either Owner exceeds the consideration received by it, the determination of whether the Transfer in question is a fraudulent conveyance depends on (1) whether the Transfer so exceeds the value and benefit received by such Owner that, at least to the extent of such excess, the Owner did not receive reasonably equivalent value or fair consideration for the Transfer; and, if so, then (2) whether following the valuation of the assets and liabilities of such Owner it is determined that such Owner is or has been rendered insolvent. While there can be no assurance that a court, viewing the transaction with hindsight, would determine that a particular Owner received fair value for its Transfer, or was not rendered insolvent by the pertinent Transfer, to the extent it exceeded the value of the consideration received by that Owner, each Owner believes that it will receive proper consideration for its respective Transfer and that no such Owner will be rendered insolvent by the contemplated Transfers. No assurance, however, can be given that a court would concur with such belief.

RISKS RELATING TO ENFORCEMENT OF JUDGMENTS AGAINST THE OWNERS

         The Owners are incorporated in the Isle of Man. As a result, it may be difficult to obtain a judgment in the Isle of Man in an original action or to enforce in the Isle of Man judgments obtained in the United States courts, predicated upon United States securities laws.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

         The Existing Notes are currently owned by a relatively small number of beneficial owners. The Existing Notes have not been registered under the Securities Act and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes will be permitted to be resold or otherwise transferred by Holders who have met the conditions of the Exchange Offer without compliance with the registration requirements under the Securities Act, Golden State Petroleum and the Owners do not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq National Market. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the existence of or liquidity of the trading market for the Exchange Notes. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURE

         The issuance of the Exchange Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Companies or their agents of a properly completed and duly executed Letter of Transmittal, or an agreement to be bound thereby, and all other required documents. Therefore, Holders of Existing Notes desiring to tender such Existing Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Companies are under no duty to give notification of defects or irregularities with respect to tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof, and upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the liquidity of untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Existing Notes were issued by Golden State Petroleum, as agent on behalf of the Owners, in December 1996, to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"). The Initial Purchaser subsequently placed the Existing Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the purchase of the Existing Notes by the Initial Purchaser, the Companies entered into the Registration Rights Agreement with the Initial Purchaser, which requires, among other things, that promptly following the sale of the Existing Notes to the Initial Purchaser, the Companies would (i) file with the Commission a registration statement under the Securities Act with respect to a registered offer to exchange the Existing Notes for the Exchange Notes of Golden State Petroleum identical in all material respects to the Existing Notes, (ii) use their respective reasonable best efforts to cause such registration statement to become effective under the Securities Act and (iii) use their respective reasonable best efforts to cause the Exchange Offer to be consummated on the earliest practical date after such registration statement becomes effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Companies have entered into an agreement pursuant to which the Companies have designated the Manager on behalf of the Companies, to take actions, make decisions and give consents relating to the Registration Rights Agreement. In circumstances where the Registration Rights Agreement fails to specify how such action is to be taken, such decision is to be made or such consent is to be granted among the Companies. In consideration for such designation, the Manager has agreed to pay all expenses of this Exchange Offer. A copy of such agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         Following the consummation of the Exchange Offer, Holders of the Existing Notes who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Companies will accept for exchange any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Golden State Petroleum, as agent on behalf of the Owners, will issue up to $127,100,000 principal amount of Exchange Notes in exchange for a like principal amount of outstanding Existing Notes accepted in the Exchange Offer. Holders may tender all or a portion of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

         The form and terms of the Exchange Notes will be identical to the form and terms of the Existing Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the Holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Existing Notes tendered in exchange therefor and will be entitled to the benefits of the Indenture.

         As of the date of this Prospectus, $127,100,000 aggregate principal amount of the Existing Notes was outstanding and registered in the name of Cede & Co., as nominee for DTC. The Companies have fixed the close of business on _________________, 1997, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Isle of Man Information will be mailed initially.

         Holders of Existing Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the Isle of Man or the Indenture in connection with the Exchange Offer. The Companies intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

         The Companies shall be deemed to have accepted validly tendered Existing Notes when, as and if the Companies have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Companies.

         If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Existing Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Manager has agreed to pay all charges and expenses in connection with the Exchange Offer. See "--Fees and Expenses" and "--Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _________________, 1997, unless the Companies, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         The Companies reserve the right, in their sole discretion, (i) to delay the acceptance of any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. The Companies will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         If the Exchange Offer is amended in a manner determined by the Companies to constitute a material change, the Companies will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Companies will extend the Exchange Offer for a period of five to ten Business Days if the Exchange Offer would otherwise expire during such five to ten Business Day period.

         Without limiting the manner in which the Companies may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Companies shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

         Holders of Existing Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

INTEREST ON THE EXCHANGE NOTES

         The Exchange Notes will be deemed to accrue interest from December 24, 1996 (the date of original issuance of the Existing Notes) or from the date of the last periodic payment of interest on such

Existing Notes, whichever is later. Interest on the Exchange Notes will be payable semi-annually on each February 1 and August 1, commencing on August 1, 1997.

PROCEDURES FOR TENDERING

         Only a Holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must either (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed (if required by the Letter of Transmittal) and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Existing Notes and any other required documents, to the Exchange Agent or (ii) in the case of a book-entry transfer, confirm book-entry transfer of the Existing Notes into an equal principal amount of Exchange Notes into the Exchange Agent's account at DTC, in either case prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Existing Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" or, if book-entry transfer is used, electronic instructions with regard to the Existing Notes, the Letter of Transmittal and all other required documents must be received by DTC, in each case prior to 5:00 p.m., New York City time, on the Expiration Date. A Holder of Existing Notes may also tender in the Exchange Offer by complying with the procedure set forth under "--Guaranteed Delivery Procedures."

         The Companies understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Existing Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with DTC's procedures for such transfer.

         DTC's Automated Tender Offer Program is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Existing Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the Letter of Transmittal.

         By executing or electronically confirming the Letter of Transmittal, each Holder will make to the Companies the representations set forth below in the second paragraph under "--Resale of Exchange Notes."

         The tender by a Holder and the acceptance thereof by the Companies will constitute agreement between such Holder and the Companies in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF EXISTING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO ANY OF THE COMPANIES. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

         Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered Holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Existing Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Companies, evidence satisfactory to the Companies of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Existing Notes and withdrawal of tendered Existing Notes will be determined by the Companies, in their sole discretion, which determination will be final and binding. The Companies reserve the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the acceptance of which would, in the opinion of counsel for the Companies, be unlawful. The Companies also reserve the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Companies' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Companies shall determine. Although the Companies intend to notify Holders of defects or irregularities with respect to tenders of Existing Notes, none of the Companies, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

         Holders not holding through DTC or Cede & Co. who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available, (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

                  (a) the tender is made through an Eligible Institution;

                  (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date or the execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

WITHDRAWALS OF TENDERS

         Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal (or a written or electronic ATOP transmission notice of withdrawal for DTC participants) must be received by the Exchange Agent at its address set forth herein (or received into the Exchange Agent's account at DTC) prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"),
(ii) identify the Existing Notes to be withdrawn, (iii) be signed or confirmed by the Holder in the same manner as the original signature on or confirmation of the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Indenture Trustee with respect to the Existing Notes register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. If Existing Notes have been delivered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must also specify the name and number of the account at DTC, and must otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Companies, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Companies shall not be required to accept for exchange, or to Exchange Notes for, any Existing Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Notes, if:

                  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the

         Companies, might materially impair the ability of the Companies to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Companies or any of their respective subsidiaries; or

                  (b) any change, or any development involving a prospective change, in the business or financial affairs of the Companies or any of their respective subsidiaries has occurred which, in the sole judgment of the Companies might materially impair the ability of the Companies to proceed with the Exchange Offer; or

                  (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Companies, might materially impair the ability of the Companies to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Companies; or

                  (d) any governmental approval has not been obtained, which approval the Companies shall, in their sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

                  (e) the Companies believe there has been a change in law or applicable interpretation thereof by the staff of the Commission such that the Exchange Notes to be received by Holders in the Exchange Offer would not be, upon receipt, transferable by each such Holder (other than any Holder who is an affiliate of the Companies, who acquires the Exchange Notes outside the ordinary course of its business or who has any arrangement or understanding with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes) without restrictions under the Securities Act.

         If the Companies determine in their sole discretion that any of the conditions are not satisfied, the Companies may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering Holders,
(ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Existing Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Companies will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Companies will extend the Exchange Offer for a period of five to ten Business Days if the Exchange Offer would otherwise expire during such five to ten-day period.

EXCHANGE AGENT

         United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance or for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Registered or Certified Mail:

                  United States Trust Company of New York
                  P.O. Box 844
                  Cooper Station
                  New York, NY 10276-0844

                  BY HAND:

                  United States Trust Company of New York
                  111 Broadway
                  Lower Level
                  Corporate Trust Window
                  New York, NY 10006

                  BY OVERNIGHT MAIL OR COURIER:

                  United States Trust Company of New York
                  770 Broadway
                  13th Floor
                  New York, NY 10003
                  Attn: Corporate Trust Services

                  BY FACSIMILE:

                  United States Trust Company of New York
                  (212) 420-6152; confirm by telephone (800) 548-6565

FEES AND EXPENSES

         The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Companies and their affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. The Companies have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Manager, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Indenture Trustee, filing fees, blue sky fees and printing and distribution expenses.

         The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Companies and are estimated in the aggregate to be $_________.

TRANSFER TAXES

         The Manager will pay all transfer taxes, if any, applicable to the exchange of the Existing Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

         The Exchange Notes will be recorded at the same carrying value as the Existing Notes, which is face value, as reflected in the accounting records of the Owners on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

RESALE OF EXCHANGE NOTES

         Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Companies believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold or otherwise transferred by any Holder of such Exchange Notes (other than any such Holder which is an "affiliate" of the Companies within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any Holder who is an affiliate of the Companies, who acquires the Exchange Notes outside the ordinary course of its business or who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by the applicable provisions of Item 507 or 508, as appropriate, of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

         By tendering in the Exchange Offer, each Holder will represent to the Companies that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) the Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder acknowledges that if it participates in the Exchange Offer for the purpose of distributing the Exchange Notes (a) it must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Companies. Further, by tendering in the Exchange Offer, each Holder represents to the Companies either that it is not an "affiliate" (as defined under Rule 405 of the Securities Act) of the Companies or, if it may be deemed an "affiliate" of the Companies that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without complying with the applicable registration and prospectus delivery requirements of the Securities Act. A Holder who is a broker-dealer must also acknowledge to the Companies that it acquired the Existing Notes as a result of market-making activities or other trading activities.

CONSEQUENCES OF FAILURE TO EXCHANGE

         As a result of the making of this Exchange Offer, the Companies generally will have fulfilled their obligations under the Registration Rights Agreement, and Holders of Existing Notes who do not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Existing Notes that does not exchange such Existing Notes for Exchange Notes will continue to hold such Existing Notes and will be entitled to all the rights, and subject to all the limitations, applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

         Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to Golden State Petroleum, as agent on behalf of the Owners (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Existing Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder or (v) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

         Because the Exchange Offer is for any and all Existing Notes, the number of Existing Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Existing Notes outstanding. As a result, the liquidity of any remaining Existing Notes may be substantially reduced.

OTHER

         Participation in the Exchange Offer is voluntary, and Holders should carefully consider whether to accept. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

         Golden State Petroleum, as agent on behalf of the Owners, may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Golden State Petroleum, as agent on behalf of the Owners, has no present plans to acquire any Existing Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Existing Notes.

                                 USE OF PROCEEDS

         The Exchange Offer is intended to satisfy certain of the Companies' obligations under the Registration Rights Agreement. The Owners will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Owners will receive in exchange Existing Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes, except as otherwise described herein. The Existing Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Owners.

                          CAPITALIZATION OF THE OWNERS

         The following unaudited table sets forth the capitalization of the Owners at December 19, 1996, and as adjusted to give effect to the sale of the Existing Notes (assuming all Existing Notes were delivered on the Original Closing Date) and the application of the estimated net proceeds therefrom. See also "Prospectus Summary--Sources and Uses of Funds Through the Delivery Dates," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity" and "Plan of Distribution."

                        Golden State Petro (IOM I-A) PLC*

                                          December 19, 1996
                           -----------------------------------------------------
                                   Actual             As Adjusted
Serial Notes...............           -               $24,900,000
Existing Notes.............           -                63,550,000
         Total debt........           -               $88,450,000



                        Golden State Petro (IOM I-B) PLC*

                                          December 19, 1996
                           -----------------------------------------------------
                                   Actual             As Adjusted
Serial Notes...............           -               $26,800,000
Existing Notes.............           -                63,550,000
         Total debt........           -               $90,350,000



* The above capitalization table does not reflect approximately $5.4 million per Vessel in contributed brokerage commissions, technical services and Owners' Items that are expected to be contributed during the construction of the Vessels. The Owners anticipate that a portion of these amounts will be reflected as a reduction of the Delivered Cost of the Vessels for financial reporting purposes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Each Owner was formed as an Isle of Man public limited company for the purpose of acquiring and chartering one of the Vessels. As of the Original Closing Date, the Owners had no operating history and had nominal capitalization.

         On the Original Closing Date, the Owners (i) received the proceeds, net of the Initial Purchaser's discounts and commissions and financial advisory fees, from the sale of the Serial Notes and the Existing Notes, (ii) paid the first installment of the purchase price of the Vessels, (iii) paid certain legal, printing, rating and other fees and expenses, (iv) received, as a contribution from CPTC, the brokerage commissions payable by the Builders in respect of the first installment of the purchase price of the Vessels and (v) deposited the balance of the net proceeds from the sale of the Notes into the Pre-Funding Account. See "Capitalization of the Owners" and "Prospectus Summary--Sources and Uses of Funds Through the Delivery Dates." In addition, the Owners entered into the Building Contracts, the Technical Supervision Agreements, the Initial Charters, the Management Agreements and certain security agreements for the benefit of the holders of the Notes and became the beneficiaries of the Building Contract Guarantees and the Chevron Guarantees.

         Between the Original Closing Date and the Delivery Date of its Vessel, the operations of each Owner will consist solely of (i) making payments of interest on the Notes, (ii) making payments of Recurring Fees and Management Fees, (iii) making additional installments under the Building Contracts, (iv) receiving interest on amounts held in the Pre-Funding Account, (v) receiving additional contributions from CPTC reflecting brokerage commissions payable by the Builders in respect of subsequent installments of the purchase price of the Vessels, (vi) receiving certain non-cash contributions from the Technical Supervisor of services and Owners' Items and (vii) fulfilling its obligations under the Registration Rights Agreement.

         On and after the Delivery Date of its Vessel, the operations of each Owner will consist solely of (i) receiving charter hire payments under its Initial Charter, Acceptable Replacement Charters and other charters, (ii) receiving proceeds from the sale, if any, of either Vessel, (iii) making payments of interest and principal on the Mortgage Notes (including Additional Notes, if any are issued on the Delivery Date), (iv) making payments of Recurring Fees and Management Fees and (v) receiving interest income on amounts held in the Trust Accounts.

CAPITAL RESOURCES AND LIQUIDITY

         Through the Contractual Delivery Date of the Vessels, interest on the Notes will be payable from amounts on deposit in the Pre-Funding Account. To the extent the Delivery Date for a Vessel is delayed, payments by the Builders under the related Building Contracts will be reflected as a decrease in the amount of the final installment due under such Building Contract. After the Delivery Date, the Owners' sources of funds will be charter hire payments for the Vessels, earnings on Permitted Investments and the proceeds from the sale, if any, of any Vessel. The Owners do not have, nor will they have in the future, any other source of capital for payment of the Mortgage Notes. See "Risk Factors--Limited Purpose Nature of the Owners."

         On the Original Closing Date, Golden State Petro (IOM I-A) PLC (i) received $87.2 million reflecting the proceeds from the sale of the Serial Notes and the Existing Notes, net of the Initial Purchaser's discounts and commissions and financial advisory fees, (ii) paid $35.3 million which represents the first installment of the contract purchase price of its Vessel net of the first installment of the brokerage commission payable to CPTC by the Builders, (iii) paid $0.5 million in legal, printing, rating and other fees and expenses and
(iv) deposited $51.5 million into the Pre-Funding Account.

         On the Original Closing Date, Golden State Petro (IOM I-B) PLC (i) received $89.1 million reflecting the proceeds net of the Initial Purchaser's discounts and commissions and financial advisory fees, from the sale of the Serial Notes and the Existing Notes, (ii) paid $38.9 million which represents the first installment of the contract purchase price of its Vessel net of the first installment of the brokerage commission payable to CPTC by the Builders,
(iii) paid $0.5 million in legal, printing, rating and other fees and expenses and (iv) deposited $49.7 million into the Pre-Funding Account.

         From the Original Closing Date to the Delivery Date of its Vessel, the respective Owners will use amounts held in the Pre-Funding Account, plus interest earned thereon to fund (i) the subsequent installments of the purchase price of the Vessels, (ii) capitalized interest payable on the Notes prior to the respective Contractual Delivery Dates estimated at $31.6 million and (iii) Recurring Fees, fees and expenses of the Indenture Trustee and Management Fees payable prior to the respective Contractual Delivery Dates. The costs of registration of the Existing Notes will be paid by the Manager.

         From the Delivery Date of its Vessel to the end of the Fixed Period of its Initial Charter, the respective Owners will use an estimated $158.9 million in Charter Hire payments under the Initial Charter and an estimated $5.2 million in interest earned on the Trust Accounts to: (i) make payments of interest on the Notes estimated at $95.7 million, (ii) make payments of principal on the Serial Notes of $51.7 million, which payments will retire all such Serial Notes and (iii) make an estimated $0.8 million in payments of Recurring Fees and Management Fees. On the first Optional Termination Date with respect to Vessel B, the Owners will have a balance in the Debt Service Reserve Fund of at least $18.2 million, assuming no prior withdrawals from the Debt Service Reserve Fund, and will have outstanding an aggregate principal amount of Exchange Notes and the untendered Existing Notes, if any, of $127.1 million.

         To the extent that the Initial Charterer does not terminate either Initial Charter, the balance of funds on deposit in the Debt Service Reserve Fund will exceed the amount of the Exchange Notes and the untendered Existing Notes, if any, outstanding by approximately August 1, 2014. To the extent that the Initial Charterer terminates both Initial Charters at the first Optional Termination Date thereof, the average daily bareboat charter hire rate that would be sufficient to permit timely payments of principal and interest on the Exchange Notes and the untendered Existing Notes, if any, until their maturity date is approximately $18,569.

         Charter Hire payments under each Initial Charter, and progress payments under each Building Contract, have been structured so that approximately $50,000 annually will be available to pay anticipated expenses with respect to the related Vessel which are not directly payable by the Initial Charterer under such Initial Charter.

         The foregoing determination assumes that amounts remaining in the Trust Accounts will be invested in Permitted Investments that will provide a return of 7.0% per annum compounded monthly for funds on deposit in the Pre-Funding Account and a return of 6.0% per annum compounded monthly for funds on deposit in the Revenue Account and the Debt Service Reserve Fund. On the Original Closing Date, guaranteed investment contracts for funds on deposit in the Pre-Funding Account and Revenue Account (until the latest maturity date of the Serial Note) rated at least "Aa" or "AA" by Moody's or Standard & Poor's, respectively, were available with at least the assumed annual rate of return and the Owners believe that guaranteed investment contracts for certain funds on deposit with the Indenture Trustee other than in the Pre-Funding Account or the Revenue Account (until the latest maturity date of the Serial Notes) rated at least "A" by Moody's or Standard & Poor's will be available with at least the assumed annual rate of return for such amounts until the latest maturity date of the Exchange Notes and the untendered Existing Notes, if any. The annual rate of return on Permitted Investments of amounts remaining in any Trust Account on or after August 1, 2014 cannot be predicted.

RESULTS OF OPERATIONS

         Each Owner's results of operations will depend on the charter hire payments for its Vessel under the related Initial Charter and, upon any termination of such Initial Charter, any charter hire under any subsequent charter or proceeds from any sale of such Vessel, earnings on Permitted Investments and the level of operating expenses.

                                    BUSINESS


THE VESSELS

         VERY LARGE CRUDE CARRIERS

         Both of the Vessels will be VLCCs which are capable of calling at a large number of ports. The main trading patterns of VLCCs are as follows. See "The International Tanker Market--Overview" and "--Charter Rates" below.

         VESSEL QUALITY

         Both of the Vessels will be modern, high-quality tankers which are being designed to the Initial Charterer's specifications to enhance safety and reduce operating and maintenance costs, including such features as high performance rudders, extra steel (minimal use of high tensile steels), additional fire safety equipment, redundant power generation equipment, extra coating and electrolytic corrosion monitoring and protection systems and additional crew quarters to facilitate added manning. The Technical Supervisor (an affiliate of the Initial Charterer) is supervising the construction of each of the Vessels. Personnel of this affiliate will be present at the shipyards during the construction periods, monitoring construction with respect to compliance with the Initial Charterer's specifications. The Vessels will be designed and constructed to increase fuel efficiency, lower operating costs and meet the stringent operating and safety standards of charterers, including the Initial Charterer, and regulatory agencies. See "--The International Tanker Market--Supply and Demand" and "--Environmental Regulation" below.

         VESSEL MAINTENANCE

         The Vessels will be maintained during the term of the Initial Charters by the Initial Charterer in accordance with good commercial maintenance practice commensurate with other vessels in the Initial Charterer's fleet of similar size and trade, as required by the Initial Charters. See "The Initial Charters--Covenants." The Initial Charters require the Initial Charterer to return any Vessel whose Initial Charter has been terminated to its respective Owner in class under the rules of the American Bureau of Shipping (or other classification society previously approved by the Owner). In addition, the Owner has the right to inspect the Vessel and to require surveys upon redelivery, and the Initial Charterer will be responsible for making or compensating the Owner for certain necessary repairs in connection with such redelivery.

THE INTERNATIONAL TANKER MARKET

         OVERVIEW

         International seaborne oil and petroleum products transportation services are mainly provided by two types of operators: major oil company captive fleets (both private and state-owned) and independent shipowner fleets. Both types of operators transport oil under short-term contracts (including single-voyage "spot charters") and long-term time charters with oil companies, oil traders, large oil consumers, petroleum product producers and government agencies. The oil companies own, or control through long-term time or bareboat charters, approximately one-third of the current world tanker capacity, while independent companies own or control the balance of the fleet. The oil companies use their fleets not only to transport their own oil, but also to transport oil for third-party charterers in direct competition with independent owners and operators in the tanker charter market.

         The oil transportation industry has historically been subject to regulation by national authorities and through international conventions. Over recent years, however, an environmental protection regime has evolved which could have a significant impact on the operations of participants in the industry in the form of increasingly more stringent inspection requirements, closer monitoring of pollution-related events, and generally higher costs and potential liabilities for the owners and operators of tankers.

         In order to benefit from economies of scale, tanker charterers will typically charter the largest possible vessel to transport oil or products, consistent with port and canal dimensional restrictions and optimal cargo lot sizes. The oil tanker fleet is generally divided into the following five major types of vessels, based on vessel carrying capacity: (i) ULCC-size of more than 320,000 dwt; (ii) VLCC-size range of approximately 200,000 to 320,000 dwt; (iii) Suezmax-size range of approximately 120,000 to 200,000 dwt; (iv) Aframax-size range of approximately 60,000 to 120,000 dwt; and (v) small tankers of less than approximately 60,000 dwt. ULCCs and VLCCs typically transport crude oil in long-haul trades, such as from the Arabian Gulf to Europe, the United States or the Far East. Suezmax-size tankers also engage in long-haul crude oil trades as well as in medium-haul crude oil trades, such as from West Africa to the East Coast of the United States. Aframax-size vessels generally engage in both medium- and short-haul trades of less than 1,500 miles and carry crude oil or petroleum products. Smaller tankers mostly transport petroleum products in short-haul to medium-haul trades.

         International tanker charter rates have historically been cyclical and volatile. A peak in charter rates was reached in the early 1970s as the volume of oil imported by developed countries expanded, followed by a downturn resulting from the economic consequences of the first "oil shock" and compounded by the massive ordering of new tonnage. A second upward movement in charter rates and vessel values that began in the late 1970s was halted in the early 1980s and was followed by several years of falling tonne-miles demand and depressed charter rates and vessel values due to reduced overall oil demand as a result of the recession during the early 1980s and the glut of vessel capacity available after the dramatic expansion of the world fleet in the 1970s.

         The tanker time charter and spot markets showed substantial improvement from the late 1980s through 1991, from the low levels reached in the mid 1980s as vessels were running close to or at their maximum speed and minimum time between charters suggesting there was little excess vessel capacity. However, the world tanker market experienced a severe decline in 1992 and daily tanker spot rates, as well as time charter rates, fell dramatically for all tanker sizes mainly due to the decline in the use of tankers for storage after the end of the Gulf War and a higher net fleet expansion in the first half of the year as a result of reduced scrap sales. Charter rates improved somewhat by 1993, although still far below early 1991 averages, mainly due to the gradual increase in world oil consumption (excluding the countries of the former Soviet Union and Eastern Europe) and the increase in tonne-miles demand as more oil produced in the Middle East was exported and carried over long-haul routes to the Far East. After a decline in 1994, charter rates have improved to the highest levels since the 1991 Gulf War peak.

         SUPPLY AND DEMAND

         The world oil-carrying fleet is aging. According to Platou, a substantial portion of existing tonnage will exceed 20 years of age within the next five years. Contracting for newbuildings to be delivered by 1999 is moderate. If scrapping continues at current or higher levels, there will be a reduction or at most limited growth in the total world oil-carrying fleet over the next two to three years. Environmental regulations (including OPA 90) will continue to reduce the capacity and efficiency of many older vessels which, together with the expected increase in the expense of repair and maintenance costs for older vessels, could be expected to result in higher levels of vessel scrapping.

         In addition, worldwide economic growth has led to an increase in oil demand. The rates of economic growth for countries in the Far East, particularly in the developing countries, are likely to lead to continuing growth in total energy consumption and demand for oil in such countries. Increasing dependence of these countries on exports from the Middle East is expected to lead to greater growth in seaborne transportation of crude oil.

TANKER SUPPLY

         As of October 1996, the world oil-carrying fleet was as follows:


                                                          Total Capacity
Vessel Size                    Number of Vessels             (000's dwt)
10,000 to 59,999 dwt                         1,333             40,990
60,000 to 119,999 dwt                          706             59,147
120,000 to 199,999 dwt                         298             39,535
200,000 to 319,999 dwt                         388            101,175
320,000 dwt or more                             59             23,255
                                               ---             ------
         Totals                              2,784            264,102
                                             =====            =======
-------------------------------

Source: Platou

         As of October 1996, according to Platou, the VLCC fleet consisted of 388 vessels totalling approximately 101.2 million dwt. Strong market conditions facilitated the building of approximately 44.2% of current VLCC capacity within the short time period between 1974 and 1977. Few orders were placed thereafter owing to a prolonged period of depressed charter hire rates. As a result, approximately 47% of the current VLCC capacity exceeds 15 years of age and an additional 4.2% of this fleet is between 10 and 15 years old. The number of VLCC vessels on order and scheduled to be delivered through 1999 represents 21 vessels with a total capacity of less than 6 million dwt or approximately 5.4% of current VLCC capacity. This small order book as such is insufficient to significantly reduce this age profile.

         The following table shows the age profile of the oil-carrying fleet:


                               Current Age Profile

----------------------------------------------------------------------------
                                                              Capacity
Period Built                     Vessels                    (Million dwt)
---------------------------------------------------------------------------
      -1975                       714                            61
---------------------------------------------------------------------------
  1976-80                         591                            65
---------------------------------------------------------------------------
  1981-85                         441                            25
---------------------------------------------------------------------------
  1986-90                         393                            35
---------------------------------------------------------------------------
  1991-96                         645                            79
---------------------------------------------------------------------------

Source: R.S. Platou

         The major newbuilding program carried out during the strong market conditions of the early 1970s created an age profile currently heavily weighted toward older tonnage. Much of this older tonnage will need to undergo extensive repairs in order to be able to continue operating. Special survey costs amounting to a significant portion of the market value of vessels could result in the scrapping of ships in greater numbers and increased use as permanent storage or lay-up since the substantial investment in repair, maintenance and upgrading of a vessel will need to be recovered in the relatively short remaining useful life of the vessel.

         The following table shows the trend in scrapping (excluding total losses) since 1980:

                  Tanker Tonnage Scrapped

-----------------------------------------------------------------
         Year                                Million dwt
-----------------------------------------------------------------
         1980                                    7.878
-----------------------------------------------------------------
         1981                                   12.859
-----------------------------------------------------------------
         1982                                   23.180
-----------------------------------------------------------------
         1983                                   24.520
-----------------------------------------------------------------
         1984                                   18.601
-----------------------------------------------------------------
         1985                                   26.600
-----------------------------------------------------------------
         1986                                   10.951
-----------------------------------------------------------------
         1987                                    6.700
-----------------------------------------------------------------
         1988                                    3.272
-----------------------------------------------------------------
         1989                                    1.693
-----------------------------------------------------------------
         1990                                    1.079
-----------------------------------------------------------------
         1991                                    2.741
-----------------------------------------------------------------
         1992                                   10.436
-----------------------------------------------------------------
         1993                                   10.741
-----------------------------------------------------------------
         1994                                   11.774
-----------------------------------------------------------------
         1995                                   10.643
-----------------------------------------------------------------
         1996                                    6.657
-----------------------------------------------------------------

Source:  R.S. Platou
Note:  1996 data is estimated.


         According to Platou, scrapping rates fell to a low level in 1990 and remained relatively low through the end of 1991, principally as a result of the relatively high freight rates that prevailed at the time. However, scrapping rates rose significantly in 1992 and remained at those levels through 1995 as a result of generally low freight rates and the high cost of upgrading. Scrapping rates should decline modestly in 1996. If these levels of vessel scrapping result in excessive contracting for newbuildings, the resale value of the Vessels at the time the Initial Charters are eligible for termination may be diminished.

         Increasingly stringent environmental regulations may also lead to significantly increased costs to upgrade existing vessels or to purchase new vessels. These regulations are also likely to reduce the capacity and efficiency of existing vessels. See "--Environmental Regulations" below.

         The following table shows the amount of oil-carrying tonnage in lay-up since 1974:

                      Tanker Fleet Lay-Up

---------------------------------------------------------------------
         Year                                     Million dwt
---------------------------------------------------------------------
         1974                                        0.490
---------------------------------------------------------------------
         1975                                        1.500
---------------------------------------------------------------------
         1976                                       39.030
---------------------------------------------------------------------
         1977                                       29.180
---------------------------------------------------------------------
         1978                                       30.670
---------------------------------------------------------------------
         1979                                       22.270
---------------------------------------------------------------------
         1980                                        7.370
---------------------------------------------------------------------
         1981                                        6.560
---------------------------------------------------------------------
         1982                                       22.720
---------------------------------------------------------------------
         1983                                       58.330
---------------------------------------------------------------------
         1984                                       55.060
---------------------------------------------------------------------
         1985                                       49.660
---------------------------------------------------------------------
         1986                                       29.660
---------------------------------------------------------------------
         1987                                       12.890
---------------------------------------------------------------------
         1988                                       10.020
---------------------------------------------------------------------
         1989                                        2.021
---------------------------------------------------------------------
         1990                                        2.200
---------------------------------------------------------------------
         1991                                        1.860
---------------------------------------------------------------------
         1992                                        3.240
---------------------------------------------------------------------
         1993                                        5.400
---------------------------------------------------------------------
         1994                                        3.940
---------------------------------------------------------------------
         1995                                        4.040
---------------------------------------------------------------------
         1996                                        7.660
---------------------------------------------------------------------
      10/1996                                        6.640
---------------------------------------------------------------------

Source:  R.S. Platou

         As of October 1996, tonnage in lay-up constituted less than 2.5% of the total fleet according to Platou. Accordingly, the supply of tankers is unlikely to materially increase due to vessels being returned to the market from lay-up.

         The following table compares the level of orders for newbuildings with freight rates since 1985:

                 New Tanker Orders vs. Time Charter-Equivalents

--------------------------------------------------------------------------
                       Capacity Contracted                 VLCC Rates
Year                     (Millions dwt)                  ($000s per day)
--------------------------------------------------------------------------
1985                          4.760                           7.3
--------------------------------------------------------------------------
1986                         10.900                          14.7
--------------------------------------------------------------------------
1987                         11.250                           8.0
--------------------------------------------------------------------------
1988                          4.230                          15.2
--------------------------------------------------------------------------
1989                         15.910                          13.2
--------------------------------------------------------------------------
1990                         23.530                          20.0
--------------------------------------------------------------------------
1991                         14.090                          24.8
--------------------------------------------------------------------------
1992                          8.800                           9.6
--------------------------------------------------------------------------
1993                         10.730                          12.6
--------------------------------------------------------------------------
1994                         13.440                           6.4
--------------------------------------------------------------------------
1995                          5.950                          13.0
--------------------------------------------------------------------------
1996                         12.000                          16.1
--------------------------------------------------------------------------

Source: R.S. Platou

         According to Platou, contracting for new oil tankers has declined significantly from a recent peak of 23.5 million dwt in 1990 in response to the depressed market conditions and low freight rates that prevailed in 1992 and 1993. Although newbuilding orders showed some upturn in 1993 and 1994, this upturn was partly due to the number of single-hulled vessels ordered prior to the deadline set by IMO for contracting for single-hulled vessels. As of October 1996, the order book for tankers to be delivered through 1999 amounted to 17.5 million dwt, representing 6.6% of the total world oil-carrying fleet. Shipyard capacity has decreased significantly from its peak level in 1975 and new vessel prices have not supported additions to existing shipyard capacity. Based on current levels of newbuilding and scrapping, therefore, there should be, at most, limited growth in the world fleet over the next two to three years.

         DEMAND FOR OIL TRANSPORTATION

         Between 1985 and 1995 worldwide oil consumption grew at an average rate of 1.6% per annum. Worldwide consumption is expected to grow by 2.4% in 1996. Despite renewed growth in North America and Western Europe, most of this rise in demand has been generated from areas other than the main industrialized countries, particularly in the developing countries of Asia, such as China, India, Taiwan, Thailand and South Korea. With its heavy dependency on long-haul Middle East crude, a continuance of the growth of oil consumption in Asia would increase the overall demand for tankers, particularly VLCCs.

         CHARTER RATES

         Historically, tanker charter rates have reflected changes in the supply and demand characteristics of the tanker trade. Spot charter rates are negotiated and fixed around the clock in a highly competitive and efficient global spot charter market through brokers acting as intermediaries between shipowners and charterers. Time charters are negotiated and fixed in a similar manner and are influenced by, among other things, owners' and charterers' expectations for future spot charter rates and do not reflect certain operating costs borne by owners.

         According to McQuilling, historical average (calculated quarterly) time charter rates for VLCC tankers, adjusted to reflect the specifications and trading patterns of the Vessels are set forth in the chart below.

       Average VLCC Time Charter Rates (calculated quarterly)

---------------------------------------------------------------------
                                               Average VLCC Rates
         Year                                  ($000s per day)
---------------------------------------------------------------------
         1986                                         20200
---------------------------------------------------------------------
                                                      18467
---------------------------------------------------------------------
                                                      26867
---------------------------------------------------------------------
                                                      13500
---------------------------------------------------------------------
         1987                                         14233
---------------------------------------------------------------------
                                                      20333
---------------------------------------------------------------------
                                                      30533
---------------------------------------------------------------------
                                                      28100
---------------------------------------------------------------------
         1988                                         22800
---------------------------------------------------------------------
                                                      22433
---------------------------------------------------------------------
                                                      22967
---------------------------------------------------------------------
                                                      32767
---------------------------------------------------------------------
         1989                                         31700
---------------------------------------------------------------------
                                                      17500
---------------------------------------------------------------------
                                                      25867
---------------------------------------------------------------------
                                                      41300
---------------------------------------------------------------------
         1990                                         36033
---------------------------------------------------------------------
                                                      40767
---------------------------------------------------------------------
                                                      32467
---------------------------------------------------------------------
                                                      36833
---------------------------------------------------------------------
         1991                                         66700
---------------------------------------------------------------------
                                                      37900
---------------------------------------------------------------------
                                                      41700

       Average VLCC Time Charter Rates (calculated quarterly)

---------------------------------------------------------------------
                                               Average VLCC Rates
         Year                                  ($000s per day)
---------------------------------------------------------------------
                                                      33833
---------------------------------------------------------------------
         1992                                         25033
---------------------------------------------------------------------
                                                      18500
---------------------------------------------------------------------
                                                      21500
---------------------------------------------------------------------
                                                      25333
---------------------------------------------------------------------
         1993                                         29700
---------------------------------------------------------------------
                                                      23667
---------------------------------------------------------------------
                                                      25300
---------------------------------------------------------------------
                                                      22267
---------------------------------------------------------------------
         1994                                         16333
---------------------------------------------------------------------
                                                      17167
---------------------------------------------------------------------
                                                      21033
---------------------------------------------------------------------
                                                      25600
---------------------------------------------------------------------
         1995                                         25600
---------------------------------------------------------------------
                                                      22200
---------------------------------------------------------------------
                                                      38200
---------------------------------------------------------------------
                                                      33333
---------------------------------------------------------------------
         1996                                         36633
---------------------------------------------------------------------
                                                      31600
---------------------------------------------------------------------
                                                      38567
---------------------------------------------------------------------

Source:  McQuilling Brokerage Partners, Inc.

         VLCC time charter rates rose during the late 1980s due to a substantial increase in oil exports from the Middle East. Time charter rates further increased during the Gulf War as a substantial amount of tonnage was used for floating storage. Furthermore, the war had the effect of increasing total transportation demand as the blockade on exports through the pipeline from Iraq to the eastern Mediterranean created additional demands for shipments of oil from the Arabian Gulf. Time charter rates fell in 1992 due to the release of tonnage from floating storage and the increase of supply of VLCCs. The impact of the additional capacity was exacerbated by the deepening of the recession, particularly in Europe and Japan. With worldwide economic growth and increasing oil consumption, particularly in developing Asia, VLCC time charter rates have increased steadily since 1994.

         VESSEL VALUES AND NEWBUILDING PRICES

         Historically, secondhand vessel values and newbuilding prices have also reflected changes in the fundamental supply and demand characteristics of the tanker trade and have exhibited a strong correlation to changes in charter rates. Changes in charter rates influence potential buyers' and sellers' estimates of future operating cash flows from vessels, and, therefore, vessel values. Newbuilding prices are also influenced by shipbuilding capacity and shipyard costs. The following table shows VLCC tanker newbuilding prices since 1978:

                        Newbuilding Costs

-------------------------------------------------------------------------
   Year                  Single-Hull                     Double-Hull
                        Newbuilding ($                  Newbuilding ($
                           millions)                       millions)
-------------------------------------------------------------------------
    1978                     49
-------------------------------------------------------------------------
    1979                    62.5
-------------------------------------------------------------------------
    1980                     70
-------------------------------------------------------------------------
    1981                     70
-------------------------------------------------------------------------
    1982                     50
-------------------------------------------------------------------------
    1983                     47
-------------------------------------------------------------------------
    1984                     39
-------------------------------------------------------------------------
    1985                     37
-------------------------------------------------------------------------
    1986                     37
-------------------------------------------------------------------------
    1987                     43
-------------------------------------------------------------------------
    1988                     55
-------------------------------------------------------------------------
    1989                     76
-------------------------------------------------------------------------
    1990                     87
-------------------------------------------------------------------------
    1991                     88                            105.5
-------------------------------------------------------------------------
    1992                     87                             102
-------------------------------------------------------------------------
    1993                     80                              93
-------------------------------------------------------------------------
    1994                    72.25                            85
-------------------------------------------------------------------------
    1995                                                     86
-------------------------------------------------------------------------
    1996                                                     84
-------------------------------------------------------------------------
 10/1996                                                     84
-------------------------------------------------------------------------

Source:  R.S. Platou

         As the above tables illustrate, the average price of VLCC newbuildings increased steadily from 1985 through 1991. This was due to the cost levels of Japanese shipyards as the yen strengthened against the dollar and as newbuilding orders rose following the increase in time charter rates. The relatively high level of newbuilding prices forced the entire market upward as secondhand vessels of good quality could be sold at attractive prices. Recently, newbuilding prices have been stable and since 1992, eight-year-old VLCC vessels have sold, on average, for a price approximately 94% of their newbuilding prices (in 1982-1986). Although VLCC vessels of this age have retained great value there is no assurance that such trend will continue in the future.

OPERATIONS

         MANAGEMENT

         Cambridge Fund Management, L.L.C. (the "Manager") has agreed to provide administrative management and advisory services to the Owners pursuant to the Management Agreements. The Manager is an Affiliate of Golden State Petroleum and the Owners. Pursuant to each Management Agreement, the Manager will be entitled to a fee (the "Management Fee") of $50,000 per year per Vessel for all periods commencing on the Original Closing Date. All Recurring Fees are payable by the Manager from the Management Fee. The Management Fee will be payable semi-annually on each Payment Date. See "Description of the Exchange Notes--Trust Accounts."

         REMARKETING

         In the event the Initial Charterer gives notice to an Owner of its intent to terminate an Initial Charter, the Manager, pursuant to the related Management Agreement, is required to engage a remarketing agent. McQuilling Brokerage Partners, Inc. ("McQuilling") and ACM Shipping Limited ("ACM Shipping") have agreed to provide on a non-exclusive basis remarketing services if the Initial Charterer exercises its option to terminate the Initial Charter for any Vessel. McQuilling, established in 1972, is a leading New York-based ship broker whose activities encompass all aspects of chartering, sale and purchase, ship finance, demolition and project development. ACM Shipping is a leading London ship broker which has strong relationships with the major oil companies. ACM Shipping has been in the ship brokerage business since 1982.

BUSINESS STRATEGY

         The Owners' strategy is to acquire the Vessels and charter them to the Initial Charterer under the Initial Charters which are expected to provide, so long as the Initial Charters are in effect, (a) charter hire payments sufficient
(x) to pay (i) the Owners' obligations under the Mortgage Notes, (ii) the Management Fees under the Management Agreements, (iii) the estimated Recurring Fees, (iv) the estimated fees payable to the Indenture Trustee and (v) any other costs and expenses incidental to the ownership and chartering of the Vessels that are to be paid by the Owners and (y) to fund the Debt Service Reserve Fund and (b) that the Vessels will be maintained in accordance with good commercial maintenance practices, and to arrange for vessel management and remarketing services to be available in case any Initial Charter is terminated or any Vessel is for any other reason returned to the possession and use of the related Owner.

         If the Initial Charterer elects to terminate an Initial Charter for either Vessel on the first Optional Termination Date for such Initial Charter, the Allocated Principal Amount of the Notes for such Vessel will be approximately $63.55 million. All of the Serial Notes and all of the Additional Notes, if any, will have matured on or prior to such date. If (i) the Initial Charterer elects to terminate the Initial Charter for a Vessel, (ii) an Acceptable Replacement Charter has not been entered into and (iii) such Vessel has not been sold, then in order to make scheduled sinking fund and interest payments on the Exchange Notes and the untendered Existing Notes, if any, and to pay estimated ship expenses for the related Vessel, minimum bareboat charter hire payments of approximately $18,569 per day per Vessel, would be required upon recharter. The foregoing charter hire rates would not cover $10,995,000 of the final principal payment allocated to each Vessel. The $10,995,000 is less than current estimates of the approximate residual value of the respective Vessels on the date of the final payment. No assurance can be given as to the residual or scrap value of the Vessels on such date of the final payment and no assurance can be given that the Manager would be able to obtain charters at the foregoing charter hire rates.

ENVIRONMENTAL REGULATION

         The business and the operations of the Owners and any charterer of the Vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the Vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, the Owners cannot predict the ultimate cost of complying with such revised conventions, laws and regulations or the impact thereof on the resale price or useful life of the Vessels.

         OPA 90

         The United States Oil Pollution Act of 1990 was enacted and became effective in 1990 (as amended, "OPA 90"). OPA 90 applies to all vessels that trade in the United States or its territories or possessions or operate in United States waters, which include the United States territorial seas and the two hundred nautical mile exclusive economic zone of the United States. Under OPA 90, vessel owners, operators and demise charterers are "responsible parties" with strict liability on a joint and several basis (unless the spill results solely from the act or omission of a third party (subject to certain statutory qualifications), an act of God or an act of war) for all oil spill containment and clean-up costs and other damages arising from actual and threatened oil spills pertaining to their vessels. These other damages include (i) natural resources damages and the costs of assessment thereof, (ii) real and personal property damages, (iii) net loss of taxes, royalties, rent, fees and other lost government revenues, (iv) lost profits or impairment of earning capacity due to property or natural resource damage, (v) net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and (vi) loss of subsistence use of natural resources. OPA 90 limits the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker (subject to possible adjustment for inflation); however, that limit would not apply if the incident were proximately caused by violation of applicable United States federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report an incident which the responsible party knows or has reason to know of, or to provide all reasonable cooperation and assistance requested by a responsible official in connection with oil removal activities. OPA 90 does not by its terms impose liability on lenders or the holders of mortgages on vessels; however, there is no specific exclusion for such entities under OPA 90. In addition, if the Indenture Trustee or any holder exercises remedies and becomes an "owner" or "operator" or "demise charterer" of a Vessel following a Mortgage Event of Default, such persons or entities may be subject to liability under OPA 90. A catastrophic spill could exceed the liability limits of any insurance coverage available, in which event there could be a material adverse effect on the owner and the operator of the vessel involved in the spill.
See "Risk Factors--Risk of Loss and Liability; Insurance."

         OPA 90 requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of insurance or of qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential strict liability limit under OPA 90 and CERCLA. The United States Coast Guard has adopted a final rule (the "Final Rule") published on March 7, 1996 which requires evidence of financial responsibility equal to the aggregate of OPA 90's strict liability limit and CERCLA's limits demonstrated by insurance, surety bond, self-insurance or guarantee. Failure to furnish such certificates would have the effect of preventing vessels from trading to United States ports or in United States waters. The Initial Charterer has agreed, pursuant to the Initial Charters, to furnish evidence of financial responsibility with respect to the Vessels to the United States Coast Guard as required by the Final Rule.

         The Final Rule states that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility and requires insurers to waive certain customary insurance policy defenses. In the event that the insurer, surety or other party is sued directly, it is limited to asserting the following defenses: (i) that the incident was caused by the willful misconduct of the responsible party; (ii) those available to the responsible party under OPA or CERCLA; (iii) that the claim exceeds the amount of the guarantee; (iv) that the claim exceeds the proper amount of the guarantee based on the gross tonnage of the vessel; and (v) that the claim is not one made under either OPA or CERCLA. Most of the P&I Clubs that typically provide certificates of financial responsibility have refused to furnish evidence of insurance for vessel owners and operators if such insurance organizations are subject to direct actions or required to waive insurance policy defenses. However, certain newly formed insurance companies, which have been deemed acceptable guarantors by the United States Coast Guard, have furnished the guaranties pursuant to the Final Rule.

         The Final Rule may also be satisfied by evidence of a surety bond or guarantee. However, the financial credit of some owners and operators may make the furnishing of surety bonds or guaranties economically infeasible. Additionally, vessel owners and operators may give evidence of self-insurance to satisfy the United States Coast Guard's regulations. Under these provisions, the shipowner or operator must have net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility.

         If the prospective recharterers of the Vessels fail to comply with the Final Rule, it would have a material adverse effect on the Owners and Holders of the Exchange Notes and Holders of the untendered Existing Notes, if any.

         Owners or operators of tankers operating in United States waters must file vessel response plans with the United States Coast Guard and their tankers must operate in compliance with their United States Coast Guard approved plans. Such response plans must, among other things, (i) identify and ensure, through contract or other approved means, the availability of necessary private response resources to respond to a "worst case" discharge, (ii) describe crew training and drills, (iii) identify a qualified individual with full authority to implement removal actions and (iv) describe mitigation and response actions. Vessel response plans have been approved for the Vessels.

         OPA 90 specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and many states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws. Additionally, under OPA 90 the liability of responsible parties, United States or foreign, with regard to oil pollution damage in the United States is not preempted by any international convention.

         IMO

         The International Maritime Organization ("IMO") is an agency organized in 1958 by the United Nations. Over 100 national governments are members of the IMO, whose purpose is to provide for international regulations and practices affecting shipping and international trade and to encourage the adoption of standards of safety and navigation. During the last 35 years the IMO has initiated over 700 resolutions and 30 major conventions and protocols. All IMO agreements must be ratified by the individual government constituents. Outside the United States, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969 ("CLC"), as amended by the 1992 Protocol, which entered into force May 30, 1996. Under the CLC, an oil tanker's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by a discharge of oil, subject to certain defenses and limits. The current limit for a ship not exceeding 5,000 gross tons is 3 million Special Drawing Rights ("SDR") and, for each additional ton on a larger vessel, an additional 420 SDRs, up to a maximum of 59.7 SDRs. (An SDR is defined by the International Monetary Fund on the basis of a basket of currencies. The exchange rate in effect on December 16, 1996 for the dollar equivalent of the SDR was approximately 1.4, making the maximum liability approximately $84 million.) The right to limit liability is forfeited only where the spill is caused by the owner's actual fault or the fault of a third party with whom the owner has a direct contractual relationship. Vessels trading to contracting states must establish evidence of insurance covering the limited liability of the owner.

         In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern and liability is imposed either on the basis of fault or in a manner similar to the CLC.

         On March 6, 1992, the IMO adopted regulations which set forth new and upgraded requirements for pollution prevention for tankers. These regulations went into effect on July 6, 1995. Both Vessels will comply with such IMO regulations.

         The IMO continues to review and introduce new regulations on a regular basis. It is impossible to predict what additional regulations, if any, may be passed by the IMO, whether those regulations will be adopted by member countries and what effect, if any, such regulations might have on the operation of oil tankers.

                  GOLDEN STATE PETROLEUM TRANSPORT CORPORATION

         Golden State Petroleum is a special purpose corporation that was organized in Delaware solely for the purpose of issuing, as agent on behalf of the Owners, the Notes to facilitate the acquisition of the Vessels by the related Owners and the charter of the Vessels as described herein. The Notes will not be obligations of, or guaranteed by, Golden State Petroleum. Furthermore, as part of the consideration for the Notes, recourse under the Indenture and the Notes against the incorporators, directors, officers and stockholders of Golden State Petroleum and its stockholders has been expressly waived under the Indenture by the Indenture Trustee and by acceptance of the Notes by all holders and, accordingly, the incorporators, directors, officers and stockholders of Golden State Petroleum and its stockholders will not be liable for any payments of debt service on the Notes.

         The following table summarizes the beneficial ownership of Golden State Petroleum as of April 30, 1997.

Name and Address of Beneficial Owner  Title of Class of Securities   Number of Shares
------------------------------------  ----------------------------   ----------------
Golden State Holdings I, Ltd.(1)      Ordinary Shares                Two
15-19 Athol Street
Douglas, Isle of Man

(1) All of the issued and outstanding shares of Golden State Holdings I, Ltd. are held by CPTC.

                                   THE OWNERS

         Each of the Owners was recently organized as a limited liability company under the laws of the Isle of Man. All of each Owner's issued and outstanding ordinary shares have been pledged to the Indenture Trustee as part of the Collateral. The Notes will be full recourse obligations of the Owners, secured solely by the Collateral. However, recourse under the Indenture and the Notes against the incorporators, directors, officers and stockholders of the Owners and their respective successors will be expressly waived in the manner discussed above under "Golden State Petroleum Transport Corporation." Accordingly, the incorporators, directors, officers and stockholders of the Owners and their respective successors will not be liable for any payments of debt service on the Notes.

         Pursuant to the terms of the Indenture, each of the Owners will agree to limit its activities to (i) entering into, or becoming a party, to a Building Contract for its Vessel, (ii) entering into and performing the Agency Agreement,
(iii) assigning, granting, transferring, pledging, mortgaging or conveying its Vessel and its freights and earnings to the Indenture Trustee, (iv) entering into and performing its obligations under the Indenture, (v) registering its Vessel under and pursuant to the laws of the Republic of Liberia, (vi) entering into, performing and delivering its Initial Charter, (vii) entering into and performing its obligations under the Security Documents, (viii) entering into other charters, contracts of affreightment or sale agreements relating to the Vessel upon the termination of the Initial Charter in a form conforming to the requirements of the Indenture, (ix) carrying out, entering into, performing and delivering any and all applications, licenses, agreements and instruments related to and in the furtherance of the foregoing and (x) engaging in those activities, including the entering into of agreements, necessary, suitable or convenient to accomplish the foregoing or incidental thereto or connected therewith.

         The following table summarizes the beneficial ownership of each of the Owners as of April 30, 1997.

Name and Address of Beneficial Owner                  Title of Class of Securities           Number of Shares
------------------------------------                  ----------------------------           ----------------
Golden State Holdings I, Ltd.(1)                      Ordinary Shares                        Two
15-19 Athol Street
Douglas, Isle of Man

(1) All of the issued and outstanding shares of Golden State Holdings I, Ltd. are held by CPTC.



                                  THE BUILDERS

         Samsung Corporation is one of the major affiliated companies of the Samsung Group, which is the world's 14th largest conglomerate (Fortune 1994 global list). Samsung Corporation's main businesses are represented by general trade, construction & engineering, motor sales & marketing, and fashion & retails with total revenues of US$ 24.8 billion in 1995 with 115 offices and facilities throughout 60 countries.

         SHI is also an affiliated company of the Samsung Group, which manufactures a wide range of products, including industrial plant, ships, offshore structures, construction equipment and commercial vehicles. As of 1995, SHI had 13,400 employees and annual sales in excess of US $3.8 billion. SHI's shipbuilding capacity was increased to 1.8 million gross tons in 1995, making SHI one of the world's leading shipbuilders. SHI operates four technologically advanced research and development centers and one integrated engineering center where highly economical, next-generation ships like high-speed cargo and passenger ships, and offshore-related ships, such as the drillship and Floating Production Storage Offtake (FPSO) vessels, are developed.

                               BUILDING CONTRACTS

         Each Vessel will be constructed pursuant to the terms and specifications of the Building Contracts. The Vessels are being constructed to meet the specifications of the Initial Charterer (the "Specifications"). The Technical Supervisor, as agent for the Initial Charterer, shall monitor the construction of the Vessel. The construction of the Vessels will be held at the Builders' Koje Shipyard in South Korea. Upon delivery each Vessel, including its machinery, equipment and outfitting, is required to be classed with the American Bureau of Shipping Class A1, (E), Oil Carrier, + AMS, +ACCU, and SH. Each Vessel is required to comply with the laws, rules, regulations, recommendations and requirements as stated in the specifications attached to the related Building Contract.

         The purchase price for each Vessel shall be paid in installments.

         Pursuant to the Building Contract relating to Vessel A, the Contractual Delivery Date for Vessel A is February 1, 1999. Pursuant to the Building Contract relating to Vessel B, the Contractual Delivery Date for Vessel B is July 1, 1999. If delivery of a Vessel is or will be delayed for any reason whatsoever, other than delays caused by the related Owner or alterations to the Specifications, for a period more than 180 days beyond the Contractual Delivery Date therefor, such Owner has two options exercisable not later than either (a) 10 days after the expiration of such 180-day period or (b) 20 days after such Owner has been notified by the Builders and the Builders and such Owner agree that the delivery of such Vessel will be delayed 180 days beyond the Contractual Delivery Date therefor, whichever first occurs. The Owner may either cancel the Building Contract and receive the Refund Amount described below or subject to the agreement of the Builders, may extend the Contractual Delivery Date and reserve the right to liquidated damages in an amount equal to $24,200 per day of delay beyond the 180-day period, which amount is sufficient to pay interest on the Notes until the actual Delivery Date of such Vessel.

         In the event that a Vessel is rejected by the related Owner, or a Building Contract is canceled by the related Owner, all in accordance with the terms of the related Building Contract, or if the Builders should default in the delivery of a Vessel or is guilty of breach of a Building Contract justifying a recision thereof by the related Owner then, and in any such event, the Builders shall refund to such Owner an amount (the "Refund Amount") that, together with the amounts held in the Pre-Funding Account with respect to such Vessel, shall be sufficient to redeem the Allocated Principal Amount of the Notes for the related Vessel in full.

                          BUILDING CONTRACT GUARANTEES

         Pursuant to the Building Contract Guarantees, The Korea Development Bank, Seoul, South Korea (the "Building Contract Guarantor") shall guarantee payment to the Owners of the Refund Amount payable by the Builders to the Owners under the Building Contracts.

         Each Building Contract Guarantee shall be a continuing guarantee and provide that it (i) shall not be impaired or discharged by the granting of time or any other indulgence to the Builders, or any other forbearance (whether as to payment, time, performance, or otherwise) which might, but for this provision, have any such effect, (ii) shall not be conditioned or contingent upon the Owner's pursuit of any remedy that it has against the Builders, and (iii) shall be unconditional irrespective of any other circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor under applicable law.

                        CHEVRON AND THE INITIAL CHARTERER

         The Exchange Notes are not obligations of, and are not guaranteed by, the Initial Charterer or Chevron. Neither the Initial Charterer nor Chevron is responsible for the statements made in this Prospectus. The following information on Chevron and the Initial Charterer was obtained from publicly available information contained in the Chevron 10-Q for the fiscal year ending December 31, 1996.

         Chevron, a Delaware corporation, a major international oil company, will guarantee the payment and performance obligations of the Initial Charterer under each Initial Charter. According to publicly available information, Chevron provides administrative, financial and management support for, and manages its investments in, U.S. and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations and coal mining. Chevron operates in the United States and approximately 90 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; transporting crude oil, natural gas and petroleum products by pipelines, marine vessels and motor equipment; refining crude oil into finished petroleum products; and marketing crude oil, natural gas and the many products derived from petroleum. Chemical operations include the manufacture and marketing of a wide range of chemicals for industrial uses.

         According to publicly available information, the Initial Charterer is engaged in the marine transportation of oil and refined petroleum products. At any given time, the Initial Charterer operates between 25 and 35 internationally flagged vessels which it owns or bareboat charters. The Initial Charterer's primary transportation routes are from the Middle East, Indonesia, Mexico, West Africa and the North Sea to ports in the United States, Europe, the United Kingdom and Asia. Refined petroleum products are transported worldwide. The Initial Charterer, a Liberian corporation, is an indirect, wholly-owned subsidiary of Chevron.

SELECTED FINANCIAL DATA OF THE INITIAL CHARTERER AND CHEVRON

                              THE INITIAL CHARTERER

                                                 Year ended December 31,
                                                 -----------------------
                                        1996             1995              1994
                                        ----             ----              ----
Sales and other operating revenues....  512              462               440
Total costs and other deductions......  564              477               504
Net income (loss).....................   11              (23)              (58)


                                             At December 31,
                                             ---------------
                                         1996             1995
                                         ----             ----
Current assets........................  $  99            $  37
Other assets..........................  1,622            1,561
Current liabilities...................    617              459
Other liabilities.....................    385              431
Net equity............................    719              708


                                                      CHEVRON

Five-Year Financial Summary(1)
Millions of dollars, except per-share amounts    1996            1995           1994          1993           1992
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME DATA
REVENUES
Sales and other operating revenues
  Refined products                            $15,785         $13,471        $14,328       $16,089        $16,821
  Crude oil                                    12,397           9,376          8,249         8,501         10,031
  Natural gas                                   3,299           2,019          2,138         2,156          1,995
  Natural gas liquids                           1,167           1,285          1,180         1,235          1,190
  Other petroleum                               1,184           1,144            944           967            927
  Chemicals                                     3,422           3,758          3,065         2,708          2,872
  Coal and other minerals                         340             358            416           447            397
  Excise taxes                                  5,202           4,988          4,790         4,068          3,964
  Corporate and other                            (14)            (89)             20            20             15

Total sales and other operating revenues       42,782          36,310         35,130        36,191         38,212
Equity in net income of affiliated companies      767             553            440           440            406
Other income                                      344             219            284           451          1,059
-----------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                 43,893          37,082         35,854        37,082         39,677
COSTS, OTHER DEDUCTIONS AND INCOME
 TAXES                                         41,286          36,152         34,161        35,817         37,467
-----------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGES IN ACCOUNTING
 PRINCIPLES CUMULATIVE EFFECT                  $2,607            $930         $1,693        $1,265         $2,210
 OF CHANGES IN ACCOUNTING PRINCIPLES                -               -              -             -          (641)
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                              $2,607            $930         $1,693        $1,265         $1,569
-----------------------------------------------------------------------------------------------------------------
PER SHARE OF COMMON STOCK:
INCOME BEFORE CUMULATIVE EFFECT
 OF CHANGES IN ACCOUNTING PRINCIPLES            $3.99           $1.43          $2.60         $1.94          $3.26
CUMULATIVE EFFECT OF CHANGES
 IN ACCOUNTING PRINCIPLES                           -               -              -             -         (0.95)
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE OF
 COMMON STOCK                                   $3.99           $1.43          $2.60         $1.94          $2.31
-----------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE                        $2.08          $1.925          $1.85         $1.75          $1.65
-----------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA (YEAR-END)
Current assets                                 $7,942          $7,867         $7,591        $8,682         $8,722
Properties, plant and equipment (net)          21,496          21,696         22,173        21,865         22,188
Total assets                                   34,854          34,330         34,407        34,736         33,970
Short-term debt                                 2,706           3,806          4,014         3,456          2,888
Other current liabilities                       6,201           5,639          5,378         7,150          6,947
Long-term debt and capital lease obligations    3,988           4,521          4,128         4,082          4,953
Stockholders' equity                           15,623          14,355         14,596        13,997         13,728
  Per share                                    $23.92          $22.01         $22.40        $21.49         $21.11
-----------------------------------------------------------------------------------------------------------------
SELECTED DATA
Return on average stockholders' equity          17.4%            6.4%          11.8%          9.1%          11.0%
Return on average capital employed              12.7%            5.3%           8.7%          6.8%           8.5%
Total debt/total debt plus equity               30.0%           36.7%          35.8%         35.0%          36.4%
Capital and exploratory expenditures(2)        $4,840          $4,800         $4,819        $4,440         $4,423
Common stock price - High                     $68 3/8         $53 5/8       $49 3/16       $49 3/8      $37 11/16
                   - Low                          $51         $43 3/8        $39 7/8     $33 11/16       $30 1/16
                   - Year-end                     $65         $52 3/8        $44 5/8      $43 9/16        $34 3/4
Common shares outstanding at year-end
 (in thousands)                               653,086         652,327        651,751       651,478        650,348
Weighted average shares outstanding
 for the year (in thousands)                  652,769         652,084        651,672       650,958        677,955
Number of employees at year-end(3)             40,820          43,019         45,758        47,576         49,245

-----------------------------------------------------------------------------------------------------------------
(1) Comparability between years is affected by changes in accounting methods:
    1995 and 1996 reflect adoption of Statement of Financial Accounting
    Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived
    Assets and for Long-Lived Assets to be Disposed Of"; 1992 and subsequent years reflect adoption of SFAS No. 106, "Employers' Accounting for
    Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting
    for Income Taxes." Share and per-share amounts reflect the two-for-one stock split in May 1994.

(2)     Includes equity in affiliates' expenditures.$983         $912           $846          $701           $621

(3)       Includes service station personnel.

                              THE INITIAL CHARTERS

DELIVERY AND ACCEPTANCE OF THE VESSELS FROM THE OWNERS

          The Owner of a Vessel shall give and the Initial Charterer shall take delivery of such Vessel concurrently with delivery of such Vessel by the Builders to the Owner when the Vessel is ready for delivery by the Builders. Pursuant to the terms of the Initial Charter, the Initial Charterer warrants that upon delivery of the Vessel, such Vessel shall be in Initial Charterer's custody and under its control.

          If for any reason other than a default by the Owner under the Building Contract, the Builders become entitled under the Building Contract not to deliver the Vessel to the Owner, the Owner shall, upon giving to the Initial Charterer written notice thereof, thereby be excused from giving delivery of the Vessel to the Initial Charterer and upon receipt of such notice by the Initial Charterer the related Initial Charter shall cease to have effect.

          If for any reason the Owner becomes entitled under the Building Contract to reject a Vessel, the Owner shall, before exercising such right of rejection, give written notice thereof to the Initial Charterer and consult the Initial Charterer and thereupon:

                  (i) If the Initial Charterer does not wish to take delivery of such Vessel, it shall inform the Owner within seven (7) days of notice from the Owner by notice in writing and upon receipt by the Owner of such notice the related Initial Charter shall cease to have effect; or

                  (ii) If the Initial Charterer wishes to take delivery of such Vessel, it may by notice in writing within seven (7) days of notice from the Owner require the Owner to negotiate with the Builders as to the terms on which delivery should be taken and during such period refrain from exercising its right of rejection and upon receipt of such notice the Owner shall commence such negotiations; provided however, the Owner shall not be required to accept delivery of a Vessel from the Builders unless the terms of such delivery are acceptable to it in its sole discretion.

          In no circumstances is the Initial Charterer entitled to reject a Vessel unless the Owner is able to reject such Vessel from the Builders.

TERM OF THE INITIAL CHARTERS

         On the Delivery Date for a Vessel, the related Owner will charter to the Initial Charterer and the Initial Charterer will charter from such Owner such Vessel. Each Initial Charter shall be for a period of eighteen years from the Delivery Date of the related Vessel and ending on the eighteenth anniversary of such Delivery Date. Pursuant to the Initial Charters, the Initial Charterer has the right to terminate each Initial Charter on five Optional Termination Dates beginning on the expiration of the period commencing on the Delivery Date for such Vessel and terminating on the eighth anniversary thereof (each, a "Fixed Period") and on each of the four subsequent two-year anniversaries thereof. The Initial Charterer shall not be able to terminate either Initial Charter prior to the final maturity date of the Serial Notes and Additional Notes, if any. The Initial Charterer shall have the option of terminating the Initial Charter upon the expiration of the Fixed Period or any of the Optional Periods (each, an "Optional Termination Date"). If the Optional Termination Date is the first Optional Termination Date, the Initial Charterer must give the related Owner (i) non-binding notice of its intent to exercise such option, determined on a good faith basis, at least 12 months prior to such Optional Termination Date and (ii) irrevocable notice of such exercise nine (9) months prior to such Optional Termination Date. If the Optional Termination Date is any subsequent Optional Termination Date, the Initial Charterer must give the related Owner (i) non-binding notice of its intent to exercise such option, determined on a good faith basis, at least nine (9) months prior to such Optional Termination Date and (ii) irrevocable notice of such exercise six (6) months prior to such Optional Termination Date.

BUILDERS' WARRANTIES

         During the term of the Initial Charter, except during periods when a Charter Event of Default shall have occurred and be continuing and except in respect of a Total Loss (unless the Initial Charterer shall have made all payments required by the Initial Charter in respect of a Total Loss), the related Owner will assign to the Initial Charterer the right to enforce and exercise all rights of warranty, guaranty and indemnity which such Owner may have in respect of such Vessel or otherwise directly against the Builder or any manufacturer of any part of such Vessel. The Initial Charterer shall be entitled to take such action in the name of Owner against the Builder or any manufacturer of any part of such Vessel in relation to the terms of purchase of, the condition of or any patent infringement or alleged patent infringement in relation to such Vessel or any part thereof as Initial Charterer sees fit but subject to the Owner being indemnified and secured to its satisfaction by the Initial Charterer against all losses, costs, damages and expenses thereby incurred or to be incurred. If as a result of any such action any moneys are received from the Builder or any such other manufacturer of the Vessel as aforesaid the same shall be received by the Initial Charterer. The Initial Charterer shall use diligence to assert and enforce all such rights which have a material effect upon the value of the Vessel.

         The Owner, however, shall be entitled to receive from the Builders an amount (the "Liquidated Damages Rebate") equal to all liquidated damages related to a Vessel's failure to satisfy the Builders' contract deadweight, speed and/or fuel consumption guarantees. Notwithstanding the foregoing, the Initial Charterer shall be entitled to receive from the Owner an amount (the "Charterer Rebate Amount") equal to the Liquidated Damages Rebate times a fraction equal to 8/18 on the date such Liquidated Damages Rebate is received from the Builders. The Charterer Rebate Amount shall be deposited by the Owner into a separate escrow account established with a financial institution and subject to an escrow agreement acceptable to both the Initial Charterer and the Owner (the "Escrow Account") and invested until no earlier than the last day of the Fixed Period and shall be disbursed as follows: on the first day of any Optional Period, the Initial Charterer shall be entitled to receive an amount equal to the Escrow Account Balance times a fraction the numerator of which is the number of years of the related Optional Period and the denominator of which is the number of years remaining on the Initial Charter. Any balance shall remain in the Escrow Account and shall be invested until the end of the related Optional Period.

USE AND TRADE OF THE VESSEL

         The Initial Charterer will have full use of each Vessel during the term of the Initial Charter and will have the right to operate the Vessel throughout the world (within Institute Warranty Limits) in the carriage of suitable lawful merchandise. As to those trades in which a Vessel is employed, the Initial Charterer shall comply with any and all requirements regarding financial responsibility or security in respect of oil or other pollution damage as required by any government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over the Initial Charterer or the related Owner, as the case may be, or ownership, use and operation of such Vessel (whether or not such requirement has been lawfully imposed or not) to enable such Vessel, without penalty or charges, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of the related Initial Charter without delay. The Initial Charterer shall make and maintain all arrangements for a security bond or otherwise as may be necessary to satisfy such requirements at the Initial Charterer's sole expense and the Initial Charterer shall indemnify the related Owner against any and all losses, damages, claims, expenses or liabilities incurred by reason of the Initial Charterer's failure to comply with the requirements described in this paragraph.

The Initial Charterer shall enter and maintain each Vessel under the TOVALOP Scheme or under any similar scheme during the term of each Initial Charter. In no event will the Initial Charterer carry on board a Vessel nuclear fuels or radioactive products during the term of the related Initial Charter; provided, however, with the prior written consent of the related Owner, the Initial Charterer may carry on board a Vessel radioisotopes used or intended to be used for any industrial, agricultural, medical or scientific purposes.

FLAG AND NAME OF VESSEL

         The Initial Charterer shall, throughout the term of each Initial Charter, maintain the documentation of the Vessel under the laws of the Registration Jurisdiction at the Initial Charterer's cost and expense. The related Owner will agree to do such things whatsoever and execute and deliver all such documents whatsoever to enable the Initial Charterer to maintain such documentation. The Initial Charterer will not change the registry or port of documentation of the Vessel without prior written consent of the related Owner, which consent shall not be unreasonably withheld, or do or suffer or permit to be done anything which will injuriously affect the documentation of the Vessel as a vessel documented under the laws and regulations of the Registration Jurisdiction. If the Initial Charterer changes the registry or port of documentation of the Vessel, it shall, at the time of redelivery, if the related Owner so requests and at the Initial Charterer's expense, change the registry and port of documentation back to that of the Registration Jurisdiction.

         The Initial Charterer shall have the right to re-name each Vessel, to paint each Vessel in its own colors, install and display its funnel insignia and fly its own house flag.

COVENANTS

         Each Initial Charter will contain certain covenants pursuant to which the Initial Charterer will agree, among other things, that:

         (a) The Initial Charterer will at its expense maintain the Vessel in a good state of repair and in efficient operating condition in accordance with good commercial maintenance practice commensurate with other vessels in the Initial Charterer's fleet of similar size and trade, ordinary wear and tear excepted;

         (b) The Initial Charterer will at its expense keep the Vessel with unexpired classification in accordance with the highest classification of the American Bureau of Shipping (or such other classification society as shall previously have been approved in writing by the related Owner) and other required certificates in force and shall make any improvement or structural changes or acquire equipment necessary to comply with the requirements of such classification;

         (c) The Initial Charterer shall not permit the Vessel to proceed to any port which shall have been the subject of a prohibition by the Registration Jurisdiction;

         (d) In the event of hostilities in any part of the world the Initial Charterer will not employ the Vessel nor suggest her employment in carrying any goods which are declared contraband nor suffer her to enter to trade to any zone which is declared a war zone by the war risks insurers unless the Initial Charterer has made arrangements with the said insurers for the payment of such additional premiums as said insurers may require to maintain the relevant insurances in force or in any zone in respect of which the war risks insurers have withdrawn coverage for the Vessel;

         (e) The Initial Charterer will not use the Vessel in any manner or for any purpose excepted from any insurance policy or policies taken out in compliance with the Initial Charter or for the purpose of carriage of goods of any description excepted from such insurance policy or policies and shall not do or permit to be done anything which could reasonably be expected to invalidate any of such insurance policy or policies;

         (f) The Initial Charterer shall man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required and shall be responsible for all charges and expenses of every kind and nature whatsoever incidental to its use and operation of the Vessel under the Initial Charter, including any foreign, general, municipal, value added or other taxes, except that the Initial Charterer shall not be responsible for Owner Taxes;

         (g) The Initial Charterer shall drydock the Vessel and clean and paint her underwater parts in accordance with good commercial practice, but not less than as may be required by the American Bureau of Shipping (or such other classification society as shall previously have been approved in writing by the related Owner) in order to maintain the Vessel's highest classification; and

         (h) The Initial Charterer will not allow, nor permit to be continued, any Lien incurred by the Initial Charterer or its agents, which might have priority over the title and interest of the Owner in the related Vessel, and will indemnify and hold the Owner harmless against any Lien arising upon such Vessel while the Vessel is under the control of the Initial Charterer and against any claims against the Owner arising out of or in relation to the operation of the Vessel by the Initial Charterer.

         In general, all amounts, excluding certain indemnification payments, payable by the Initial Charterer shall be made without deduction for any taxes (including value added, turnover, sales and use taxes) except as required by law and the Initial Charterer shall, in addition to the sums payable by the Initial Charterer under each Initial Charter, pay such taxes as aforesaid as are required from time to time by law to be paid by the Initial Charterer. Under each Initial Charter, the related Owner will agree to take any lawful action to the extent necessary to prevent or avoid the imposition of any taxes, including any withholding tax with respect to charter hire, by any taxing jurisdiction (including the Registration Jurisdiction for such Owner), including changing its jurisdiction of incorporation or residence; provided that it shall not be required to take, or fail to take, any action (i) if in the opinion of counsel such act or failure to act would violate applicable law or (ii) if in the reasonable opinion of the Owner the actions necessary to avoid or prevent imposition of such taxes would be unduly burdensome. For purposes of clause (ii) above, a requirement to change the jurisdiction of the Owner's incorporation or residence shall not be treated as unduly burdensome.

CHARTER HIRE

         The Initial Charterer shall pay, without offset or deduction, whether or not the Vessel is under arrest, Charter Hire for the use and hire of the Vessel. During the Fixed Period, Charter Hire shall be $27,199 per day for Vessel A and $27,199 for Vessel B. Additional Charter Hire shall be payable in the event Additional Construction Costs are incurred with respect to a Vessel and shall be in an amount, together with investment income thereon, sufficient to amortize the Additional Notes, and pay interest thereon, during the Fixed Period of the related Initial Charter. The Fixed Charter Hire payable during the Fixed Period and each Optional Period shall be reduced by an amount (the "Charter Hire Reduction") equal to the amortization of the Net Reduction in Construction Costs over the term of the Exchange Notes and the untendered Existing Notes, if any. During each Optional Period, Charter Hire shall be $28,500 per day for Vessel A and $28,500 per day for Vessel B. If any payment of Charter Hire under the Initial Charter shall not be paid when due, interest shall accrue thereon at the Default Rate from and including the due date to the date of actual payment (after as well as before judgment).

         If, on or before a date on which the Initial Charterer is obligated to give the Owner irrevocable notice of its intent to terminate the Initial Charter (a "Termination Notice Date"), and if (i) the Charter

Hire during the applicable Optional Period is above the then current market level and (ii) the Initial Charterer desires to have a vessel on charter for a term equal to the applicable Optional Period and of a size, age, condition, and performance characteristics similar or equivalent to those of the Vessel, then the Initial Charterer shall so notify the Owner in writing no later than the Termination Notice Date. Then, from the Termination Notice Date until the commencement of the applicable Optional Period, the Initial Charterer and Owner shall work together in good faith to agree on a mutually acceptable charter hire rate for the applicable Optional Period.

INSURANCE

         Each Initial Charter provides that the Initial Charterer may self-insure against the risks required to be covered thereunder. Therefore, there can be no assurance that any insurance for such risks will be carried for any Vessel or, if it is carried, as to the amount of such insurance.

INSURANCE PROCEEDS

         The proceeds of any insurances referred to in the Initial Charters will be applied as follows:

         Until the termination of an Initial Charter, any proceeds under any such insurance in respect of the related Vessel (other than in respect of Total
Loss) shall be paid directly to the Initial Charterer. The Initial Charterer shall be liable for any loss of any part of or damage to the Vessel (other than a Total Loss) from whatsoever cause such loss or damage may arise, unless the same shall have been caused by the negligence or wilful act of the Owners, their servants or agents (except where the Initial Charterer or its servants and agents are acting as agents of the Owners).

         Any claim in respect of a Total Loss shall be paid directly to the related Owner or the Collateral Trustee, as assignee.

PAYMENT ON TOTAL LOSS

         The amount payable on the date which is 90 days after the occurrence of a Total Loss with respect to a Vessel (the "Loss Date") by the Initial Charterer shall be the sum of (i) any deficiency between (A) the Stipulated Loss Value in relation to the period in question calculated by the application of Schedule 2 to the Initial Charter and (B) all insurance proceeds for damage to or loss of the Vessel and amounts paid by any governmental authority in connection with any requisition, seizure or forfeiture actually received in hand by the Owner or the Indenture Trustee prior to or on such Loss Date; and (ii) all Charter Hire accrued (on a daily basis) but unpaid hereunder to such Loss Date and any other sums due under any provisions of the Initial Charter, together with interest thereon at the Default Rate from the date upon which any such Charter Hire or other sums was due until the date upon which the calculations are made for the purposes of determining the amount payable on the Loss Date. In the event of a Total Loss, the Initial Charter and the obligation of the Initial Charterer to pay charter hire shall continue and be payable until the Initial Charterer has paid the amounts described above. The obligations of the Initial Charterer described above will apply regardless of whether or not any moneys are payable under the insurances effected in compliance with the Initial Charter in respect of the Vessel, regardless also of the amount payable thereunder, regardless also of the cause of the Total Loss and regardless of whether or not any of such compensation shall be payable.

CHARTER EVENTS OF DEFAULT

         The following constitute events of default under each Initial Charter ("Charter Events of Default"):

         (a) The Initial Charterer shall default for two Business Days in the payment of Charter Hire or other amounts due under the terms of the Initial Charter;

         (b) The Initial Charterer shall fail for a period of 30 Business Days after written notice to perform and observe any of the covenants, conditions, agreements or stipulations on the part of the Initial Charterer to be performed or observed contained in the Initial Charter, other than those referred to in clause (a) or (e) of this paragraph;

         (c) The Initial Charterer ceases doing business as a going concern or generally ceases to pay its debts as they become due or any proceedings under any bankruptcy or insolvency laws are instituted against the Initial Charterer or if a receiver or trustee is appointed for the Initial Charterer for any of its assets or properties, and such proceeding is not dismissed, vacated or fully stayed within 60 days;

         (d) The Initial Charterer shall create or suffer to exist any mortgage, charge, pledge or other like encumbrance over the Vessel or any part thereof or shall have abandoned the Vessel (not including any notice of abandonment which the Initial Charterer may give to insurers under the provisions of the Initial Charter regarding insurance in the event of a Total Loss);

         (e) The Initial Charterer fails to comply with any of its obligations as to insurance contained in the Initial Charter; and

         (f) The Initial Charterer shall within 30 days of any scheduled date of redelivery under the Initial Charter fail to provide adequate bail or security when required to do so in respect of any maritime lien, possessory lien or statutory right in rem which may be acquired over the Vessel in order to prevent the Vessel being arrested, impounded or seized or if any such lien, right or claim over the Vessel is exercised by the arrest, attachment, detention, impounding or seizure of the Vessel under any distress, execution or other process, or any distress or execution is levied thereon, and the Initial Charterer fails to use its best endeavors to procure the release of the Vessel therefrom within 30 days of any scheduled date of redelivery under the Initial Charter.

REMEDIES

         If any Charter Event of Default shall have occurred and be continuing, the Owner under the related Initial Charter may, by written notice to the Initial Charterer, declare such Initial Charter to be in default and enforce any or all of the remedies under such Initial Charter, including:

         (a) requiring the Initial Charterer, at its expense, to redeliver the Vessel to the related Owner with the Initial Charterer to have the same obligations in connection with such redelivery as described below in connection with redelivery of the Vessel at the termination of the Initial Charter;

         (b) retaking the Vessel by the related Owner or its agent, without prior demand or legal process;

         (c) holding the Initial Charterer liable for all charter hire payments payable before, during or after exercise of the foregoing remedies and the remedy described in paragraph (d) below and for all reasonable costs and expenses incurred by the related Owner (including legal fees) by reason of the occurrence of any default or the exercise of remedies by the related Owner; and

         (d) the related Owner or its agent may sell the Vessel at public or private sale, with or without notice to the Initial Charterer, advertisement or publication, as such Owner may determine, or otherwise may dispose of, hold, use, operate, charter to others or keep the Vessel idle.

REDELIVERY

         Unless a Vessel is a Total Loss, the Initial Charterer shall at the termination of the Initial Charter redeliver the Vessel to the related Owner at a safe and ice-free port or a place selected by the Initial Charterer within the Vessel's trading limits (within 10 steaming days from a recognized loading area) or at such other safe port as shall be agreed between the Initial Charterer and the related Owner.

         At or about the time of redelivery if the related Owner so requires, a survey shall be made to determine the condition and fitness of the Vessel, her machinery and equipment. In the event that such Vessel has been dry-docked within 30 months prior to redelivery and the Initial Charterer certifies in writing that, to the best of its knowledge, the Vessel has had no bottom touching since such dry-docking, such survey may be conducted while the Vessel is afloat. The related Owner may require a divers' survey of the Vessel. The Initial Charterer shall bear all expenses of any such survey only if repairs are found to be required. Otherwise, the cost of a diver's survey shall be paid by the Owner. The Initial Charterer shall at its expense make all such repairs and do all such work so found to be necessary before redelivery or, at the related Owner's option, shall discharge its obligations by payment of a sum sufficient to provide, at the prices current at the time of redelivery, for the work and repairs necessary to place the Vessel in the required structure, state and condition. The Initial Charter Period shall be extended until the completion of any such repairs and work found to be necessary or the payment of the amounts described above. Each Vessel upon redelivery shall have her survey cycles up to date and class certificates valid for at least six calendar months and the Initial Charterer shall ensure that Vessel shall have been dry-docked within 30 months prior to redelivery.

ASSIGNMENT AND SUB-CHARTER

         The Initial Charterer may not assign all or part of its rights and obligations under any Initial Charter nor may it charter the related Vessel by demise to any other entity without the prior written consent of the related Owner, such consent not to be unreasonably withheld, subject always to the Vessel being maintained and insured to the same standards as are adopted by the Initial Charterer in respect of the vessels owned by it; provided, however, that the Initial Charterer may assign its rights and obligations under any Initial Charter to a corporation more than 50% of which is owned directly or indirectly by Chevron so long as Chevron continues to guarantee the payment and performance of such Initial Charter pursuant to the related Chevron Guarantee. The Initial Charterer may otherwise charter the Vessel without the prior consent of the related Owner provided that the Initial Charterer remains responsible as principal (or appoints another person to be responsible in its stead) for navigating and managing the Vessel throughout the period of such charter and for defraying all expenses in connection with the Vessel throughout such period or substantially all such expenses other than those directly incidental to a particular voyage or to the employment of the Vessel during that period.

LIQUIDATED DAMAGES

         Whether or not the related Owner shall have exercised, or shall thereafter at any time exercise, any options, rights or remedies described above, upon or as a consequence of a breach of contract by the Initial Charterer amounting to repudiation by the Initial Charterer of the Initial Charter, the related Owner may immediately require the Initial Charterer to pay to such Owner as liquidated damages for loss of a bargain and not as a penalty, an amount equal to (i) the sum of (A) the applicable Stipulated Loss Value, (B) all outstanding accrued and unpaid Charter Hire and (C) any other amounts due to such Owner under the Initial Charter on or prior to the date of payment and (ii) interest thereon (before and after judgment) at the Default Rate from the date such amounts were payable to the actual date of payment. The Initial Charterer shall not be entitled to any part of the net proceeds of the Vessel (if any) whether by way of rebate of charter hire or otherwise.

INDEMNITY

         Pursuant to each Initial Charter, the Initial Charterer will indemnify the related Owner against the following:

         (a) all costs and expenses of operating and maintaining the related Vessel and of operating, maintaining and replacing all parts including (but without prejudice to the generality of the foregoing) all fuel, oil, port charges, fees, taxes, levies, fines, penalties, charges, insurance premiums, victualing, crew, navigation, manning, operating and freight expenses and all other outgoings whatsoever payable by the Owner or the Initial Charterer in respect of the possession or operation of a Vessel or any part thereof, or the purchase, ownership, delivery, chartering, possession and operation, import to or export from any country, return, sale or disposition of such Vessel or any part thereof or upon the hire, receipts or earnings arising therefrom (other than Owner Taxes);

         (b) all liabilities, claims, proceedings (whether civil or criminal), penalties, fines or other sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, costs and expenses whatsoever which may at any time be made or claimed by the Initial Charterer or any employee, servant, agent or sub-contractor, passenger, owner, shipper, consignee, and receiver of goods or any third party (including governments or other authorities) or by their respective dependents arising directly or indirectly in any manner out of the design, construction, possession, management, repair, certification, manning, provisioning, supply or servicing of the Vessel (whether at sea or not) or the chartering thereof under the Initial Charter whether such liability, claims, proceedings, penalties, fines, sanctions, judgments, charges, taxes, impositions, liens, salvage, general average, costs or expenses may be attributable to any defect in such Vessel or the design, construction, testing or use thereof from any maintenance, service, repair, overhaul or otherwise and regardless of when or where the same shall arise and whether or not such Vessel or the relevant part thereof is in the possession or control of the Initial Charterer (other than Owner Taxes); and

         (c) any and all losses, damages and expenses which Owner may incur as a result of any oil or other pollution damage resulting from the Initial Charterer's operation of the Vessel under the Initial Charter, including, but not limited to, such Owner's liability under OPA 90 or the laws of any other jurisdiction relating to oil spills.

         The Initial Charterer's indemnity under each Initial Charter shall extend to claims of persons (including governments or other bodies whether corporate or otherwise) who have suffered or allege that they have suffered loss, damage or injury in connection with any thing done or not done by a Vessel, including in connection with any oil or other substance emanating or threatening to emanate from such Vessel, and shall extend to levies, impositions, calls or contributions on or required to be made by the Owner during or in respect of the term of the Initial Charter.

CHEVRON GUARANTEES

         Chevron will fully and unconditionally guarantee the due and faithful performance by the Initial Charterer under each Initial Charter of all of the Initial Charterer's liabilities and responsibilities thereunder and under any supplement, amendment, change or modification thereof agreed to by the Initial Charterer.

GOVERNING LAW

         Each Initial Charter and each Chevron Guarantee shall be governed by and be construed in accordance with the federal laws of the United States of America and the laws of the State of New York.

NON-DISTURBANCE

         Pursuant to the terms of each Initial Charter, each Owner agrees that the related Mortgage and any other mortgage thereafter placed on the Vessel by such Owner will contain a provision to the effect that throughout the term of the related Initial Charter, so long as no Charter Event of Default shall have occurred and be continuing and so long as the Initial Charterer shall have performed its obligations thereunder, the Initial Charterer shall be entitled to the quiet enjoyment of the Vessel.

                        DESCRIPTION OF THE EXCHANGE NOTES
GENERAL

         The Exchange Notes will be issued, and the Existing Notes were issued, under an Indenture dated as of December 1, 1996, among Golden State Petroleum, the Owners and United States Trust Company of New York as Indenture Trustee. The Exchange Notes have been registered under the Securities Act and, accordingly, will not be subject to certain restrictions on transfer applicable to the Existing Notes. Except (i) as provided in the previous sentence and (ii) that the Existing Notes are entitled to the benefit of the Registration Rights Agreement, the Exchange Notes have terms and conditions identical in all material respects to those of the Existing Notes. Accordingly, unless specifically stated to the contrary, the following description of the Notes applies equally to the Existing Notes and the Exchange Notes, and the Exchange Notes and the Existing Notes will be treated as one series for purposes of the Indenture. The statements under this section relating to the Existing Notes, the Exchange Notes and the Indenture are summaries and do not purport to be a complete description of the Indenture, the Existing Notes or the Exchange Notes and are subject to the detailed provisions of, and are qualified in their entirety by reference to, the provisions of the Existing Notes, the Exchange Notes and the Indenture, including the definitions therein of certain terms. Wherever particular provisions or definitions of the Indenture, the Existing Notes, the Exchange Notes or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture. For information on how to obtain a copy of the Indenture, see "Available Information."

         The Exchange Notes are not obligations of, and are not guaranteed by, the Initial Charterer or Chevron. Neither the Initial Charterer nor Chevron is responsible for the statements made in this Prospectus.

MATURITY, INTEREST AND PRINCIPAL

         The Exchange Notes will be issued by Golden State Petroleum, acting as agent for the Owners, in an aggregate principal amount of up to $127,100,000 and will be secured, equally and ratably with the Serial Notes and the Additional Notes, if any, by the Collateral. See "--Security." The Exchange Notes are not obligations of, and are not guaranteed by, the Initial Charterer or Chevron.

         The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $100,000 and multiples of $1,000 in excess thereof. No service charge will be made to any Holder for any registration of transfer or exchange of Exchange Notes, but Golden State Petroleum, as agent for the Owners, or the Indenture Trustee may require payment of a sum sufficient to cover any taxes or other governmental charge payable in connection therewith.

         Initially, the Indenture Trustee will act as paying agent and registrar with respect to the Exchange Notes. The Exchange Notes may be presented for registration of transfer or exchange at the offices of the Registrar.

         Payments by Golden State Petroleum, as agent of the Owners, in respect of the Exchange Notes (including principal, sinking fund payments and optional or mandatory prepayments) will be made at the office or agency maintained by Golden State Petroleum by delivery of a check on the Payment Date against surrender of such Exchange Notes and, at the option of Golden State Petroleum, any interest on the Exchange Notes will be paid at the office or agency of Golden State Petroleum by mailing a check to the Holder entitled thereto at the address appearing in the Note Register; provided, that notwithstanding the foregoing, all payments in respect of the Global Notes shall be made by wire transfer of immediately available funds. Secondary trading in the Exchange Notes will be required by DTC to be settled in immediately available funds.

         Interest on the Exchange Notes will accrue from the Original Closing Date at a rate per annum equal to 8.04%, and will be payable on the unpaid principal amount thereof on each February 1 and August 1 (each, a "Payment Date"), commencing August 1, 1997 to the Holders of record of the Exchange Notes at the close of business on the record date (January 15 and July 15, respectively) for such Payment Date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 24, 1996. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest, will accrue at the Default Rate. In certain circumstances, Special Interest will be payable on the Existing Notes. See "Notice to Investors; Registration Rights." Such Special Interest will be deemed to be interest on the Existing Notes for all purposes under the Indenture.

         The Exchange Notes will be subject to redemption through the operation of a mandatory sinking fund on each Payment Date commencing August 1, 2007 (the "First Term Note Sinking Fund Payment Date") to and including August 1, 2018, according to the schedule of sinking fund redemption payments set forth below. The sinking fund redemption price is 100% of the principal amount of Exchange Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption. The Exchange Notes will mature, and the final payment of principal and interest on the Exchange Notes will be due, on February 1, 2019. The amortization schedule will approximate level debt service through the Maturity Date with an additional principal payment on the Maturity Date of $10,995,000 per Vessel. The table below provides the scheduled sinking fund redemption amounts and final principal payment on the Exchange Notes.

                                                         Sinking Fund Redemption Amounts
                                                          and Final Principal Payment*
                                                              (Dollars in Thousands)
                              -------------------------------------------------------------------------------------
          Scheduled
         Payment Date                          Vessel A                       Vessel B               Total
August 1, 2007                                     $1,340.0                       $  0.0              $1,340.0
February 1, 2008                                    1,395.0                      1,430.0               2,825.0
August 1, 2008                                      1,450.0                      1,490.0               2,940.0
February 1, 2009                                    1,510.0                      1,550.0               3,060.0
August 1, 2009                                      1,570.0                      1,610.0               3,180.0
February 1, 2010                                    1,635.0                      1,675.0               3,310.0
August 1, 2010                                      1,700.0                      1,745.0               3,445.0
February 1, 2011                                    1,765.0                      1,815.0               3,580.0
August 1, 2011                                      1,840.0                      1,885.0               3,725.0
February 1, 2012                                    1,910.0                      1,960.0               3,870.0
August 1, 2012                                      1,990.0                      2,040.0               4,030.0
February 1, 2013                                    2,070.0                      2,125.0               4,195.0
August 1, 2013                                      2,150.0                      2,210.0               4,360.0
February 1, 2014                                    2,240.0                      2,295.0               4,535.0
August 1, 2014                                      2,330.0                      2,390.0               4,720.0
February 1, 2015                                    2,420.0                      2,485.0               4,905.0
August 1, 2015                                      2,520.0                      2,585.0               5,105.0
February 1, 2016                                    2,620.0                      2,690.0               5,310.0
August 1, 2016                                      2,725.0                      2,800.0               5,525.0
February 1, 2017                                    2,835.0                      2,910.0               5,745.0
August 1, 2017                                      2,950.0                      3,025.0               5,975.0
February 1, 2018                                    3,070.0                      3,150.0               6,220.0
August 1, 2018                                      3,190.0                      3,275.0               6,465.0
February 1, 2019                                   14,325.0                     14,410.0              28,735.0
                                                   --------                     --------              --------
                                                  $63,550.0                    $63,550.0            $127,100.0
                                                  =========                    =========            ==========


         If a Vessel is not delivered on or before 180 days from the Contractual Delivery Date for such Vessel and the Contractual Delivery Date is not extended as provided in the Building Contract or is a Total Loss or if there is a Net Reduction in Construction Costs, Exchange Notes will be subject to redemption as described under "--Mandatory Redemption." Thereafter, the sinking fund redemption amounts and the final principal payment on the Maturity Date will be recalculated to fully amortize the Allocated Principal Amount of the Mortgage Notes of the remaining Vessel.

MANDATORY REDEMPTION

         The Exchange Notes, together with the Serial Notes and the Additional Notes, will be subject to mandatory redemption on a pro rata basis in an aggregate principal amount equal to the Allocated Principal Amount of the Mortgage Notes of a Vessel that is not delivered on or before 180 days from the Contractual Delivery Date for such Vessel and the Contractual Delivery Date is not extended as provided in the Building Contract or is a Total Loss at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including default interest) to the date fixed for redemption.

         For either Vessel, if the Initial Charterer exercises any of its termination options, the related Owner does not enter into an Acceptable Replacement Charter for such Vessel on or before the date which is one week prior to the next sinking fund payment date for the Exchange Notes following the effective date of such termination and such Vessel is sold, with the consent of all the holders of the Exchange Notes then the outstanding Exchange Notes will be redeemed in part, from the net proceeds of the sale of such Vessel and the Allocable Portion of the Debt Service Reserve Fund, in an aggregate principal amount of Exchange Notes equal to the Allocated Principal Amount of the Mortgage Notes for such Vessel, at an aggregate redemption price equal to the sum of such net proceeds and the Allocable Portion of the Debt Service Reserve Fund. In the case of such a redemption, there can be no assurance that the Holders of the Exchange Notes will not receive less than 100% of the principal of and interest on the Exchange Notes redeemed. If all Holders of the Exchange Notes do not consent to such a sale, then the Manager will attempt to recharter the Vessel on such terms as the Manager, in its discretion, deems appropriate, provided that
(i) such charter shall be at arms length, (ii) such charter shall have a termination date no later than February 1, 2019 and (iii) the charter hire payable thereunder during the term thereof is an amount sufficient to (A) make the mandatory sinking fund payments, together with all interest payments on the Allocated Principal Amount of the Mortgage Notes for such Vessel, (B) pay Recurring Fees for such Vessel and the cost of insurance not maintained by the charterer under such charter, (C) pay the Management Fees for such Vessel and
(D) pay the amount of fees and expenses of the Indenture Trustee allocable to such Vessel.

         If such a Net Reduction in Construction Cost occurs, the Owners shall redeem Outstanding Exchange Notes and Serial Notes, on a pro rata basis, in an aggregate principal amount equal to the Net Reduction in Construction Costs, at a redemption price of 100% of the principal amount thereof, together with accrued and unpaid interest on such Notes to be redeemed, to the date fixed for redemption.

OPTIONAL REDEMPTION

         The Exchange Notes may be redeemed in whole or in part, at the direction of the Owners on any Payment Date on or after the later of (a) August 1, 1999 and (b) the Delivery Date of the last Vessel to be delivered at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption, provided that if (i) such redemption occurs prior to February 1, 2018 and (ii) a Vessel is then subject to the related Initial Charter or to an Acceptable Replacement Charter pursuant to which the charterer thereunder is required to pay charter hire equal to or greater than the Charter Hire payable by the Initial Charterer during the Fixed Period, then the Make-Whole Premium shall be payable with respect to Mortgage Notes in an amount equal to Allocated Principal Amount of the Mortgage Notes for such Vessel. The Owners may not exercise such optional redemption if such optional redemption would adversely affect the then applicable ratings on the Serial Notes. In addition, Exchange Notes may be redeemed in part in an aggregate principal amount equal to the Allocated Principal Amount of the Notes for a Vessel if the Initial Charter for such Vessel is terminated and an Acceptable Replacement Charter is not entered into, at a redemption price equal to 100% of the principal amount of the Exchange Notes plus accrued and unpaid interest to the date fixed for redemption.

PURCHASE AT OPTION OF THE HOLDER

         On August 1, 2014, (the "Optional Purchase Date") if neither Initial Charter has been terminated by the Initial Charterer, each Holder of the Exchange Notes will have a one-time option to cause the Owners to purchase all or a part of such Holders' Exchange Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest through the date of purchase. The Exchange Notes will be purchased in multiples of $1,000 principal amount, provided that the principal amount of Exchange Notes not so purchased must be of an authorized denomination.

         Golden State Petroleum, at the direction of the Owners, shall mail to all holders of record of the Exchange Notes a notice of the availability or non-availability of the purchase option on or before the 60th day prior to the Optional Purchase Date. Golden State Petroleum shall deliver to the Indenture Trustee a copy of such notice. To exercise the purchase right, Holders of Exchange Notes must deliver, on or before the 30th day after the date of Golden State Petroleum's notice, the Exchange Notes to be redeemed, duly endorsed for transfer, together with the form provided with such notice duly completed, to Golden State Petroleum (or an agent designated by Golden State Petroleum for such purpose).

SELECTION AND NOTICE

         In the event that the Mortgage Notes are to be redeemed at any time in part, the Indenture Trustee shall select Mortgage Notes to be redeemed ratably from each holder such that the ratio of the principal amount of Mortgage Notes to be redeemed from each holder to the aggregate principal amount of Mortgage Notes held by such holder shall, as nearly as practicable and subject to rounding, equal the ratio of the aggregate principal amount of Mortgage Notes to be redeemed on such redemption date to the aggregate principal amount of Mortgage Notes then outstanding, provided that Mortgage Notes may be redeemed in multiples of $1,000 only. Notice of redemption shall be mailed by first class mail by the Indenture Trustee at least 30 but not more than 60 days before the redemption date to each holder of Mortgage Notes to be redeemed at its registered address. If any Mortgage Note is to be redeemed in part only, the notice of redemption that related to such Mortgage Note shall state the portion of the principal amount thereof to be redeemed. On and after the redemption date, interest will cease to accrue on Mortgage Notes or portions thereof called for redemption.

REGISTRATION RIGHTS

         In connection with the issuance of the Existing Notes, the Companies entered into a Registration Rights Agreement with the Initial Purchaser pursuant to which the Companies agreed, for the benefit of the Holders of the Existing Notes, at the Companies' expense, to use their reasonable best efforts to cause the Registration Statement of which this Prospectus forms a part to be declared effective under the Securities Act.

         Promptly after the Registration Statement of which this Prospectus forms a part is declared effective, the Companies have agreed to commence the Exchange Offer.

         In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Companies to effect the Exchange Offer or in certain other circumstances, the Companies have agreed, at the Manager's expense, to (i) as promptly as practicable, and in any event on or prior to 30 days after such filing obligation arises, file or cause to be filed with the Commission the Shelf Registration Statement covering resales of the Existing Notes, (ii) use their respective reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 90 days after the filing obligation arises and (iii) use their respective reasonable best efforts to keep effective the Shelf Registration Statement for up to two years after its effective date (or such shorter period that will terminate when all the Existing Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Companies have agreed to use their respective reasonable best efforts in the event of the filing of a Shelf Registration Statement, to provide to each Holder of the Existing Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A Holder of Existing Notes that sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations). In addition, each Holder of the Existing Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have its Existing Notes included thereunder.

         If the Exchange Offer is not consummated within 180 days of the initial sale of the Existing Notes, Special Interest will accrue on the Existing Notes from June 23, 1997 to the date the Exchange Offer is consummated, at a rate of 0.25% of the principal amount thereof per annum, which Special Interest is payable semiannually in arrears on each Payment Date. Additional charter hire payments are or will be payable under the Charters in an aggregate amount, in each case, equal to such Special Interest.

         Upon consummation of the Exchange Offer, the Companies generally will have satisfied their obligations under the Registration Rights Agreement with respect to registration of the Existing Notes and generally will have no further obligation to register the Existing Notes.

         A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

SECURITY

         Pursuant to the Indenture, the Indenture Trustee will hold the Collateral (as defined below) for the benefit of the Holders of the Exchange Notes and the holders of the Serial Notes and the Additional Notes. The Trust Accounts will be established under the Indenture and maintained for the deposit and application of Trust Funds as described under "--Trust Accounts" and "--Application of Proceeds."

         On the Original Closing Date, each Owner granted, assigned, bargained, sold, transferred, conveyed, mortgaged, pledged and granted a security interest to the Indenture Trustee, in trust for the benefit of the holders of the Mortgage Notes all estate, right, title and interest of such Owner in, to and under each of the following assets owned by such Owner on the Original Closing Date, or acquired by such Owner thereafter (collectively, the "Original Closing Date Collateral"): (i) each Building Contract and Technical Supervision Agreement, in accordance with the terms and conditions of the related Assignment of Building Contract; (ii) each Building Contract Guarantee, in accordance with the terms and conditions of the related Assignment of Building Contract Guarantee; (iii) each Initial Charter, in accordance with the terms and conditions of the related Assignment of Charter; (iv) each Charter

Supplement, in accordance with the terms and conditions of the related Assignment of Charter Supplement; (v) each Chevron Guarantee, in accordance with the terms and conditions of the related Assignment of Chevron Guarantee; (vi) each Management Agreement, in accordance with the terms of the related Assignment of Management Agreement; (vii) each Issue of One Debenture; (viii) any additional security agreement, assignment or mortgage document entered into by either Owner from time to time in connection with the Indenture; (ix) all rights of such Owner to receive payments of any kind, to execute any election or option or to give or receive any notice, consent, waiver or approval under or in respect of any of the foregoing documents and instruments; (x) all moneys and securities, including the Trust Accounts and any Permitted Investments, paid or deposited or required to be paid or deposited to or with the Indenture Trustee by or for the account of such Owner, or otherwise pursuant to any term of any Security Document, and held or required to be held by the Indenture Trustee under the Indenture; and (xi) all income, payments and proceeds of the foregoing. All of the issued and outstanding shares of such Owner will be pledged to the Indenture Trustee for the benefit of the holders of the Mortgage Notes.

         On the Delivery Date for a Vessel, the related Owner will grant, assign, bargain, sell, transfer, convey, mortgage, pledge and grant a security interest to the Indenture Trustee, in trust for the benefit of the holders of the Mortgage Notes all estate, right, title and interest of such Owner in, to and under each of the following assets owned by such Owner on the Original Closing Date, or acquired by such Owner thereafter (collectively, the "Delivery Collateral" and, collectively with the Original Closing Date Collateral, the "Collateral"): (i) each Vessel, in accordance with the terms and conditions of the related Mortgage; (ii) each Assignment of Earnings and Insurances; (iii) all the charter hire, tolls, rents, issues, profits, products, revenues and other income (including insurance, warranty and sale proceeds) of the property subjected or required to be subjected to the Lien of the Indenture, and all of the estate, right, title and interest of such Owner in and to the same and every part of said property; (iv) all requisition proceeds with respect to either Vessel or any part thereof (to the extent of the Indenture Trustee's interest therein, as mortgagee of such Vessel, pursuant to the terms of the Mortgage) and all insurance proceeds with respect to either Vessel or any part thereof (to the extent of the Indenture Trustee's interest therein, as mortgagee of such Vessel, pursuant to the terms of the Mortgage); (v) any charter assigned to the Indenture Trustee pursuant to the Assignment of Earnings and Insurances; and
(vi) all income, payments and proceeds of the foregoing.

         The Holders of the Exchange Notes and the holders of the Serial Notes and the Additional Notes will have an equal and ratable interest in all of the Collateral (subject to the priority of payment described herein). See "--Trust Accounts" and "--Application of Proceeds."

         During the term of the Indenture, if a Vessel is a Total Loss, the Indenture Trustee is obligated to release such Vessel and the related Collateral upon the Indenture Trustee's receipt of the Total Loss Payment.

PAYMENT DATES

         On each Payment Date prior to the Delivery Date of a Vessel, the Indenture Trustee shall withdraw funds from the Pre-Funding Account and deposit such funds in the Revenue Account as described under "--Trust Accounts--Pre-Funding Account." On each Payment Date, the Indenture Trustee shall make the payments from amounts on deposit first in the Revenue Account and with respect to the payments described in (a) through (e) and (g) below, then from the Debt Service Reserve Fund, in each case to the extent of funds available therein, in the priority set forth below:

                  (a) if the Delivery Date for a Vessel has occurred, to pay Recurring Fees for such Vessel that the Manager certifies to the Indenture Trustee are then due and payable up to an amount equal to $50,000;

                  (b) (i) to pay all interest (including default interest) then due and payable on the Serial Notes to the holders of the Serial Notes, ratably in the proportion that the amount of such payment then due under each Serial Note bears to the aggregate amount of the payments then due under all such Serial Notes, (ii) to pay all interest (including default interest) then due and payable on each Series of Additional Notes to the holders of such Series of Additional Notes, ratably in the proportion that the amount of such payment then due under such Series of Additional Notes bears to the aggregate amount of the payments then due under such Series of Additional Notes, and (iii) to pay all interest (including default interest and Special Interest) then due and payable on the Exchange Notes to the holders of the Exchange Notes ratably in the proportion that the amount of such payment then due under each Exchange Note bears to the aggregate amount of the payments then due under all such Exchange Notes.

                  (c) (i) if such Payment Date is a maturity date of a Class of Serial Notes, to the holders of such Class of Serial Notes, on a pro rata basis in proportion to the principal balance of each Serial Note then Outstanding within such Class, an amount equal to the aggregate principal balance of such Class and (ii) to pay the aggregate sinking fund redemption amount or amounts of principal then due and payable on each Series of Additional Notes (as indicated on the Schedule of Sinking Fund Payments attached to the related Supplemental Indenture as such Schedule may be adjusted pursuant to the terms and subject to the conditions of the Indenture) to the holders of such Series of Additional Notes, ratably in the proportion that the amount of such principal then due under each Additional Note of such Series bears to the aggregate amount of such principal then due under such Series of the Additional Notes;

                  (d) commencing on the First Term Note Sinking Fund Payment Date, to pay the aggregate sinking fund redemption amount or amounts of principal then due and payable on the Exchange Notes to the holders of the Exchange Notes ratably in the proportion that the amount of such principal then due under each Exchange Note bears to the aggregate amount of such principal then due under all the Exchange Notes;

                  (e) to pay Recurring Fees for each Vessel that are then due and payable, to the extent not paid pursuant to (a) above;

                  (f) if the Delivery Date for a Vessel has occurred, to deposit into the Operating Account the estimated Recurring Fees certified by the Manager to the Indenture Trustee to become due and payable for such Vessel prior to the next succeeding Payment Date;

                  (g)      to pay to the Indenture Trustee, the Trustee Fees;

                  (h) to deposit into the Debt Service Reserve Fund, an amount equal to the positive difference, if any, between (i) the Debt Service Reserve Requirement and (ii) the amount then on deposit in the Debt Service Reserve Fund (after giving effect to the distributions described in (a) through (g) hereof);

                  (i) if the Delivery Date for a Vessel has occurred, to pay to the Manager, the positive difference, if any, between (i) the Management Fee then due and payable for such Vessel and (ii) the aggregate amount paid pursuant to clauses (a), (e) and (f); and

                  (j) to deposit the excess, if any, into the Debt Service Reserve Fund.

         After the foregoing payments have been made, the Indenture Trustee will invest (and reinvest, as applicable) any balance remaining in each of the Trust Accounts in Permitted Investments that will mature on or before the next succeeding Payment Date.

TRUST ACCOUNTS

         Pursuant to the terms of the Indenture, the Indenture Trustee is obligated to establish and maintain each of the Trust Accounts in its name for the benefit of the holders of the Mortgage Notes.

         REVENUE ACCOUNT

         There shall be deposited into the Revenue Account for each Vessel, (i) any and all Charter Hire (including any Additional Charter Hire) payments under the Initial Charters and any charter hire received pursuant to an Acceptable Replacement Charter, (ii) any and all charter hire payments received by an Owner under any other charters of the Vessels, (iii) any amounts transferred to the Revenue Account from the Pre-Funding Account as described below under "--Pre-Funding Account," and (iv) any and all income from the investment of amounts held in the Revenue Account and the Debt Service Reserve Fund. Funds on deposit in the Revenue Account shall be disbursed by the Indenture Trustee as described above under "--Payment Dates."

         DEBT SERVICE RESERVE FUND

         On each Payment Date, the amounts described above in (h) and (j) shall be withdrawn from the Revenue Account by the Indenture Trustee and deposited into the Debt Service Reserve Fund. If any Recurring Fees, fees and expenses of the Indenture Trustee, sinking fund payment, payment of principal, premium (if any) or interest on the Mortgage Notes is due and payable and the moneys available in the Revenue Account are insufficient for such payment, the Indenture Trustee shall withdraw cash from the Debt Service Reserve Fund for the purpose of making up such deficiency. In addition, if the Initial Charter for such Vessel is terminated on any Optional Termination Date and the related Owner does not enter into an Acceptable Replacement Charter and the Vessel is sold pursuant to the terms of the Management Agreement and the Indenture, then the Allocable Portion of the Debt Service Reserve Fund shall be released to effectuate the redemption of the Mortgage Notes.

         OPERATING ACCOUNT

         Funds deposited into the Operating Account on each Payment Date will be disbursed by the Indenture Trustee, from time to time, to pay the Recurring Fees as such amounts become due and payable upon presentation of invoices therefor by the Manager pursuant to the Management Agreement.

         CASUALTY ACCOUNT

         The Indenture Trustee will deposit into the Casualty Account any insurance proceeds payable to the Indenture Trustee in connection with the occurrence of a Total Loss to either Vessel. Funds deposited into the Casualty Account in respect of a Total Loss of a Vessel will be disbursed by the Indenture Trustee in the following order of priority: first, an amount equal to the related Total Loss Payment will be deposited into the Termination Account and second, the remainder, if any, will be remitted to the Initial Charterer.

         TERMINATION ACCOUNT

         There shall be deposited for each Vessel if the related Vessel is a Total Loss, the Total Loss Payment, payable under the related Initial Charter or Acceptable Replacement Charter. Any such amounts deposited into the Termination Account will be disbursed by the Indenture Trustee in accordance with the Indenture. See "--Mandatory Redemption."

         COLLATERAL ACCOUNT

         The amount payable by the Initial Charterer under the Initial Charter upon the occurrence of a Charter Event of Default, the cash proceeds of any sale of, or other realization upon, all or any part of the Collateral upon the exercise by the Indenture Trustee of any of the rights and remedies described below (see "--Indenture Remedies"), any other amounts received by the Indenture Trustee during the continuation of an Indenture Event of Default not otherwise applied as indicated under "--Payment Dates" and any other amounts received by the Indenture Trustee pursuant to any of the Security Documents for which the Indenture does not specify another Trust Account into which such amount is to be deposited, will be deposited into the Collateral Account.

         PRE-FUNDING ACCOUNT

         There was deposited into the Pre-Funding Account on the Original Closing Date an amount equal to $60,003,347 by Golden State Petro (IOM I-A) PLC and $61,886,728 by Golden State Petro (IOM I-B) PLC and on January 6, 1997 (the date of the delivery of the Delayed Delivery Existing Notes) an amount equal to $26,730,000 by Golden State Petro (IOM I-A) PLC and $26,730,000 by Golden State Petro (IOM I-B) PLC. In addition, if and to the extent any proceeds become payable by the Builder or the Building Contract Guarantor pursuant to any Building Contract or Building Contract Guarantee, such amounts will be deposited into the Pre-Funding Account. On each Payment Date prior to the Delivery Date for each Vessel, the Indenture Trustee shall withdraw from the Pre-Funding Account an amount equal to the interest accrued on the Allocated Principal Amount of the Notes for such Vessel and shall deposit such amount in the Revenue Account. On each Installment Date for each Vessel, the Indenture Trustee shall, provided that no material default under the related Building Contract exists, withdraw from the Pre-Funding Account an amount equal to the installment then due and shall remit such amount to the Builder as an installment payment of the purchase price of the related Vessel. On the Delivery Date for each Vessel, the Indenture Trustee shall, provided that the conditions precedent set forth in the Indenture shall have been satisfied, withdraw from the Pre-Funding Account (i) an amount equal to the final installment of the Purchase Price and shall remit such amount to the Builder and (ii) an amount equal to the fees and expenses incurred in connection with the recordation and filing of the related Security Documents in the jurisdiction where such Vessel will be registered and shall remit it to the Manager. If the Delivery Date of a Vessel does not occur on or before 180 days from the Contractual Delivery Date for such Vessel and the Contractual Delivery Date is not extended as provided in the Building Contracts or if an Owner rejects or cancels the related Building Contract pursuant to the terms and conditions set forth therein, then the Indenture Trustee (i) shall withdraw from the Pre-Funding Account an amount equal to the sum of (A) the Allocated Principal Amount of the Notes for such Vessel and (B) all interest accrued and unpaid with respect to such Notes and (ii) shall redeem the Allocated Principal Amount of the Notes for such Vessel, first with respect to the Serial Notes comprising such Notes, and then of the Exchange Notes comprising such Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest through the date of redemption. If and to the extent that payments due under the Building Contract or Building Contract Guarantee are not paid when due, the aggregate principal amount of Notes to be redeemed may be less than the Allocated Principal Amount thereof. If such unpaid amounts under the Building Contract or Building Contract Guarantee are subsequently paid, then the balance of such Allocated Principal Amount of Notes shall be redeemed at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest through the date of redemption. Amounts held in the Pre-Funding Account on such 180th date will be sufficient to redeem the Serial Notes allocable to such Vessel together with all accrued and unpaid interest thereon. The Owners may not extend past such 180th day if such extension would adversely affect the then current ratings of the Notes.

PERMITTED INVESTMENTS

         Permitted Investments include any of the following:

                  (a) direct general obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States, Federal Housing Administration debentures, Federal Home Loan Mortgage Corporation senior debt obligations or Federal National Mortgage Association senior debt obligations, but excluding any of such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption;

                  (b) federal funds, certificates of deposit, time and demand deposits and banker's acceptances (having original maturities of not more than one year) of any bank or trust company incorporated under the laws of the United States or any state thereof, provided that the short-term debt obligations of such bank or trust company at the dates of acquisition thereof have been rated at least "A-1" or "P-1" (or the equivalent) or better by Standard & Poor's and Moody's, respectively;

                  (c) commercial paper (having original maturities of not more than one year) rated at least "A-1" or "P-1" (or the equivalent) or better by Standard & Poor's and Moody's, respectively; or

                  (d) guaranteed investment contracts, investment agreements or similar agreements initially rated at least "A" or "A-2" or better by Standard & Poor's or Moody's, respectively, that are treated as indebtedness for United States federal income tax purposes;

provided, however, that in the event amounts on deposit in the Pre-Funding Account or the Revenue Account (until the latest maturity date of the Serial Notes) are invested pursuant to clauses (b), (c) or (d), then such investments must initially be rated at least "AA" or "Aa" (or the equivalent) or better by Standard & Poor's or Moody's, respectively.

         For purposes of determining whether a Permitted Investment matures on or before the next succeeding Payment Date, each payment received under a Permitted Investment described in clause (d) above will be considered to be the maturity of such Permitted Investment. A guaranteed investment contract, investment agreement or similar agreement that constitutes a senior unsecured long-term debt obligation of a Person shall be deemed to have the same rating as such Person's other senior unsecured long-term debt obligations, if any, that are rated by a Rating Agency. Notwithstanding the foregoing, "Permitted Investments" do not include "stripped securities" or investments which contractually may return less than the purchase price therefor.

CERTAIN COVENANTS

         The Indenture will contain, among other things, the following covenants:

                  (a) Golden State Petroleum and each Owner will not create, incur, assume or issue, directly or indirectly, guarantee or in any manner become, directly or indirectly, liable for or with respect to the payment of any Indebtedness, except for their obligations under the Indenture, the Security Documents and the Mortgage Notes.

                  (b) Golden State Petroleum and each Owner will not (i) commence any case, proceeding or other action under any existing or future bankruptcy, insolvency or similar law seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (iii) make a general assignment for the benefit of creditors or (iv) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

                  (c) Neither Owner will make a Restricted Payment.

                  (d) Neither Owner will make any capital contributions, advances or loans to, or investments or purchases of capital stock in, any Person.

                  (e) Other customary covenants regarding changes in a Vessel's registration jurisdiction, maintenance of existence, payment of taxes, maintenance of books and records, right of the Indenture Trustee to inspect the property, compliance with laws, opinions of counsel regarding the maintenance of recordation and filings, and providing further assurances and delivery of financial statements, compliance certificates, reports and notices of certain material subsequent events.

INDENTURE EVENTS OF DEFAULT

         The following constitute Indenture Events of Default:

                  (a) If any Mortgage Event of Default shall have occurred and be continuing.

                  (b) A default in the payment of any sinking fund installments, or all or any part of the principal of, premium, if any, or interest on any of the Mortgage Notes as and when such payment becomes due and payable either at maturity, upon any redemption, by declaration or otherwise and, with respect to any such payments other than payments on maturity, the continuance of such default for a period of two Business Days.

                  (c) A failure on the part of Golden State Petroleum or either Owner duly to observe or perform in any material respect any of the other agreements or covenants on the part of Golden State Petroleum or such Owner contained in any Mortgage Note, the Indenture, any Security Document or any document or certificate delivered pursuant thereto for a period of 30 days after the earlier of (i) actual knowledge by Golden State Petroleum or either Owner of such failure and (ii) the date on which written notice specifying such failure and stating that such notice is a "Notice of Default" under the Indenture has been given by registered or certified mail, return receipt requested, to Golden State Petroleum and the Owners by the Indenture Trustee, or to Golden State Petroleum, the Owners and the Indenture Trustee by the holders of at least 25% in aggregate principal amount of the Mortgage Notes at the time outstanding.

                  (d) If any representation or warranty of Golden State Petroleum or either Owner made in the Indenture, any Security Document or any document or certificate delivered pursuant thereto proves to have been inaccurate in any material respect when made, remains inaccurate in such material respect for a period of 30 days after the earlier of (i) actual knowledge by Golden State Petroleum or either Owner of such inaccuracy and (ii) the date on which written notice specifying such inaccuracy and stating that such notice is a "Notice of Default" under the Indenture has been given by registered or certified mail, return receipt requested, to Golden State Petroleum and the Owners by the Indenture Trustee, or to Golden State Petroleum, the Owners and the Indenture Trustee by the holders of at least 25% in aggregate principal amount of the Mortgage Notes at the time outstanding.

                  (e) If a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Golden State Petroleum or either Owner in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Golden State Petroleum or such Owner or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstated and in effect for a period of 60 consecutive days.

                  (f) If Golden State Petroleum or either Owner shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Golden State Petroleum or such Owner or for any substantial part of its property, or make any general assignment for the benefit of creditors.

                  (g) If a Charter Event of Default shall have occurred and be continuing or if either of the Initial Charters is repudiated by the Initial Charterer in writing or in a public statement or filing or ceases to be in full force and effect, other than pursuant to the terms thereof.

                  (h) If any Security Document is repudiated by an Owner in writing or in a public statement or filing or ceases to be in full force and effect or any of such Security Documents ceases to give the Indenture Trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby, in each case other than pursuant to the terms thereof.

                  (i) If the Builders fail to make any payment when due under either Building Contract and such payment is not made pursuant to the Building Contract Guarantee and the continuance of such default for a period of two Business Days.

                  (j) If an event of default shall have occurred and be continuing under the Chevron Guarantees or if either of the Chevron Guarantees is repudiated by Chevron in writing or in a public statement or filing or ceases to be in full force and effect, other than pursuant to the terms thereof.

                  (k) A breach of the Companies' obligations under the Registration Rights Agreement to use reasonable best efforts to cause the Registration Statement of which this Prospectus forms a part or the Shelf Registration Statement, as the case may be, to become effective and the continuance of such breach for a period of 30 days after the date the Companies receive written notice thereof.

INDENTURE REMEDIES

         If an Indenture Event of Default (other than an Indenture Event of Default specified in clause (e) or (f) above) occurs and is continuing, then and in each and every such case, unless the principal of all of the Mortgage Notes shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Mortgage Notes then outstanding under the Indenture, by notice in writing to Golden State Petroleum and the Owners (and to the Indenture Trustee if given by the Noteholders), may declare the entire principal of all the Mortgage Notes and the interest accrued thereon, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Indenture Event of Default specified in clause (e) or (f) above occurs and is continuing, then and in each and every such case, unless the principal of all of the Mortgage Notes shall have already become due and payable, the entire principal of all the Mortgage Notes and the interest accrued thereon, shall immediately and without further act become due and

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payable, without presentment, demand, protest or notice by the Indenture Trustee or any holder of Mortgage Notes. After a declaration of acceleration and before any judgment or decree for the payment of money due has been obtained or entered, if Golden State Petroleum shall pay or deposit with the Indenture Trustee a sum sufficient to pay all matured sinking fund installments in respect of the Mortgage Notes, all matured installments of interest upon all of the Mortgage Notes and the principal of all the Mortgage Notes that shall have become due otherwise than by acceleration (with interest on such principal and, to the extent permitted by law, on overdue installments of interest, at the same rate for each Mortgage Note as the rate of interest specified in such Mortgage Note, to the date of such payment or deposit) and all amounts sufficient to cover reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and any predecessor Indenture Trustee except as result of bad faith or negligence, under the Indenture, and if any and all Indenture Events of Default, other than the non-payment of the principal of the Mortgage Notes that shall become due by acceleration, shall have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of outstanding Mortgage Notes may, by written notice, rescind and annul such declaration of acceleration and its consequences, but no such waiver, rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon. If an Indenture Event of Default has occurred and is continuing, the Indenture Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Mortgage Notes or to enforce the performance of any provision of the Mortgage Notes or the Indenture.

         The Indenture contains certain covenants pursuant to which the Indenture Trustee will agree that, prior to the date which is one year and one day after the payment in full of all outstanding Mortgage Notes, it will not institute against, or join any other person in instituting against, Golden State Petroleum or either Owner any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any other applicable jurisdiction. No holder has any right to institute any proceeding at law or in equity or in bankruptcy or otherwise with respect to the Indenture or any remedy thereunder, unless the holders of the Mortgage Notes of at least 25% in aggregate principal amount of the outstanding Mortgage Notes have made written request, and offered reasonable indemnity, to the Indenture Trustee to institute such proceeding as Indenture Trustee, the Indenture Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Indenture Trustee has not within such 60-day period received directions inconsistent with such written request by the holders of a majority in aggregate principal amount of the outstanding Mortgage Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Mortgage Note for the enforcement of the payment of the principal of or accrued interest on, such Mortgage Note on or after the respective due dates expressed in such Mortgage Note.

         The holders of a majority in aggregate principal amount of the outstanding Mortgage Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee by the Indenture. The Indenture provides that, subject to the duty of the Indenture Trustee during a default to act with the required standard of care, the Indenture Trustee is entitled to reasonable security or indemnity from the holders before proceeding to exercise any right or power under the Indenture at the request of the holders. The Indenture Trustee may decline to follow any such directions from the holders if it determines that the actions so directed would result in liability to the Indenture Trustee, would be unduly prejudicial to holders not joining in such direction or would be unlawful.

         So long as an Indenture Event of Default has occurred and is continuing, the Indenture Trustee (to the extent directed to do so by the appropriate holders, as discussed above), whether in its own right or as assignee of the Owners, will proceed to exercise all the powers, remedies and rights available under the Indenture and the Security Documents, including, without limitation, taking possession of and selling

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



the Collateral thereunder or any portion thereof or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and, during the continuance of a Mortgage Event of Default, exercising any of its remedies under such Mortgage.

         Pursuant to the terms of the Initial Charters and the Mortgages, the right of the Indenture Trustee to enforce each Mortgage will be subject to the right of the Initial Charterer to the continued use and operation of the related Vessel under such Initial Charter so long as no Charter Event of Default shall have occurred and be continuing under such Initial Charter and so long as the Initial Charterer is performing its obligations thereunder.

APPLICATION OF PROCEEDS

         Pursuant to the Indenture, all amounts in the Trust Accounts distributable pursuant to an Indenture Event of Default will be distributed on any distribution date fixed by the Indenture Trustee or at the request of the Majority Noteholders in the following order of priority, to the extent of funds available therein:

         First: to the Indenture Trustee, an amount equal to any due and unpaid trustee fees and all reasonable expenses and charges incurred by or on behalf of the Indenture Trustee in connection with the ascertainment or protection of its rights and the pursuance of its remedies under the Indenture or under any of the Security Documents (including, without limitation, the reasonable fees and disbursements of counsel);

         Second: to the holders of the Serial Notes and the holders of the Additional Notes, on a pro rata basis, an amount equal to the due and unpaid interest (including default interest) on the Serial Notes and Additional Notes then outstanding;

         Third: to the Holders of the Exchange Notes an amount equal to the due and unpaid interest (including default interest) on the Exchange Notes then outstanding;

         Fourth: to the holders of each Class of Serial Notes and the holders of the Additional Notes, on a pro rata basis, an amount equal to the due and unpaid principal of the Serial Notes and Additional Notes then outstanding;

         Fifth: to the Holders of the Exchange Notes an amount equal to the due and unpaid principal on the Exchange Notes then outstanding; and

         Sixth: to the Owners or their respective successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, the excess.

BOOK-ENTRY REGISTRATION

         The Existing Notes sold to Qualified Institutional Buyers were, and the Exchange Notes will be, originally issued in fully registered book-entry form, and each of the Existing Notes and the Exchange Notes will be represented by a global note (each a "Global Note") registered in the name of Cede & Co. ("Cede") as the nominee of the Depository Trust Company ("DTC"). All references to actions by holders shall, in respect of the applicable Global Note, refer to actions taken by DTC upon instruction from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to holders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Exchange Notes or to DTC Participants for distribution to Beneficial Owners in accordance with DTC procedures. DTC has advised Golden State Petroleum that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the

                                      -80-


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Federal Reserve System, a "clearing corporation" within the meaning of the New
York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC accepts securities for deposit from its participating organizations ("Participants") and facilitates the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks and trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

         Golden State Petroleum expects that pursuant to procedures established by the DTC, (i) upon deposit of the applicable Global Note, DTC will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the applicable Global Note and (ii) ownership of the Exchange Notes evidenced by the applicable Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Consequently, the ability to transfer Notes evidenced by the applicable Global Note will be limited to such extent.

         So long as Cede is the registered owner of any Exchange Notes, Cede will be considered the sole holder under the Indenture of any Exchange Notes evidenced by the applicable Global Note. Beneficial owners of Exchange Notes evidenced by the applicable Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Indenture Trustee thereunder. Neither Golden State Petroleum nor the Indenture Trustee will have any responsibility or liability for any aspect of the records of the DTC or for maintaining, supervising or reviewing any records of the DTC relating to the Exchange Notes. Payments in respect of the principal of, premium, if any, and interest, on any Exchange Notes registered in the name of Cede on the applicable record date will be payable by the Indenture Trustee to or at the direction of Cede in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Golden State Petroleum, as agent of the Owners, and the Indenture Trustee may treat the persons in whose names Exchange Notes including the applicable Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of Golden State Petroleum, the Owners or the Indenture Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. Golden State Petroleum believes, however, that it is currently the policy of the DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants. Subject to certain conditions, any beneficial owner of the applicable Global Note may obtain, through the Direct Participant through which such beneficial owner directly or indirectly holds beneficial interest, a certificated Exchange Note or Exchange Notes, in exchange for all or part of such beneficial interest. In addition, the Exchange Notes will be issued in fully registered, certificated form to beneficial owners, or their nominees, rather than to DTC or its nominee, if DTC advises the Indenture Trustee in writing that it is no longer willing or able or qualified to discharge properly its responsibilities as depository with respect to the Exchange Notes and Golden State Petroleum, as agent of the Owners, is unable to locate a qualified successor or if Golden State Petroleum, as agent for the Owners, elects to terminate the book-entry system through DTC. In such event, the Indenture Trustee will notify all beneficial owners through DTC Participants of the availability of such certificated Exchange Notes. Upon surrender by DTC of the registered global certificates representing the Exchange Notes and receipt of instructions for re-registration, the Indenture Trustee will re-issue the Exchange Notes in certificated form to beneficial owners or their nominees. Such certificated Exchange Notes will be transferable and

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



exchangeable at the office of the Indenture Trustee upon compliance with the requirements set forth in the Indenture.

TRANSFER, REGISTRATION AND EXCHANGE

         A holder may transfer or exchange the Mortgage Notes in accordance with the procedures set forth in the Indenture. The Registrar, which initially shall be the Indenture Trustee, may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Mortgage Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Mortgage Note for a period of 15 days before a selection of the Mortgage Notes to be redeemed or between a record date and the next succeeding Payment Date. The registered holder of a Mortgage Note will be treated as the owner of such Mortgage Note for all purposes. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any transfer tax or other governmental charge may be required.

MODIFICATION OF THE INDENTURE

         The Indenture provides that Golden State Petroleum, as agent for the Owners, and when authorized by the Owners, and the Indenture Trustee may enter into a supplemental indenture to amend the Indenture or the Mortgage Notes without the consent of any holder: (a) to convey, transfer, assign, mortgage or pledge to the Indenture Trustee as security for the Mortgage Notes any property or assets, (b) to cure any ambiguity, defect or inconsistency, (c) to comply with the requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act or (d) to issue a Series of Additional Notes. The Indenture and the rights and obligations of Golden State Petroleum, the Owners, the Indenture Trustee and the holders may be modified or amended at any time with the consent of the holders of Mortgage Notes of not less than a majority in aggregate principal amount of all outstanding Mortgage Notes; provided that without the consent of the holder of each Mortgage Note affected, no such modification or amendment shall, among other things, change the final maturity or redemption date thereof, reduce the rate of interest thereon, extend the time of payment of interest, reduce the principal amount thereof, reduce any amount payable upon the redemption thereof, change the sinking fund redemption amount, or impair the right to institute suit for the enforcement of any such payment, or reduce the percentage of the holders of such Mortgage Notes whose consent is required for any such modification or amendment or modify any provisions of the Indenture relating to the amendment thereof or the creation of a supplemental indenture (unless the change increases the rights of the holders).

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect as to all outstanding Mortgage Notes when either (a) the Owners shall have paid or caused to be paid the principal of, premium, if any, and interest on all the Mortgage Notes outstanding, as and when the same shall have become due and payable, (b) all such Mortgage Notes theretofore authenticated and delivered (except lost, stolen or destroyed Mortgage Notes which have been replaced or paid and Mortgage Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Indenture Trustee and thereafter repaid or discharged from such trust) have been delivered to the Indenture Trustee for cancellation; or (c)(i) all such Mortgage Notes not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Owners irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds in trust for the purpose an amount of cash or direct obligations of the United States, backed by its full faith credit, maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient to pay and discharge the entire indebtedness on the Mortgage Notes not theretofore delivered to the Indenture Trustee for

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



cancellation, for principal, premium, if any, and accrued interest to the date of such deposit; (ii) the Owners have paid all sums payable by them under the Indenture; and (iii) the Owners have delivered irrevocable instructions to the Indenture Trustee to apply the deposited money toward the payment of the Mortgage Notes at maturity or the redemption date, as the case may be. In addition, the Owners must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

INDENTURE TRUSTEE

         United States Trust Company of New York will serve as Indenture Trustee under the Indenture.

GOVERNING LAW

         The Indenture and each of the Security Documents, other than the Mortgages and the Issue of One Debenture, provide that they will be governed by the laws of the State of New York.

CONSENT TO JURISDICTION AND SERVICE

         Pursuant to the Indenture and the Security Documents of Golden State Petroleum and each of the Owners will irrevocably appoint CT Corporation System as its respective agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes or the Security Documents to which it may be a party brought in any federal or state court located in New York City and will submit to such jurisdiction.

                                ADDITIONAL NOTES

GENERAL

         On the Delivery Date for a Vessel, Golden State Petroleum, as agent for the Owners, may enter into a supplement to the Indenture (each, a "Supplemental Indenture") pursuant to which Golden State Petroleum will issue additional series of first preferred mortgage notes (each, a "Series of Additional Notes"). Each Series of Additional Notes will mature no later than the expiration of the Fixed Period of the related Initial Charter and will be entitled to receive semiannual sinking fund payments. An amount equal to the Allocated Principal Amount of the Additional Notes for a Series for each Vessel, if any, after the payment of the costs of issuance of such Series of Additional Notes, will be used by the related Owner, to fund the Additional Construction Costs of a Vessel, which Additional Construction Costs shall not exceed $250,000 per Vessel without the consent of the related Owner. Pursuant to the terms of the Indenture, Golden State Petroleum, as agent for the Owners, will be permitted to issue a Series of Additional Notes only if, among other things, (a) the original principal amount of such Series of Additional Notes is equal to or less than the sum of (i) the aggregate Additional Construction Costs for a Vessel and (ii) the aggregate costs of issuance of such Series of Additional Notes, (b) the Rating Agency Condition shall have been satisfied in connection with the issuance of such Series, (c) the maturity date of the Additional Notes for such Series will be no later than the expiration of the Fixed Period of the related Initial Charter, (d) the additional charter hire payable by the Initial Charterer under the related Charter Supplement will be sufficient to pay the debt service payable on the related Series, and (e) the principal amount of the related Series of Additional Notes will be amortized on the basis of an approximately level mortgage-style semi-annual amortization to their maturity date and the mandatory and optional redemption provisions shall be the same as those for the Notes.

         Each Series of Additional Notes generally will have terms substantially identical to those described under "Description of the Notes," except for changes to (i) the name or designation of such series; (ii) the initial principal amount of the Additional Notes to be issued for such series (or method for calculating such amount); (iii) the interest rate to be paid with respect to the Additional Notes for such series (or method for the determination thereof); (iv) the Allocated Principal Amount of the Additional Notes for a Series for each Vessel; (v) if applicable, whether any Additional Notes of such series (a) will be issued in the form of Global Notes or (b) will be Transfer Restricted Securities and the manner of applying the provisions of the Indenture to the transfer of such Additional Notes, and (vi) such other terms as the parties to the applicable Supplemental Indenture deem necessary or appropriate.

SECURITY

         Each Series of Additional Notes will be secured by the Collateral equally and ratably with the Notes and each other Series of Additional Notes.

MANDATORY REDEMPTION

         The Notes and Additional Notes will be subject to mandatory redemption on a pro rata basis in an amount equal to the Allocated Principal Amount of the Mortgage Notes of a Vessel that is a Total Loss at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption.

                                  THE MORTGAGES

GENERAL

                  On the Delivery Date of each Vessel, the related Owner will grant to the Indenture Trustee a Mortgage on its Vessel to secure its obligations under the Indenture. The Mortgages will be recorded in accordance with the provisions of the law of the Registration Jurisdiction.

CERTAIN COVENANTS

                  So long as the Initial Charterer is the charterer of a Vessel, the related Mortgage provides that the provisions of the related Initial Charter, including, without limitation, provisions regarding the trade, operation, documentation, registration, use, maintenance and insurance of such Vessel, supersede the Owner's covenants with respect to such matters in the related Mortgage. Certain Initial Charter requirements differ materially from the Mortgage covenants described below. See "The Initial Charters."

                  Each Mortgage contains, among other things, certain covenants of the Owner of the related Vessel, including the following:

                  (a) The Owner will not cause or permit its Vessel to be operated in any manner contrary to law, will not engage in unlawful trade, violate any applicable law or carry any cargo that would expose the Vessel to penalty, confiscation, forfeiture, capture or condemnation and will not do, suffer or permit to be done anything which can or may injuriously affect the registration or enrollment of its Vessel under the laws and regulations of the Registration Jurisdiction.

                  (b) Except for the lien of the Mortgage and the Indenture and Permitted Liens, the Owner will not have any right, power or authority to create, incur or permit to be placed or imposed or continued any Lien on its Vessel and will keep such Vessel free from any such Lien.

                  (c) The Owner will at all times and without cost or expense to the Indenture Trustee maintain and preserve, or cause to be maintained and preserved, its Vessel in good running order and repair, so that the Vessel shall be, in so far as due diligence can make her so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in every respect seaworthy and in good operating condition, as will entitle her to the highest classification of The American Bureau of Shipping or such other classification society of like standing agreeable to the Indenture Trustee, and annually will furnish the Indenture Trustee a certificate by the Classification Society that such classification is maintained in the highest category for ships of the same type as the Owner's Vessel free of recommendations and notations which have not been complied with in accordance with their terms and shall furnish the Indenture Trustee, from time to time and at any time upon demand, with all such information and copies of all such documents as the Indenture Trustee may require concerning the classification of the Owner's Vessel.

                  (d) Unless required to do so pursuant to the terms of the related Initial Charter, the Owner will not transfer or change the flag or port of documentation of its Vessel or through any action or inaction cause the registration of its Vessel under the laws of its Registration Jurisdiction to be void or voidable or to lapse without the prior written consent of the Indenture Trustee.

                  (e) Until such time as the Indenture has been satisfied and discharged in accordance with its terms, the Owner shall take all actions that are necessary in order to establish and

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



         maintain the Mortgage or any other mortgage on the Vessel as a first preferred mortgage lien on the Vessel under the laws of the Registration Jurisdiction, subject only to Permitted Liens.

                  (f) Such Owner will not, without the prior written consent of the Indenture Trustee, charter its Vessel by demise charter or by period, time or voyage charter for any period other than to the Initial Charterer under the Initial Charter or any other charterer under an Acceptable Replacement Charter. The Owner will not modify or amend the terms of the related Initial Charter (other than a Charter Supplement) without the prior written consent of the Indenture Trustee.

INSURANCE

                  So long as a Vessel is subject to an Initial Charter, the insurance requirements of the related Initial Charter will supersede the Owner's covenants regarding insurance in the related Mortgage. The insurance requirements of the Initial Charters differ materially from the Owner's Mortgage covenants described below. See "The Initial Charters-- Insurance."

                  If a Vessel is no longer subject to the Initial Charter, the requirements under the related Mortgage, which are summarized in this paragraph, would be applicable to insurance coverage. Each Owner, at its own expense, will maintain hull and machinery insurance (including coverage for war risks) and will insure its Vessel against all customary risks arising from the usage and trading of the Vessel. In addition, each Owner shall also keep its Vessel insured against all customary protection and indemnity risks. The protection and indemnity insurance shall include coverage against liabilities to persons who have suffered any loss, damage or injury whatsoever in connection with anything done or not done by the Vessel, any charterer or the Owner in connection with the Vessel or the employment or use thereof (including in connection with any oil or other substance emanating from the Vessel or any other vessel with which the Vessel may be involved in collision) and against liability under OPA or any reenactment or modification thereof under the law of any country into whose jurisdiction the Vessel is permitted to come under the terms of the related charter. Each insurance policy shall also provide that 14 days' written notice be given to the Indenture Trustee prior to the cancellation or modification of any insurance.

INSURANCE PROCEEDS

                  Pursuant to the Mortgage, the proceeds of any insurances or entries referred to in the Mortgage will be applied as follows:

                  Until the occurrence of an Event of Default:

                  (a) Any claim under any such insurance (other than in respect of a Total Loss) whether or not such claim is under the terms of the relevant loss payable clause payable directly to the Owner, will be applied by the Owner in making good the loss or damage in respect of which it has been paid to the Owner in reimbursement of money expended by it for such purpose; and

                  (b) Any claim in respect of protection and indemnity insurance shall be paid directly to the person, firm or company to which the liability covered by such insurance was incurred or the Owner in reimbursement of moneys expended by it in satisfaction of such liability;

provided always that for as long as the Initial Charter in respect of the Vessel remains in force, all payments shall be in accordance with the terms of the Initial Charter. See "Initial Charters--Insurance Proceeds. "

                  Upon the occurrence of an Event of Default, subject as provided above, any claim under any such insurance and entry (including in respect of a Total Loss) will be paid to the Indenture Trustee, and will be applied by the Indenture Trustee pursuant to the terms of the related Initial Charter unless the Initial is in default thereunder in which event the Indenture Trustee shall apply such proceeds against payment of the Notes.

                  Any claim under such insurance and entry in respect of a Total Loss will be paid to the Indenture Trustee, and will be applied by the Indenture Trustee, pursuant to the terms of the Indenture.

                  The Owner will not alter so as to in any way restrict the cover of any insurances or entries referred to in the Mortgage except to the extent expressly permitted by the Indenture Trustee.

MORTGAGE EVENTS OF DEFAULT

The following constitute Mortgage Events of Default:

                  (a) Default in the payment of any sums payable under the Mortgage or the Indenture and the continuance of such default for a period of two Business Days after such amount is due.

                  (b) Default by the related Owner in the due observance or performance of any covenant with respect to maintaining insurance on its Vessel, maintaining the Vessel free of all Liens other than Permitted Liens, chartering the Vessel, changing the flag of the Vessel or maintaining the Mortgage as a first preferred ship mortgage under the laws of the Registration Jurisdiction.

                  (c) Default by the related Owner in the due observance or performance of any covenant other than those described in (b) above and the continuance of such default for a period of 30 days after the receipt of notice thereof from the Indenture Trustee.

                  (d) The Vessel is deemed a Total Loss and the insurance proceeds thereof have not been received by the Indenture Trustee within 90 days after the date on which the Vessel was deemed a Total Loss; provided, however, if the Vessel is under charter to the Initial Charterer pursuant to the Initial Charter or to another charterer under an Acceptable Replacement Charter, such an event shall be an Event of Default if the Indenture Trustee has not received the amounts payable by the Initial Charterer or charterer, as the case may be, in the event of a Total Loss pursuant to the Initial Charter or an Acceptable Replacement Charter within five business days of the date on which such amounts are due pursuant to the terms of the Initial Charter or Acceptable Replacement Charter, as the case may be.

                  (e) The Owner shall abandon its Vessel.

                  (f) The Mortgage or any material provision thereof shall be deemed invalidated in whole or in part by any present or future law of the Registration Jurisdiction, or by any decision of any competent court.

                  (g) An Indenture Event of Default.

REMEDIES

                  In the event any one or more Mortgage Events of Default shall have occurred and be continuing, then, in each and every such case the Indenture Trustee will have the right under each Mortgage, subject in all instances to the rights of the Initial Charterer or another charterer to the

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continued use and operation of the related Vessel under the related Initial
Charter or Acceptable Replacement Charter so long as no Initial Charter Event of Default shall have occurred and be continuing under such Initial Charter or Acceptable Replacement Charter and so long as the Initial Charterer or other charterer is performing its obligations thereunder (See "Initial Charters--Non-Disturbance"), to:

                  (a) Exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of applicable law;

                  (b) Take and enter into possession of the related Vessel, at any time, wherever the same may be, without court decision or other legal process and without being responsible for loss or damage and the Indenture Trustee may, without being responsible for loss or damage, hold, lay-up, lease, charter, operate or otherwise use such Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of such Vessel and charging upon all receipts from use of such Vessel or from the sale thereof by court proceedings or by private sale all costs, expenses, charges, damages or losses by reason of such use, and if at any time the Indenture Trustee avails itself of the right given to it to take such Vessel: (i) the Indenture Trustee will have the right to dock such Vessel for a reasonable time at any dock, pier or other premises of the Owner without charge, or to dock her at any other place at the cost and expense of the Owner, and (ii) the Indenture Trustee will have the right to require the Owner to deliver, and the Owner will on demand, at its own cost and expense, deliver to the Indenture Trustee such Vessel as demanded; and the Owner will irrevocably instruct the master of the Vessel so long as the Mortgage is outstanding to deliver such Vessel to the Indenture Trustee as demanded; and

                  (c) Sell the related Vessel or any share therein with or without the benefit of any charterparty or other engagement by public auction or private contract without legal process at any place in the world and upon such terms as the Indenture Trustee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from the postponement thereof and at any such public auction the Indenture Trustee may become the purchaser and shall have the right to set off the purchase price against the Notes. Any sale of the related Vessel or any shares therein made by the Indenture Trustee in pursuance of the Mortgage will operate to divest all title, right and interest of any nature whatsoever of the Owner therein and thereto and shall bar the Owner, its successors and assigns, and all persons claiming by, through or under them, provided such sale is by auction. Upon any such sale, the purchaser will not be bound to see or inquire whether the Indenture Trustee's power of sale has risen in the manner provided by the Mortgage and the sale will be within the power of the Indenture Trustee and the receipt of the Indenture Trustee for the purchase money will effectively discharge the purchaser, who will not be responsible for the manner of application of the proceeds of sale or be in any way answerable or otherwise liable therefor.

ENFORCEMENT OF MORTGAGE

         Each of the Vessels will be registered under the laws of the Republic of Liberia. The Mortgages will be recorded pursuant to the laws of the Republic of Liberia and will create preferred mortgage liens under the maritime law thereof. In addition, in order to perfect the Mortgages granted by the Owners, the Mortgages will also be filed in the Isle of Man. Liberian law provides that the lien of a preferred mortgage may be enforced by the mortgagee by a suit in rem in admiralty in a proceeding against a vessel. Historically, Liberian ship mortgages have been enforced in major commercial ports throughout

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the world. However, the priority that such mortgages will have against the claims of other lien creditors in an enforcement proceeding is generally determined by, and will vary in accordance with, the laws of the country where a proceeding is brought. Generally, such a preferred mortgage lien will rank prior to all subsequent maritime liens other than certain other preferred maritime liens, including liens for damages arising out of tort (including claims for oil pollution), liens for crew's wages, liens for general average and salvage. Under Liberian law, a preferred mortgage will also rank after certain other maritime liens, including maritime liens for failure to pay tonnage taxes and annual fees. Under United States law, a foreign preferred ship mortgage will also rank after certain other maritime liens, including those for repairs, supplies, towage, use of drydock or marine railways or other necessaries, performed or supplied in the United States. Since each Vessel will trade throughout the world and since a mortgage generally will be enforceable against a Vessel only in the jurisdiction in which it is physically present, there can be no assurance that if enforcement proceedings are commenced against a Vessel, the Vessel will be located in a jurisdiction having the same mortgage enforcement procedures and lien priorities as, for example, Liberia or the United States. However, upon the occurrence of a Mortgage Event of Default relating to a Vessel, the Indenture Trustee may be able to effect control over the Vessel to direct it to a desirable jurisdiction to arrest the Vessel pursuant to judicial foreclosure proceedings. See "Description of the Exchange Notes--Indenture Remedies."

         Although each of the Vessels is owned by a separate Owner, under certain circumstances a parent company and all of the shipowning affiliates in a group under common control could be held liable for damages or debts owed by one of the affiliates, including liabilities for spills under OPA 90 or other environmental laws. Therefore, it is possible that all of the assets of an Owner could be subject to execution upon a judgment against such Owner and any other Owner, and that such judgment lien could rank ahead of the Mortgages. See "Risk of Loss and Liability; Insurance" above.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Thacher Proffitt & Wood, counsel to the Owners, the following disclosure summarizes the material federal income tax consequences under the Internal Revenue Code of 1986 (the "Code") of the acquisition, ownership and disposition of the Exchange Notes and the Existing Notes. This disclosure is based upon the provisions of the Code, the Treasury regulations thereunder, and published rulings and court decisions in effect as of the date hereof, all of which authorities are subject to change or differing interpretations, which could apply retroactively. The disclosure below does not purport to deal with federal income tax consequences applicable to all categories of investors and is directed solely to holders that hold the Notes as capital assets within the meaning of Section 1221 of the Code, and acquire such Notes for investment and not as a dealer or for resale. This disclosure is not intended to address every aspect of the federal income tax laws that may be relevant to holders in light of their particular investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws such as banks, insurance companies, holders that will hold the Notes as a position in a "straddle" for tax purposes or as a part of a "synthetic security" or "conversion transaction" or other integrated investment comprised of the Notes and one or more other investments, certain financial institutions, dealers in securities or holders that have a functional currency other than the U.S. dollar. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Accordingly, investors should consult their own tax advisors in determining the tax consequences to them of an investment in the Notes and the purchase, ownership and disposition thereof.

         Holders and preparers of tax returns should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) directly relevant to the

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determination of an entry on a tax return. Accordingly, holders should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return.

EXCHANGE OFFER

         Pursuant to Treasury regulations recently issued under Section 1001 of the Code, the exchange of an Existing Note for an Exchange Note in connection with the Exchange Offer will not constitute a significant modification of the Existing Note and thus will not be treated as a sale or exchange of the Existing Note for federal income tax purposes. As a result, the Exchange Notes will have the same issue price (and adjusted issue price immediately after the exchange) and the same amount of original issue discount, if any, as the Existing Notes, each Holder will have the same adjusted basis and holding period in the Exchange Notes as it had in the Existing Notes immediately before the exchange, and accrued and unpaid interest on the Existing Notes will not be recognized in income by a cash-basis Holder by reason of the exchange. The following discussion assumes that the exchange of Existing Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a sale or exchange for federal income tax purposes.

CHARACTERIZATION OF THE NOTES AS INDEBTEDNESS

         In the opinion of Thacher Proffitt & Wood, counsel to the Owners, based on the application of existing law, and assuming compliance with all provisions of the Indenture, the Initial Charters and other relevant documents, and the facts set forth above in this Prospectus, the Notes will be characterized as indebtedness for federal income tax purposes. Furthermore, such counsel has advised that, because Golden State Petroleum is executing the Notes solely in its capacity as agent of the Owners pursuant to the Agency Agreement (and pursuant to its articles of incorporation is authorized to act only in such capacity and to engage in no other activity), the proceeds of the Notes will be used to fund the Owners' acquisition of the Vessels, and will be secured by the Vessels, the Initial Charters (and the charter hire thereunder) and other property of the Owners (see "Description of the Exchange Notes--Security"), and based upon the facts set forth above in this Prospectus and additional information (including valuation assumptions relating to the Vessels and financial calculations relating to the Initial Charters) provided by the Owners, the Notes will be treated as indebtedness of the Owners for federal income tax purposes.

TAXATION OF HOLDERS

         Assuming that the Notes are characterized as indebtedness, generally, interest on the Notes will be taxable as ordinary income for federal income tax purposes when received by holders using the cash method of accounting and when accrued by holders using the accrual method of accounting.

         ORIGINAL ISSUE DISCOUNT

         The Existing Notes were not, and the Exchange Notes will not be, issued with original issue discount within the meaning of Section 1273 of the Code.

         MARKET DISCOUNT

         A subsequent holder who purchases a Note at a discount may be subject to the "market discount" rules of the Code. These rules provide, in part, for the treatment of gain attributable to accrued market discount as ordinary income upon the receipt of partial principal payments or on the sale or other disposition of a Note, and for the deferral of interest deductions with respect to debt incurred to acquire or carry such market discount Note. In particular, under Section 1276 of the Code, a holder who purchases a Note at a discount that exceeds de minimis market discount (as defined below) generally will be required to allocate a portion of each such partial principal payment or proceeds of disposition to accrued market discount not previously included in income, and to recognize ordinary income to that extent. Accordingly, holders are advised to consult their own tax advisors regarding the impact of such requirement if the Notes are purchased at a discount. A holder may elect to include such market discount (including de minimus market discount, as defined below) in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, such election will apply to all market-discount bonds acquired by such holder on or after the first day of the first taxable year to which such election applied and may be revoked only with the consent of the Internal Revenue Service. If such election is made, the interest deferral rule described above will not apply.

         If a Note is purchased at a de minimis market discount, the actual discount will be required to be allocated among the principal payments to be made on such Note, and the portion of such discount allocated to each principal payment will be required to be reported as income as each principal payment is made (unless the above described election to accrue market discount in income currently is made). Market discount with respect to a Note will be considered to be de minimis for purposes of Section 1276 of the Code if such market discount is less than .25% of the principal payment of such Note multiplied by the number of complete years to maturity remaining after the date of its purchase.

         PREMIUM

         In the event that a Note is purchased at a premium (i.e., generally, the purchase price exceeds the sum of principal payments to be made thereon), such premium will be amortizable by a holder as an offset to interest income (with a corresponding reduction in the holder's basis) under a constant yield method over the term of such Note if the holder makes (or has in effect) an election under Section 171 of the Code. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

         CONSTANT YIELD ELECTION

         Under Treasury Regulations, a holder may make an election (the "Constant Yield Election") to include in gross income all interest, discount (including de minimis market or original issue discount) and premium that accrues on a Note in accordance with a constant yield method based on the compounding of interest. If a holder makes a Constant Yield Election for a Note with amortizable bond premium or market discount, such election will result in a deemed election to amortize bond premium or accrue market discount for all of the holder's debt instruments with amortizable bond premium or market discount and may be revoked only with the permission of the Internal Revenue Service.

         DISPOSITIONS OF EXCHANGE NOTES

         Except as described above with respect to the market discount rules and as provided under Section 582(c) of the Code in the case of banks and other financial institutions, any gain or loss, equal to the difference between the amount realized on the sale or exchange and the adjusted basis of an Exchange Note, recognized on the sale or exchange of such Exchange Note by an investor who holds such Exchange Note as a capital asset will be capital gain or loss. For these purposes, amount realized does not include amounts attributable to accrued but unpaid interest. Such amounts are treated as interest as described above. The adjusted basis of an Exchange Note generally will equal its cost, increased by any income previously reported (including any market discount income) by the selling holder and reduced (but not below zero) by any deduction previously allowed for losses and any amortized premium and by any payments previously received with respect to such Exchange Note. Principal payments on the Exchange Notes will be treated as amounts received upon a sale or exchange of the Exchange Notes under the foregoing rules.

INFORMATION REPORTING

         The Indenture Trustee is required to furnish or cause to be furnished to each holder with each payment a statement setting forth the amount of such payment allocable to principal on the Note and to interest thereon at the applicable interest rate. In addition, the Indenture Trustee is required to furnish or cause to be furnished, within a reasonable time after the end of each calendar year, to each holder who was such a holder at any time during such year, a report indicating such other customary factual information as the Indenture Trustee deems necessary to enable holders of Note to prepare their tax returns. Holders should consult their own tax advisors to determine the amount of any market discount includible in income during a calendar year.

FOREIGN INVESTORS

         A holder that is not a "United States person" (as defined below) and is not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of a Note generally will not be subject to United States federal income or withholding tax in respect of interest (including accrued market discount) paid on a Note provided that the holder complies to the extent necessary with certain identification requirements by delivery (or causing to be delivered) to the Indenture Trustee an appropriate form (such as of an IRS Form W-8 (or any successor form) or substantially similar statement, signed by the holder under penalties of perjury, certifying that such holder is not a United States person, and providing the name and address of such holder). Notwithstanding the foregoing, United States withholding tax may be imposed with respect to interest paid on Notes held by a holder that directly or indirectly owns a 10% or greater interest in either of the Owners, is a controlled foreign corporation related, directly or indirectly, to the company through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. Such a holder may be subject to a United States withholding tax on interest paid on the Notes at a 30% rate, subject to rate reduction available under any applicable tax treaty.

         Amounts allocable to interest received by a holder that is not a United States person, which constitute income that is effectively connected with a United States trade or business carried on by the holder, will not be subject to withholding tax, but rather will be subject to United States income tax at the graduated rates applicable to United States persons, provided the holder supplies (at the time of its initial purchase, and at such subsequent times as are required under the Treasury regulations) a completed IRS Form 4224 (or any successor form) to report its exemption from withholding.

         For these purposes, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Holders who are not United States persons should consult their own tax advisors regarding the tax consequences of purchasing, owning or disposing of a Note.

BACKUP WITHHOLDING

         Payments of interest and principal, as well as payments of proceeds from the sale of Notes, may be subject to the "backup withholding tax" under
Section 3406 of the Code at a rate of 31% if recipients of such payments fail to furnish to the payor certain information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from such tax. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against such recipient's federal income tax liability. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Information returns will be sent annually to the IRS and each holder setting forth the amount of interest paid on the Notes and the amount of any tax withheld thereon.

STATE, LOCAL, FOREIGN AND OTHER TAXES

         Investors should consult their own tax advisors regarding whether the purchase of the Notes, either alone or in conjunction with an investor's other activities, may subject an investor to any state or local taxes, or to taxes imposed by any taxing jurisdiction outside the United States, based on an assertion that the investor is either "doing business" in, or deriving income from a source located in, any state, local or foreign jurisdiction, including any such assertion arising from the presence, use, trading or operation of any of the Vessels in such jurisdiction or any activities in such jurisdiction of an Owner or any other person. Additionally, potential investors should consider the state, local, foreign and other tax consequences of purchasing, owning or disposing of a Note. State, local and foreign tax law may differ substantially from the corresponding federal tax law, and the foregoing discussion does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Accordingly, potential investors should consult their own tax advisors with regard to such matters.

                      CERTAIN ISLE OF MAN TAX CONSEQUENCES

         Special Isle of Man counsel has advised the Owners that no withholding taxes will be imposed on sinking fund payments or payments of principal, interest or premium, if any, thereon with respect to the Mortgage Notes and that the holders will not be subject to any income taxes imposed by the Isle of Man solely as a result of owning the Mortgage Notes. Investors should consult their own tax advisors regarding whether the purchase of the Mortgage Notes in conjunction with an investor's other activities in the Isle of Man, may subject an investor to any taxes imposed by the Isle of Man.

         To the extent the Isle of Man in the future does impose a withholding tax with respect to sinking fund payments or payments of principal, interest or premium (if any) on the Mortgage Notes, the Owners will make the required withholding and are not required to gross-up or indemnify holders for amounts withheld. Pursuant to the Indenture, in the event the Isle of Man does impose a withholding tax with respect to such payments, the Owners are obligated to take any lawful action to the extent necessary to prevent or avoid the imposition of any withholding taxes, including changing their jurisdiction of incorporation or residence; provided however, that the Owners will not be required to take, or fail to take, any action (x) if in the opinion of counsel such act or failure to act would violate applicable law or (y) if in the reasonable opinion of the Owners the actions necessary to avoid or prevent imposition of such taxes would be unduly burdensome. For purposes of clause (y) of the immediately preceding sentence, a requirement to change the jurisdiction of the Owners' incorporation or residence will not be treated as unduly burdensome unless changing the Owners' jurisdiction of incorporation or residence to such other jurisdiction or location would (i) subject the Owners to charges in such other jurisdiction, including but not limited to taxes imposed on or measured by its income, receipts, property, assets, capital, sales or value-added or (ii) cause the Initial Charterer to be required to withhold or deduct charges with respect to charter hire payable under the Initial Charters.

                              MANAGEMENT AGREEMENTS

         Cambridge Fund Management LLC has agreed to provide administrative, management and advisory services to the Owners pursuant to the Management Agreements. The Manager is an Affiliate of Golden State Petroleum and the Owners. Pursuant to each Management Agreement, the Manager will be entitled to a fee (the "Management Fee") of $50,000 per year per Vessel for all periods commencing on the Original Closing Date. All Recurring Fees are payable by the Manager from the Management Fee. The Management Fee will be payable semi-annually on each Payment Date from amounts on deposit in the Ship Management Reserve Fund. See "Description of the Exchange Notes--Trust Accounts--Ship Management Reserve Fund." In connection with the offering and sale of the Existing Notes, Cambridge Petroleum Transport Corporation provided financial advisory services to Golden State Petroleum and the Owners for which it received a fee. See "Prospectus Summary--Sources and Uses of Funds Through the Delivery Dates." Cambridge Petroleum Transport Corporation is an Affiliate of Golden State Petroleum and the Owners.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Exchange Notes where such Exchange Notes were acquired as a result of market-making activities or other trading activities. The Companies have agreed that, starting on the Expiration Date and ending on the close of business of the first anniversary of the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         The Owners will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of one year after the Expiration Date, the Companies will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Manager has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Exchange Notes) other than commissions or concessions of any brokers or dealers and fees.

                                     RATING

         The Exchange Notes have been rated "Baa2" by Moody's, "BBB" by Standard & Poor's and "BBB-" by Duff & Phelps. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The ratings of the Rating Agencies assigned to the Notes address the likelihood of the receipt by Holders of the Notes of all distributions to which such Holders are entitled. The ratings assigned to the Notes do not represent any assessment of the likelihood that principal prepayments might differ from those originally anticipated or address the possibility that Holders might suffer a lower than anticipated yield. In the event that the rating initially assigned to any of the Notes is subsequently lowered for any reason, no person or entity is obligated to provide any additional support or credit enhancement with respect to such Note. The ratings do not address the possibility that Holders of the Notes may suffer a lower than anticipated yield.

         The Owners have not requested a rating on the Notes by any rating agencies other than the Rating Agencies. However, there can be no assurance as to whether any other rating agency will rate the Notes, or, if it does, what rating would be assigned by any such other rating agency. A rating on the Notes by another rating agency, if assigned at all, may be lower than the ratings assigned to the Note by the Rating Agencies.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for Golden State Petroleum, the Owners and the Manager by Thacher Proffitt & Wood, New York, New York and Cains, Douglas, Isle of Man.

                                   APPENDIX A


                             CERTAIN SHIPPING TERMS

         The following shipping terms are used in this Prospectus.

         "AFRAMAX TANKER" means a vessel of approximately 60,000 to 120,000 dwt.

         "BAREBOAT CHARTER" means the contract for hire of a ship for a certain period of time during which the charterer is responsible for the operating costs and voyage costs of the ship. Sometimes called a demise charter.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act.

         "CHARTER" means the hire of a ship for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charter party.

         "CLASSIFICATION SOCIETY" means a private organization which has as its purpose the supervision of vessels during their construction and afterward, in respect to their seaworthiness and upkeep, and the placing of vessels in grades or "classes" according to the society's rules for each particular type of vessel.

         "DOUBLE HULL" means hull construction technique by which a ship has an inner and outer hull separated by void space, usually several feet in width.

         "DWT (DEADWEIGHT TONNE)" means a unit of a vessel's capacity, for cargo, fuel oil, stores and crew, measured in metric tonnes of 1,000 kilograms. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

         "FREIGHT" means the compensation for carriage of cargo.

         "IMO" means International Maritime Organization, a United Nations agency that issues, inter alia, international trade standards for shipping.

         "LAY-UP" means mooring a ship at a protected anchorage, shutting down substantially all of its operating systems and taking measures to protect against corrosion and other deterioration.

         "NEWBUILDING" means a new vessel under construction.

         "OPA 90" means the United States Oil Pollution Act of 1990, as amended.

         "PROTECTION AND INDEMNITY INSURANCE" means the insurance obtained through a mutual association formed by shipowners to provide protection from financial loss to one member by contribution towards that loss by all members.

         "SPECIAL SURVEY" means the inspection of a vessel by a classification society surveyor which takes place at a minimum every four years and at a maximum every five years.

         "SPOT MARKET" means the market for immediate chartering of a vessel.

         "SUEZMAX TANKER" means a vessel of approximately 120,000 to 200,000 dwt, of a maximum length, breadth and draught capable of passing through the Suez Canal.

         "TANKER" means a ship designed for the carriage of liquid cargoes in bulk, her cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals and liquid gas. Tankers load their cargo by gravity from the shore or by pumps and discharge using their own pumps.

         "TIME CHARTER" means the hire of a ship for a specified period of time. The owner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage. The charterer pays for bunkering and all voyage related expenses including canal tolls and port charges.

         "TONNE" means a metric tonne of 1,000 kilograms.

         "TONNE-MILES" means a measure of tanker demand. Cargo tonnes carried by a vessel multiplied by the distance traveled.

         "TOVALOP Scheme" means the Tankers Owners Voluntary Agreement concerning Liability for Oil Pollution dated January 7, 1969, as amended.

         "ULCC" means ultra-large crude carriers.

         "VLCC" means very large crude carriers.

         "VOYAGE CHARTER" means a contract of carriage in which the charterer pays for the use of a ship's cargo capacity for one, or sometimes more than one, voyage. Under this type of charter, the shipowner pays all the operating costs of the ship (including bunkers, canal and port changes, pilotage, towage and ship's agency) while payment for cargo handling charges are subject of agreement between the parties. Freight is generally paid per unit of cargo, such as a tonne, based on an agreed quantity, or as a lump sum irrespective of the quantity loaded.

         Shipping terms supplied by the Dictionary of Shipping Terms and other sources.

                             GLOSSARY OF CERTAIN TERMS

         The following is a glossary of certain terms used in this Prospectus. The definitions of terms used in this glossary that are also used in the Indenture, the Initial Charters or the Mortgages are qualified in their entirety by reference to the definition of such terms contained therein.

         "ACCEPTABLE REPLACEMENT CHARTER" means any replacement charter which satisfies each of the following requirements: (i) the charter is a bareboat charter and requires that the charterer thereunder "gross up" charter hire payments to indemnify and hold the holders of the Mortgage Notes harmless from any withholding tax imposed on the charter hire payments or on the payments of the Mortgage Notes, (ii) the charter hire payments payable during the non-cancelable term of such replacement charter, after giving effect to (1) any "gross up" of such amounts as a result of any withholding, transportation or excise tax on such charter hire payments, (2) the Allocable Portion of the Debt Service Reserve Fund and (3) all fees and expenses incurred in connection with the recharter of the Vessel, provide sufficient funds for the payment in full when due of (A) the Allocated Principal Amount of the Mortgage Notes for the related Vessel and interest thereon in accordance with the revised schedule of sinking fund and principal payments, that is applicable upon termination of the related Initial Charter, (B) the amount of Recurring Fees for such Vessel, (C) the amount of Management Fees for such Vessel, (D) the amount of fees and expenses of the Indenture Trustee and Trustee Fees allocable to such Vessel and
(E) an amount at least equal to 30% of the estimated amounts, on a per annum basis, referred to in clauses (B), (C) and (D) above for miscellaneous or unexpected expenses and (iii) the Rating Agencies shall have confirmed in writing to the Indenture Trustee that the terms and conditions of such proposed charter will not result in the withdrawal or reduction of the then current ratings of the Mortgage Notes.

         "ADDITIONAL CHARTER HIRE" means additional charter hire payable pursuant to a Charter Supplement in an amount sufficient to allow the related Owner to service the aggregate debt incurred on any Additional Notes in connection with any Additional Construction Costs.

         "ADDITIONAL CONSTRUCTION COSTS" means any net increases in construction costs for a Vessel which (i) result from actions by the Initial Charterer or the Technical Supervisor; (ii) are approved by the related Owner, such approval not to be unreasonably withheld; and (iii) occur after execution of the related Building Contract on the Original Closing Date but prior to the related Delivery Date.

         "ADDITIONAL NOTE" means each first preferred mortgage note issued pursuant to a Supplemental Indenture to finance the Additional Construction Costs of a Vessel.

         "AFFILIATE" means, with respect to any Person (the "relevant Person"),
(i) any other Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a "Controlling Person") or (ii) any Person (other than the relevant Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "ALLOCATED PRINCIPAL AMOUNT OF THE ADDITIONAL NOTES" means, when used with reference to the Additional Notes and either Vessel at any date of determination, the product of (a) the aggregate outstanding principal amount of Additional Notes as of such date and (b) a fraction (i) the numerator of which is the aggregate outstanding principal amount of Additional Notes for such Vessel as specified with respect to such Vessel in the related Supplemental Indenture and (ii) the denominator of which is the aggregate initial principal amount of all Additional Notes.

         "ALLOCATED PRINCIPAL AMOUNT OF THE MORTGAGE NOTES" means, when used with reference to the Mortgage Notes and either Vessel at any date of determination, the sum of (a) the Allocated Principal

Amount of the Notes for such Vessel and (b) the Allocated Principal Amount of the Additional Notes for such Vessel.

         "ALLOCATED PRINCIPAL AMOUNT OF THE NOTES" means, when used with reference to the Notes and either Vessel amounts indicated on Schedule 1 attached hereto.

         "ASSIGNMENT OF BUILDING CONTRACT" means, for each Vessel, the Building Contract Assignment, dated as of December 1, 1996, between the related Owner and the Indenture Trustee, pursuant to which such Owner collaterally assigns its rights, title and interests in the related Building Contract and the Technical Supervision Agreement to the Indenture Trustee.

         "ASSIGNMENT OF BUILDING CONTRACT GUARANTEE" means, for each Building Contract Guarantee, the Assignment of Building Contract Guarantee, dated as of December 1, 1996, between the related Owner and the Indenture Trustee, as the same may be amended from time to time, pursuant to which such Owner collaterally assigns its rights, title and interest in the related Building Contract Guarantee therein to the Indenture Trustee.

         "ASSIGNMENT OF CHARTER" means, for each Initial Charter, the Assignment of Charter, dated as of December 1, 1996, between the Owner of the related Vessel and the Indenture Trustee, as the same may be amended from time to time, pursuant to which such Owner collaterally assigns its rights, title and interest therein to the Indenture Trustee.

         "ASSIGNMENT OF CHARTER SUPPLEMENT" means, for the Charter Supplement, the Assignment of Charter Supplement, dated the date of the related Supplemental Indenture, between the Owner of the related Vessel and the Indenture Trustee, as the same may be amended from time to time, pursuant to which such Owner collaterally assigns its right, title and interest therein to the Indenture Trustee.

         "ASSIGNMENT OF EARNINGS AND INSURANCES" means, for each Vessel, the Assignment of Earnings and Insurances, dated the Delivery Date for such Vessel, between the related Owner and the Indenture Trustee, as the same may be amended from time to time, pursuant to which such Owner collaterally assigns its right, title and interest in the earnings and insurances on such Vessel to the Indenture Trustee.

         "ASSIGNMENT OF GUARANTEE" means, for each Chevron Guarantee, the Assignment of Guarantee, dated as of December 1, 1996, between the Owner of the related Vessel and the Indenture Trustee, as the same may be amended from time to time, pursuant to which such Owner collaterally assigns its right, title and interest therein to the Indenture Trustee.

         "ASSIGNMENT OF MANAGEMENT AGREEMENT" means, for each Management Agreement, the Assignment of Management Agreement, dated as of December 1, 1996, between the Owner of the related Vessel and the Indenture Trustee, as the same may be amended from time to time, pursuant to which such Owner collaterally assigns its right, title and interest therein to the Indenture Trustee.

         "BUILDING CONTRACT GUARANTEE" means, for each Vessel, the Building Contract Guarantee, dated the Original Closing Date, given by the Building Contract Guarantor to the Owner in connection with the related Vessel.

         "BUILDING CONTRACT GUARANTOR" means The Korea Development Bank.

         "BUSINESS DAY" means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York, San Francisco, California or in the city and state where the Indenture Trustee's principal offices are located, are authorized or are obligated by law, executive order or governmental decree to be closed.

         "CHARTER EVENT OF DEFAULT" means, for each Initial Charter, each of the events designated as a default in Clause 17 of such Initial Charter.

         "CHARTER HIRE" means, for each Initial Charter, the scheduled payments of charter hire thereunder, as may be increased from time to time pursuant to a Charter Supplement or reduced by the Charter Hire Reduction during the Fixed Period and by the Charter Hire Reduction during each Optional Period.

         "CHARTER HIRE REDUCTION" means an amount equal to the amount necessary to reflect the amortization of the Net Reduction in Construction Costs over the term of the related Initial Charter.

         "CHARTER SUPPLEMENT" means, with respect to each Initial Charter, the Initial Charter Supplement dated the date of the related Supplemental Indenture, between the Owner of the related Vessel and the Initial Charterer.

         "CHEVRON GUARANTEE" means, for either Vessel, the Guarantee, dated the Original Closing Date, given by Chevron to the related Owner in connection with the related Initial Charter.

         "CLASS" means each class of Securities constituting a separate issuance by Golden State Petroleum, as agent for the Owners, of serial first preferred mortgage notes or first preferred mortgage notes under the Indenture or additional first preferred mortgage notes under a Supplemental Indenture, provided that the Exchange Notes and the Existing Notes shall constitute one class for purposes of this definition.

         "COMPULSORY ACQUISITION" means requisition for title or other compulsory acquisition of either Vessel (otherwise than by requisition for hire), capture, seizure, condemnation, destruction, detention or confiscation of such Vessel by any Governmental Authority or by persons acting or purporting to act on behalf of any Governmental Authority.

         "CONTRACTUAL DELIVERY DATE" means, for Vessel A, February 1, 1999, and for Vessel B, July 1, 1999.

         "DEFAULT PAYMENT" means, as of any date of determination and as calculated by the Manager, with respect to each Vessel and the related Initial Charter, the sum of (a) the sum of (i) the Stipulated Loss Value in relation to the period in question calculated pursuant to the related Initial Charter, (ii) all charter hire accrued (on a daily basis) but unpaid under such Initial Charter to the actual date of payment and (iii) any other amounts due to the related Owner under such Initial Charter on or prior to the actual date of payment, and (b) interest on the amount described in (a) (after as well as before judgment) at the Default Rate from the date such amounts were payable to the actual date of payment.

         "DEFAULT RATE" means, with respect to a Mortgage Note, a rate per annum for each day from the date of a default in any payment hereunder until such payment shall be paid in full equal to the lesser of (a) 1.0% above the interest rate indicated in such Mortgage Note and (b) the sum of 1.5% and LIBOR.

         "DUFF & PHELPS" means Duff & Phelps Credit Rating Co.

         "GOVERNMENTAL APPROVAL" means any authorization, consent, approval, license, franchise, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority relating to the ownership of the Collateral or to the execution, delivery or performance of this Indenture or any Security Document.

         "GOVERNMENTAL AUTHORITY" means the United States federal or any foreign government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over an Owner, the Initial Charterer or operation of a Vessel.

         "HOLDER" means a registered holder of any Term Note.

         "HOLDER" means a registered holder of any Mortgage Note.

         "INDEBTEDNESS" means, with respect to any Person, all obligations, whether or not contingent, of such Person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a Lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to indebtedness secured by a Lien affecting title or resulting in an encumbrance to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) assumed by or guaranteed in any manner by such Person or in effect guaranteed by such Person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such Person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

         "INITIAL CHARTER" means, for each Vessel, the bareboat charter between the related Owner and the Initial Charterer, dated the Original Closing Date, as the same may be amended, supplemented and modified from time to time.

         "ISSUE OF ONE DEBENTURE" means, for each Owner, the Issue of One Debenture, dated as of December 1, 1996, between such Owner and the Indenture Trustee, as the same may be amended from time to time.

         "LAW" means any statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

         "LIBOR" means the rate calculated on the basis of the offered rates for deposits in dollars for a one-month period which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on the date that is two London Banking Days preceding the date of calculation. If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR will be the arithmetic mean of such offered rates (rounded to the nearest .0001 percentage point). If, at any time of determination, the Reuters Screen LIBO Page is not available, LIBOR will be calculated as the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective ratio per annum at which deposits in dollars for a one month period are offered to each of three reference banks in the London interbank market at approximately 11:00 A.M., London time, on the date that is two London Banking Days preceding the date of calculation. Each of the Initial Charterer and the Indenture Trustee will select a reference bank and the third reference bank will be selected by the Initial Charterer and the Indenture Trustee together or, failing agreement, by the previously selected reference banks together.

         "LIEN" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, security interest, claim, hypothecation, assignment for security, deposit arrangement or security interest of any kind in respect of such asset. For the purposes of this Indenture, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "LONDON BANKING DAY" means any day on which dealings in deposits in United States dollars are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in United States dollar deposits) in London and New York.

         "LOSS PAYMENT DATE" means, with respect to a Total Loss, the date which is 90 days after the occurrence of such Total Loss.

         "MAKE-WHOLE PREMIUM," if applicable to the optional redemption of any Term Note, means the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal of such Term Note being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at a rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption) plus 0.375% (three-eighths of one percent) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of such Exchange Notes and such untendered Existing Notes, if any, being redeemed.

         "MANAGEMENT AGREEMENT" means, for each Owner, the Management Agreement, dated the Original Closing Date, between such Owner and the Manager, as the same may be amended from time to time.

         "MANAGEMENT FEE" means, with respect to each Vessel, an amount per year payable semi-annually in arrears on each Payment Date equal to $50,000.

         "MANAGER" means Cambridge Fund Management, L.L.C., a Delaware limited liability company, or any other Person acting from time to time as Manager in accordance with the terms of the Management Agreement.

         "MOODY'S" means Moody's Investors Service, Inc.

         "MORTGAGE" means, for each Vessel, the First Preferred Ship Mortgage for such Vessel, dated the Delivery Date of such Vessel, between the related Owner and the Indenture Trustee, as the same may be amended from time to time.

         "MORTGAGE EVENT OF DEFAULT" means an event of default as defined in the Mortgage.

         "NET REDUCTION IN CONSTRUCTION COSTS" means any net decreases in construction costs for a Vessel which (i) result from actions by the Initial Charterer or Technical Supervisor, (ii) are approved by the related Owner, such approval to not be unreasonably withheld; and (iii) occur after the execution of the related Building Contract on the Original Closing Date but prior to the related Delivery Date.

         "OWNER TAXES" means any income, franchise or equivalent tax, imposed upon or measured by the net income, stated capital or earned surplus of an Owner by any federal, state, local or other taxing authority of any jurisdiction worldwide, or any taxes that result from the willful misconduct or gross negligence of such Owner or from the inaccuracy or breach of any representation, warranty or covenant of such Owner contained in any of Clauses 6, 20, 21(a)(iv), or 22(k) of the Initial Charter or in any document furnished in connection with such Clauses by such Owner, or any taxes that would not have been imposed but for the failure of such Owner (a) to provide to the Initial Charterer (for filing by the Initial Charterer with the taxing jurisdiction imposing such taxes or retention in the Initial Charterer's records) upon the Initial Charterer's timely request such certifications, information, documentation or reports concerning such Owner's identity, jurisdiction of incorporation or residency, or connection with such taxing jurisdiction or (b) to promptly file upon the Initial Charterer's timely request such reports or returns (which shall be prepared with reasonable care in accordance with the Initial Charterer's written instructions) claiming (or availing itself of) any applicable extensions or exemptions (to the extent that timely notice thereof is provided by the Initial Charterer); provided that Owner Taxes shall not include any such tax imposed on any amount that is (i) an indemnity or reimbursement of such Owner, (ii) an operating or maintenance expense, (iii) any tax imposed pursuant to Section 887 of the United States Internal Revenue Code of 1986, as amended, or (iv) a tax for which the Initial Charterer is otherwise liable under the Initial Charter; and provided further that Owner Taxes shall not include any such tax imposed by any government, jurisdiction or taxing authority other than the United States Federal government solely as a result of the location of the Vessel or the Vessel's use by the Initial Charterer.

         "PERMITTED LIENS" means, for each Owner, Liens created under the related Mortgage and Security Documents, the Initial Charter for the related Vessel or other charter or conditional sale contracts and agreements for such Vessel permitted under the Mortgage and Charter Permitted Liens.

         "PERSON" means an individual, a corporation, a partnership, a joint venture, unincorporated association, a joint stock company, a trust or any other entity or a Governmental Authority.

         "PLEDGED STOCK" means all of the capital stock of each Owner, including any additional or substitute shares of capital stock of any such Owner now owned or hereafter acquired by the Ship Holding Company, issued and outstanding at any time or from time to time.

         "RATING AGENCY" means, at any time of determination, each rating agency then rating the Mortgage Notes which shall always include at least one of Moody's or Standard & Poor's or their respective successors.

         "RATING AGENCY CONDITION" means, with respect to any action, that the Rating Agency then rating the Mortgage Notes (of which one must be Standard & Poor's or Moody's) shall have notified Golden State Petroleum, the Owners, Chevron and the Indenture Trustee in writing that such action will not result in a reduction or withdrawal of the rating of any Outstanding Mortgage Note or a placement of the Mortgage Notes on credit watch or surveillance with respect to which it is a Rating Agency.

         "RECURRING FEES" means, for either Vessel, any periodic fees necessary or appropriate to maintain the corporate status of the related Owner, any filing or other fees necessary or appropriate to maintain the status of such Owner as a reporting company under the Exchange Act and to comply with any covenants of such Owner under the related Mortgage, any fees and expenses (including the cost of insurance required by the related Mortgage and not maintained by the charterer under the charter to which such Vessel is then subject) necessary to comply with any covenants under the related Mortgage, any other fees and expenses contemplated to be paid pursuant to the Management Agreement (other than the Management Fee) which the Manager certifies to the Indenture Trustee are qualified to be paid thereunder and any accounting or other professional fees and other expenses, including any fees and expenses of the Rating Agencies, incurred in connection with the foregoing. In addition, each Owner's Recurring Fees will include a pro rata portion of the fees and expenses, including any accounting, administrative or other professional fees, necessary or appropriate to maintain the registration of the Mortgage Notes under the Securities Act, to effect a mandatory redemption, if any, of the Mortgage Notes, to maintain the corporate status of Golden State Petroleum and the status of Golden State Petroleum as a reporting company (if necessary) under the Exchange Act and to comply with any covenants under the Indenture.

         "REMAINING AVERAGE LIFE" means, with respect to the Exchange Notes and the untendered Existing Notes, if any, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) the principal amount of the Existing Notes to be redeemed into (ii) the sum of the products obtained by multiplying (a) the principal component of each payment that would have been made on the Exchange Notes and the untendered Existing Notes, if any, (including payments to be made through operation of the mandatory sinking fund) assuming such Exchange Notes and the untendered Existing Notes, if any, were not subject to early redemption other than by operation of the mandatory sinking fund by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the date on which the Exchange Notes and the untendered Existing Notes, if any, are to be redeemed (the "Settlement Date") and the scheduled due date of such principal payment.

         "REQUIRED NOTEHOLDERS" means the Holders of a 25% or more in aggregate principal amount of the Outstanding Mortgage Notes.

         "REQUIREMENT OF LAW" means, as to any Person, the certificate of incorporation and by-laws or partnership agreement or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

         "SECURITY DOCUMENTS" means the Mortgages, the Assignments of Charter, the Assignments of Charter Supplements, the Assignments of Earnings and Insurances, the Assignments of Guarantee, the Assignments of Management Agreement, each Issue of One Debenture, the Stock Pledge, the Assignments of Building Contract, Assignments of Building Contract Guarantee, and any additional security agreement, assignment or mortgage document entered into by either Owner from time to time in connection with the Secured Instruments.

         "SERIES OF ADDITIONAL NOTES" or "SERIES" means each series of Additional Notes issued pursuant to a Supplemental Indenture.

         "STANDARD & POOR'S" means Standard & Poor's Rating Group, a division of McGraw-Hill Company, Inc.

         "STIPULATED LOSS VALUE" means, for any Vessel on any date, the amount specified in the related Initial Charter as the "Stipulated Loss Value" for such date, which amount will be at least sufficient to redeem in full the Allocated Principal Amount of Mortgage Notes for such Vessel.

         "STOCK PLEDGE" means the Stock Pledge Agreement, dated as of December 1, 1996, between the Ship Holding Company and the Indenture Trustee, as the same may be amended from time to time.

         "TOTAL LOSS" means, with respect to a Vessel, either (a) actual or constructive or compromised or arranged total loss of the Vessel, (b) Compulsory Acquisition of the Vessel or (c) if so declared by the Initial Charterer at any time and in its sole discretion a requisition by a Governmental Authority for hire of the Vessel for a period in excess of 180 days. Any actual loss of the Vessel shall be deemed to have occurred at 1200 hours Greenwich Mean Time ("GMT") on the actual date on which the Vessel was lost or in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred at 1200 hours GMT on the day next following the day on which the Vessel was last heard of. A constructive total loss shall be deemed to have occurred at 1200 hours GMT on the earliest of: (1) the date that notice of abandonment of the Vessel is given to the insurers, provided a claim for total loss is admitted by the insurers, (2) if the insurers do not admit such a claim, at the date and time GMT at which a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred, or (3) the date that a report is rendered by one or more experts in marine surveying and vessel valuation (said experts to be appointed by the Initial Charterer at its expense and approved by the Owner, such approval not to be unreasonably withheld) concluding that salvage, repair and associated costs in restoring the Vessel to the condition specified in each Initial Charter exceed the Vessel's fair market value in sound condition.

         "TOTAL LOSS PAYMENT" means, with respect to each Vessel, the related Initial Charter and a Loss Payment Date, the sum of (a) any deficiency between
(i) the Stipulated Loss Value in relation to the period in question calculated pursuant to the related Initial Charter and (ii) all insurance proceeds for damage to or loss of the Vessel and amounts paid by any governmental authority in connection with any requisition, seizure or forfeiture actually received in hand by Owners prior to or on such Loss Payment Date; and (b) all Charter Hire and Additional Charter Hire accrued (on a daily basis) but unpaid hereunder to such Loss Payment Date and any other sums due under any provisions of the related Initial Charter, together with interest thereon at the Default Rate from the date upon which any such Charter Hire and Additional Charter Hire or other sums was due until the Loss Payment Date.

         "TREASURY YIELD" means, in connection with the calculation of any Make-Whole Premium on the Exchange Notes and the untendered Existing Notes, if any, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) equal to the Remaining Average Life of the Exchange Notes and the untendered Existing Notes, if any; provided that if no United States Treasury security is available with such a constant maturity and for which a closing yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the closing yields of United States Treasury securities for which such yields are given, except that if the average life of the Exchange Notes and the untendered Existing Notes, if any, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         "TRUST ACCOUNTS" means the Revenue Account, the Termination Account, the Casualty Account, the Collateral Account, the Debt Service Reserve Fund, the Operating Account and the Pre-Funding Account.


                                                        Schedule 1
                                          Allocated Principal Amount of the Notes
                             Serial Notes                     Existing Notes                     Total Notes
      Date            Vessel A          Vessel B         Vessel A        Vessel B         Vessel A          Vessel B
      ----            --------          --------         --------        --------         --------          --------
24-Dec-96               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Feb-97               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Aug-97               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Feb-98               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Aug-98               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Feb-99               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Aug-99               24,900,000        26,800,000      63,550,000      63,550,000        88,450,000        90,350,000
01-Feb-2000             22,350,000        24,150,000      63,550,000      63,550,000        85,900,000        87,700,000
01-Aug-2000             22,350,000        24,150,000      63,550,000      63,550,000        85,900,000        87,700,000
01-Feb-2001             19,000,000        20,700,000      63,550,000      63,550,000        82,550,000        84,250,000
01-Aug-2001             19,000,000        20,700,000      63,550,000      63,550,000        82,550,000        84,250,000
01-Feb-2002             15,400,000        17,000,000      63,550,000      63,550,000        78,950,000        80,550,000
01-Aug-2002             15,400,000        17,000,000      63,550,000      63,550,000        78,950,000        80,550,000
01-Feb-2003             11,550,000        13,050,000      63,550,000      63,550,000        75,100,000        76,600,000
01-Aug-2003             11,550,000        13,050,000      63,550,000      63,550,000        75,100,000        76,600,000
01-Feb-2004              7,450,000         8,850,000      63,550,000      63,550,000        71,000,000        72,400,000
01-Aug-2004              7,450,000         8,850,000      63,550,000      63,550,000        71,000,000        72,400,000
01-Feb-2005              3,100,000         4,400,000      63,550,000      63,550,000        66,650,000        67,950,000
01-Aug-2005              3,100,000         4,400,000      63,550,000      63,550,000        66,650,000        67,950,000
01-Feb-2006                      0                 0      63,550,000      63,550,000        63,550,000        63,550,000
01-Aug-2006                      0                 0      63,550,000      63,550,000        63,550,000        63,550,000
01-Feb-2007                      0                 0      63,550,000      63,550,000        63,550,000        63,550,000
01-Aug-2007                      0                 0      62,210,000      63,550,000        62,210,000        63,550,000
01-Feb-2008                      0                 0      60,815,000      62,120,000        60,815,000        62,120,000
01-Aug-2008                      0                 0      59,365,000      60,630,000        59,365,000        60,630,000
01-Feb-2009                      0                 0      57,855,000      59,080,000        57,855,000        59,080,000
01-Aug-2009                      0                 0      56,285,000      57,470,000        56,285,000        57,470,000
01-Feb-2010                      0                 0      54,650,000      55,795,000        54,650,000        55,795,000
01-Aug-2010                      0                 0      52,950,000      54,050,000        52,950,000        54,050,000
01-Feb-2011                      0                 0      51,185,000      52,235,000        51,185,000        52,235,000
01-Aug-2011                      0                 0      49,345,000      50,350,000        49,345,000        50,350,000
01-Feb-2012                      0                 0      47,435,000      48,390,000        47,435,000        48,390,000
01-Aug-2012                      0                 0      45,445,000      46,350,000        45,445,000        46,350,000
01-Feb-2013                      0                 0      43,375,000      44,225,000        43,375,000        44,225,000
01-Aug-2013                      0                 0      41,225,000      42,015,000        41,225,000        42,015,000
01-Feb-2014                      0                 0      38,985,000      39,720,000        38,985,000        39,720,000
01-Aug-2014                      0                 0      36,655,000      37,330,000        36,655,000        37,330,000
01-Feb-2015                      0                 0      34,235,000      34,845,000        34,235,000        34,845,000
01-Aug-2015                      0                 0      31,715,000      32,260,000        31,715,000        32,260,000
01-Feb-2016                      0                 0      29,095,000      29,570,000        29,095,000        29,570,000
01-Aug-2016                      0                 0      26,370,000      26,770,000        26,370,000        26,770,000
01-Feb-2017                      0                 0      23,535,000      23,860,000        23,535,000        23,860,000
01-Aug-2017                      0                 0      20,585,000      20,835,000        20,585,000        20,835,000
01-Feb-2018                      0                 0      17,515,000      17,685,000        17,515,000        17,685,000
01-Aug-2018                      0                 0      14,325,000      14,410,000        14,325,000        14,410,000
01-Feb-2019                      0                 0      10,995,000      10,995,000        10,995,000        10,995,000



================================================================================
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as being authorized by the Companies. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to any person in any jurisdiction where such offers would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

ENFORCEABILITY OF CIVIL LIABILITIES........................................ iii

AVAILABLE INFORMATION...................................................... iii

AVAILABLE INFORMATION RELATING TO
              CHEVRON AND THE INITIAL CHARTERER............................ iii

DEFINED TERMS..............................................................  iv

PROSPECTUS SUMMARY.........................................................   1

RISK FACTORS...............................................................  19

THE EXCHANGE OFFER.........................................................  27

USE OF PROCEEDS............................................................  35

CAPITALIZATION OF THE OWNERS...............................................  36

MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF
        FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.................................................................  36

GOLDEN STATE PETROLEUM TRANSPORT
         CORPORATION.......................................................  53

THE OWNERS.................................................................  54

THE BUILDERS...............................................................  54

BUILDING CONTRACTS.........................................................  55

BUILDING CONTRACT GUARANTEES...............................................  55

CHEVRON AND THE INITIAL CHARTERER..........................................  56

THE INITIAL CHARTERS.......................................................  58

DESCRIPTION OF THE EXCHANGE NOTES..........................................  67

ADDITIONAL NOTES...........................................................  83

THE MORTGAGES..............................................................  85

MATERIAL UNITED STATES FEDERAL INCOME
         TAX CONSEQUENCES..................................................  89

CERTAIN ISLE OF MAN TAX CONSEQUENCES.......................................  93

MANAGEMENT AGREEMENTS......................................................  93

PLAN OF DISTRIBUTION.......................................................  94


RATING   ..................................................................  94

LEGAL MATTERS..............................................................  95

APPENDIX A ................................................................  94

CERTAIN SHIPPING TERMS ....................................................  94

GLOSSARY OF CERTAIN TERMS .................................................  94

================================================================================


                                  $127,100,000


                             Golden State Pertoleum
                             Transport Corporation

                         8.04% First Preferred Exchange
                                 Mortgage Notes
                                    Due 2019


                            -----------------------

                                   Prospectus

                            -----------------------



                           Cambridge Partners, L.L.C.




                               ________ __, 1997

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

GOLDEN STATE PETROLEUM TRANSPORT CORPORATION

         Golden State Petroleum is a corporation organized under the General Corporation Law of the State of Delaware. Reference is made to Section 145 of the Delaware General Corporation Law as to indemnification by Golden State Petroleum of its officers and directors.

         Section VIII of the By-Laws of Golden State Petroleum provides for indemnification of its directors and officers as follows:

         The corporation shall (i) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, and (ii) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (e) of
         Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendments, only to the extent such amendment permits the corporation to broader indemnification rights than permitted prior thereto). The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

GOLDEN STATE PETRO (IOM I-A) PLC AND GOLDEN STATE PETRO (IOM I-B) PLC

         Each of the Owners is a corporation incorporated under the laws of the Isle of Man. Section 151 of the Isle of Man Companies Act 1931 provides that any provision (whether contained in the articles of association of the corporation or elsewhere) exempting any director, officer or auditor (collectively, "Officer") or indemnifying him or her against any liability which would attach to him or her in relation to any negligence, default, breach of duty or breach of trust is void. However, Section 151 also provides that an Isle of Man corporation may indemnify any Officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted or in connection with any application under Section 337 of the Isle of Man Companies Act 1931 in which relief is granted by a court. Section 337 provides that, if in any proceedings for negligence, default, breach of duty or breach of trust against any Officer it appears to the court hearing the case that the person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably and that, having regard to all the circumstances of the case, including those connected with his appointment, he or she ought fairly be excused, that court may relieve him or her either wholly or partly his or her liability on such terms as the court thinks fit. Additionally, under Section 337, where any Officer has reason to believe that any claim will or might be made against him or her, he or she may apply to court for relief as if an action had already been brought against him.

         An Isle of Man corporation has the power to purchase and maintain insurance on behalf of an Officer against any liability alleged against him or her for negligence, default, breach of duty or breach of trust.

         Article 126 of the Articles of Association of each of the Owners provides for indemnification of directors and officers as follows:

         Every director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities (including any such liability as is mentioned in paragraph
         (c) of the proviso to Section 151 of the Companies Act, 1931), which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto, but this Article shall only have effect insofar as its provisions are not avoided by the said section.

         The effectiveness of such article is subject to the provisions of
Section 151 of the Isle of Man Companies Act 1931 as discussed above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (A) EXHIBITS

                 3.1  --   Certificate of Incorporation of Golden State
                           Petroleum.
                 3.2  --   Bylaws of Golden State Petroleum.
                 3.3  --   Memorandum and Articles of Association of Golden
                           State Petro (IOM I-A) PLC.
                 3.4  --   Memorandum and Articles of Association of Golden
                           State Petro (IOM I-B) PLC.
                 4.1  --   Indenture, dated as of December 1, 1996, among Golden
                           State Petroleum, the Owners and the Indenture
                           Trustee, in respect of the 8.04% First Preferred
                           Mortgage Notes due 2019.
                 4.2  --   Stock Pledge Agreement between Golden State Holdings
                           I Ltd. and the Indenture Trustee.
                 4.3  --   Issue of One Debenture, dated as of December 1, 1997,
                           between Golden State Petro (IOM I-A) PLC and the
                           Indenture Trustee.
                *4.4  --   Issue of One Debenture, dated as of December 1, 1996,
                           between Golden State Petro (IOM I-B) PLC and the
                           Indenture Trustee.
                 4.5  --   Assignment of Charter, dated as of December 1, 1996,
                           between Golden

                           State Petro (IOM I-A) PLC and the Indenture Trustee.
                *4.6  --   Assignment of Charter, dated as of December 1, 1996,
                           between Golden State Petro (IOM I-B) PLC and the
                           Indenture Trustee.
                 4.7  --   Assignment of Shipbuilding Contract and Agreement on
                           Contract for Technical Matters, dated as of December
                           1, 1996, among Golden State Petro (IOM-IA) PLC and
                           the Indenture Trustee.
                *4.8  --   Assignment of Shipbuilding Contract and Agreement on
                           Contract for Technical Matters, dated as of December
                           1, 1996, among Golden State Petro (IOM-IB) PLC and
                           the Indenture Trustee.
                 4.9  --   Assignment of Building Contract Guarantee, dated as
                           of December 1, 1996, between Golden State Petro (IOM
                           I-A) PLC and the Initial Charterer.
                *4.10 --   Assignment of Building Contract Guarantee, dated as
                           of December 1, 1996, between Golden State Petro (IOM
                           I-B) PLC and the Initial Charterer.
                 4.11 --   Guarantee, made as of December 24, 1996, from Chevron
                           to Golden State Petro (IOM I-A) PLC.
                *4.12 --   Guarantee, made as of December 24, 1996, from Chevron
                           to Golden State Petro (IOM I-B) PLC.
                 4.13 --   Assignment of Management Agreement, dated as of
                           December 1, 1996, between Golden State Petro (IOM
                           I-A) PLC and the Indenture Trustee.
                *4.14 --   Assignment of Management Agreement, dated as of
                           December 1, 1996, between Golden State Petro (IOM
                           I-B) PLC and the Indenture Trustee.
                 4.15 --   Form of Exchange Note.
                 5.1  --   Opinion of Thacher Proffitt & Wood, counsel to the
                           Owners, as to the validity of the Exchange Notes.
                10.1  --   Serial Note Purchase Agreement, dated December 19,
                           1996, among Donaldson, Lufkin & Jenrette Securities
                           Corporation, Golden State Petroleum and each Owner.
                10.2  --   Term Note Purchase Agreement, dated December 19,
                           1996, among Donaldson, Lufkin & Jenrette Securities
                           Corporation, Golden State Petroleum and each Owner.
                10.3  --   Shipbuilding Contract, made as of December 24, 1996,
                           among Golden State Petro (IOM I-A) PLC and the
                           Builders.
               *10.4  --   Shipbuilding Contract, made as of December 24, 1996,
                           among Golden State Petro (IOM I-B) PLC and the
                           Builders.
                10.5  --   Promissory Note from Golden State Petro (IOM I-A) PLC
                           to Samsung Heavy Industries Co. Ltd.
                10.6  --   Agreement on Contract for Technical Matters, made as
                           of December 24, 1996, among Golden State Petro
                           (IOM-IA) PLC, Samsung Heavy Industries Co., Ltd and
                           Chevron Shipping company, as agent for the Initial
                           Charterer.
               *10.7  --   Agreement on Contract for Technical Matters, made as
                           of December 24, 1996, among Golden State Petro
                           (IOM-IB) PLC, Samsung Heavy Industries Co., Ltd and
                           Chevron Shipping company, as agent for the Initial
                           Charterer.
                10.8  --   Bareboat Charter, made as of December 24, 1996,
                           between Golden State Petro (IOM I-A) PLC and the
                           Initial Charterer.

               *10.9  --   Bareboat Charter, made as of December 24, 1996, by
                           and between Golden State Petro (IOM I-B) PLC and the
                           Initial Charterer.
                10.10 --   Management Agreement, dated as of December 1, 1996,
                           between Golden State Petro (IOM I-A) PLC and
                           Cambridge Fund Management LLC.
               *10.11 --   Management Agreement, dated as of December 1, 1996,
                           between Golden State Petro (IOM I-B) PLC and
                           Cambridge Fund Management LLC.
                10.12 --   Agency Agreement, dated as of December 24, 1996,
                           between the Owners and Golden State Petroleum.
                10.13 --   Registration Rights Agreement, dated as of December
                           24, 1996, among Golden State Petroleum, Donaldson,
                           Lufkin & Jenrette Securities Corporation and each
                           Owner.
               +23.1  --   Consent of Coopers & Lybrand L.L.P. (New York)
               +23.3  --   Consent of Coopers & Lybrand LLP (Isle of Man)
                23.5  --   Consent of Thacher Proffitt & Wood (contained in
                           Exhibit 5.1).
                23.6  --   Consent of Cains.
                25.1  --   Statement of eligibility of trustee on Form T-1.
                99.1  --   Letter of Transmittal.
                99.2  --   Notice of Guaranteed Delivery.
-----------
* Substantially identical to corresponding document of Golden State Petro (IOM I-A) PLC, except as to the parties thereto.

+        To be filed.

ITEM 22. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Golden State Petroleum, an undersigned registrant, hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         Each of Golden State Petro (IOM I-A) PLC and Golden State Petro (IOM I-B) PLC, each an undersigned registrant, hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 30, 1997.

                                   GOLDEN STATE PETROLEUM TRANSPORT
                                   CORPORATION


                                   By: /s/ John McFadden
                                      -----------------------------
                                           John McFadden


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on April 30, 1997.



             NAME                                          TITLE
             ----                                          -----


      /s/ John McFadden              President (Principal Executive Officer)
     -------------------------
        John McFadden



      /s/ Joseph Avantario           Treasurer and Director (Principal Financial
     -------------------------       and Accounting Officer)
        Joseph Avantario

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 30, 1997.

                                   GOLDEN STATE PETRO (IOM I-A) PLC


                                   By:/s/ John McFadden
                                      -----------------------------
                                           John McFadden
                                           President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on April 30, 1997.



             NAME                                       TITLE
             ----                                       -----



   /s/ John McFadden               President and Director (Principal Executive
-----------------------------      Officer)
   John McFadden




  /s/ Joseph Avantario             Treasurer (Principal Financial and Accounting
-----------------------------      Officer)
   Joseph Avantario



  /s/ Nunzio Lipomi                Director
-----------------------------
   Nunzio Lipomi



  /s/ Andrew Baker                 Director
-----------------------------
   Andrew Baker

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 30, 1997.

                                   GOLDEN STATE PETRO (IOM I-B) PLC


                                   By:/s/ John McFadden
                                      -----------------------------
                                           John McFadden
                                           President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on April 30, 1997.



            NAME                                  TITLE
            ----                                  -----



      /s/ John McFadden            President (Principal Executive Officer)
   ----------------------------
        John McFadden



    /s/ Joseph Avantario           Treasurer and Director (Principal Financial
   ----------------------------    and Accounting Officer)
     Joseph Avantario



      /s/ Andrew Baker             Director
   ----------------------------
        Andrew Baker

                                INDEX TO EXHIBITS

         3.1  --   Certificate of Incorporation of Golden State Petroleum.
         3.2  --   Bylaws of Golden State Petroleum.
         3.3  --   Memorandum and Articles of Association of Golden State Petro
                   (IOM I-A) PLC.
         3.4  --   Memorandum and Articles of Association of Golden State Petro
                   (IOM I-B) PLC.
         4.1  --   Indenture, dated as of December 1, 1996, among Golden State
                   Petroleum, the Owners and the Indenture Trustee, in respect of the 8.04% First Preferred Mortgage Notes due 2019.
         4.2  --   Stock Pledge Agreement between Golden State Holdings I Ltd.
                   and the Indenture Trustee.
         4.3  --   Issue of One Debenture, dated as of December 1, 1997, between
                   Golden State Petro (IOM I-A) PLC and the Indenture Trustee.
         4.4  --   Issue of One Debenture, dated as of December 1, 1996, between
                   Golden State Petro (IOM I-B) PLC and the Indenture Trustee.
         4.5  --   Assignment of Charter, dated as of December 1, 1996, between
                   Golden State Petro (IOM I-A) PLC and the Indenture Trustee.
         4.6  --   Assignment of Charter, dated as of December 1, 1996, between
                   Golden State Petro (IOM I-B) PLC and the Indenture Trustee.
         4.7  --   Assignment of Shipbuilding Contract and Agreement on Contract
                   for Technical Matters, dated as of December 1, 1996, among
                   Golden State Petro (IOM-IA) PLC and the Indenture Trustee.
         4.8  --   Assignment of Shipbuilding Contract and Agreement on Contract
                   for Technical Matters, dated as of December 1, 1996, among
                   Golden State Petro (IOM-IB) PLC and the Indenture Trustee.
         4.9  --   Assignment of Building Contract Guarantee, dated as of
                   December 1, 1996, between Golden State Petro (IOM I-A) PLC and the Initial Charterer.
         4.10 --   Assignment of Building Contract Guarantee, dated as of
                   December 1, 1996, between Golden State Petro (IOM I-B) PLC and the Initial Charterer.
         4.11 --   Guarantee, made as of December 24, 1996, from Chevron to
                   Golden State Petro (IOM I-A) PLC.
         4.12 --   Guarantee, made as of December 24, 1996, from Chevron to
                   Golden State Petro (IOM I-B) PLC.
         4.13 --   Assignment of Management Agreement, dated as of December 1,
                   1996, between Golden State Petro (IOM I-A) PLC and the
                   Indenture Trustee.
         4.14 --   Assignment of Management Agreement, dated as of December 1,
                   1996, between Golden State Petro (IOM I-B) PLC and the
                   Indenture Trustee.
         4.15 --   Form of Exchange Note.
         5.1  --   Opinion of Thacher Proffitt & Wood, counsel to the Owners, as to the validity of the Exchange Notes.
        10.1  --   Serial Note Purchase Agreement, dated December 19, 1996,
                   among Donaldson, Lufkin & Jenrette Securities Corporation,
                   Golden State Petroleum and each Owner.
        10.2  --   Term Note Purchase Agreement, dated December 19, 1996, among

                   Donaldson, Lufkin & Jenrette Securities Corporation, Golden
                   State Petroleum and each Owner.
        10.3  --   Shipbuilding Contract, made as of December 24, 1996, among
                   Golden State Petro (IOM I-A) PLC and the Builders.
        10.4  --   Shipbuilding Contract, made as of December 24, 1996, among
                   Golden State Petro (IOM I-B) PLC and the Builders.
        10.5  --   Promissory Note from Golden State Petro (IOM I-A) PLC to
                   Samsung Heavy Industries Co. Ltd.
        10.6  --   Agreement on Contract for Technical Matters, made as of
                   December 24, 1996, among Golden State Petro (IOM-IA) PLC,
                   Samsung Heavy Industries Co., Ltd and Chevron Shipping
                   company, as agent for the Initial Charterer.
        10.7  --   Agreement on Contract for Technical Matters, made as of
                   December 24, 1996, among Golden State Petro (IOM-IB) PLC,
                   Samsung Heavy Industries Co., Ltd and Chevron Shipping
                   company, as agent for the Initial Charterer.
        10.8  --   Bareboat Charter, made as of December 24, 1996, between
                   Golden State Petro (IOM I-A) PLC and the Initial Charterer.
        10.9  --   Bareboat Charter, made as of December 24, 1996, by and
                   between Golden State Petro (IOM I-B) PLC and the Initial
                   Charterer.
        10.10 --   Management Agreement, dated as of December 1, 1996, between
                   Golden State Petro (IOM I-A) PLC and Cambridge Fund
                   Management LLC.
        10.11 --   Management Agreement, dated as of December 1, 1996, between
                   Golden State Petro (IOM I-B) PLC and Cambridge Fund
                   Management LLC.
        10.12 --   Agency Agreement, dated as of December 24, 1996, between the
                   Owners and Golden State Petroleum.
        10.13 --   Registration Rights Agreement, dated as of December 24, 1996, among Golden State Petroleum, Donaldson, Lufkin & Jenrette
                   Securities Corporation and each Owner.
        23.1  --   Consent of Coopers & Lybrand L.L.P. (New York)
        23.3  --   Consent of Coopers & Lybrand LLP (Isle of Man)
        23.5  --   Consent of Thacher Proffitt & Wood (contained in Exhibit
                   5.1).
        23.6  --   Consent of Cains.
        25.1  --   Statement of eligibility of trustee on Form T-1.
        99.1  --   Letter of Transmittal.
        99.2  --   Notice of Guaranteed Delivery.